Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

Archrock, Inc.,
a Delaware corporation,

Archrock Services, L.P.,
a Delaware limited partnership,

Archrock NGCSI Merger Sub, Inc.,
a Delaware corporation,

Natural Gas Compression Systems, Inc.,
a Michigan corporation

and

Wolverine Securityholders’ Representative, LLC
a Michigan limited liability company,
as the Securityholders’ Representative

Dated as of March 10, 2025

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

TABLE OF CONTENTS

1.	Description of Transaction	2

1.1	Merger of Merger Sub into the Company	2
1.2	Effect of the Merger	2
1.3	Closing; Effective Time	2
1.4	Articles of Incorporation and Bylaws; Directors and Officers	3
1.5	Conversion of Shares	3
1.6	Treatment of Company Options and Company Warrants	4
1.7	Pre-Closing Statement; Payment Spreadsheet	4
1.8	Closing Payments	5
1.9	Post-Closing Merger Consideration Adjustment	6
1.10	Exchange of Certificates; Letters of Transmittal	9
1.11	Intended Tax Treatment	11

2.	Representations and Warranties of the Company	11

2.1	Organization and Good Standing	12
2.2	Authority Relative to this Agreement	12
2.3	Capitalization; Subsidiaries	13
2.4	Non-contravention	14
2.5	Financial Statements	14
2.6	Undisclosed Liabilities	16
2.7	Absence of Certain Changes	16
2.8	Litigation; Compliance with Laws; Permits	18
2.9	Tax Matters	19
2.10	Tangible Properties and Assets	21
2.11	Intellectual Property	22
2.12	Contracts	24
2.13	Labor and Employment Matters	26
2.14	Employee Benefit Plan Matters	29
2.15	Environmental Matters	30
2.16	Insurance	31
2.17	Certain Business Relationships	31
2.18	Books and Records	31
2.19	Anti-Bribery and Anti-Corruption	32
2.20	Export Control; Sanctions	32
2.21	Material Suppliers	32
2.22	Material Customers	32
2.23	Bank Accounts	33
2.24	Brokers’ Fees	33
2.25	Product and Service Warranties and Liabilities	33
2.26	Disclaimer of Other Representations and Warranties	33
2.27	No Reliance	34

3.	Representations and Warranties of Archrock, Parent and Merger Sub	34

3.1	Organization and Good Standing	34
3.2	Authority Relative to this Agreement	34
3.3	Non-Contravention	35

3.4	Merger Sub	35
3.5	Financing	35
3.6	No Stockholder Approval	35
3.7	CFIUS Matters	36
3.8	Brokers’ Fees	36
3.9	Investment Intent; Due Diligence Review	36
3.10	Disclaimer of Other Representations and Warranties	36
3.11	No Reliance	36

4.	Certain Covenants and Agreements	37

4.1	Conduct of the Business	37
4.2	Access	37
4.3	Contact with Customers, Suppliers and Other Business Relations	39
4.4	Shareholder Written Consent; Information Statement	39
4.5	Appropriate Action; Consents; Filings	40
4.6	Confidentiality; Public Announcements	41
4.7	Employee Matters	41
4.8	Tax Matters	43
4.9	Directors and Officers Insurance and Indemnification; Tail Policies	44
4.10	Release	45
4.11	R&W Insurance	46
4.12	Merger Sub Stockholder Consent	46
4.13	Delivery of Financial Statements	47
4.14	Termination of Related Party Contracts	47
4.15	[Reserved.]	47
4.16	280G	47
4.17	Physical Inventory Count	48
4.18	Pre-Closing Sale or Transfer of Owned Real Property	48

5.	Conditions to Obligations to Close	49

5.1	Conditions to the Obligations of Each Party under this Agreement	49
5.2	Additional Conditions to the Obligations of Parent and Merger Sub	50
5.3	Additional Conditions to Obligation of the Company	52

6.	Termination	52

6.1	Termination of Agreement	52
6.2	Effect of Termination; Termination Fees	54

7.	Limited Indemnification	56

7.1	Indemnification	56
7.2	Indemnity Actions	57
7.3	Limitation on Actions	58
7.4	Indemnity Escrow	59
7.5	Effect of Knowledge or Waiver of Condition	61
7.6	No Contribution	62
7.7	Rights under Other Transaction Documents	62
7.8	Tax Consequences of Payments	62

8.	Miscellaneous Provisions	62

8.1	Fees and Expenses	62
8.2	Remedies	62
8.3	No Third-Party Beneficiaries	63
8.4	Entire Agreement	63
8.5	Succession and Assignment	63
8.6	Counterparts; Electronic Delivery	63
8.7	Headings	64
8.8	Notices	64
8.9	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	65
8.10	Amendments and Waivers	66
8.11	Severability	66
8.12	Disclosure Schedule	66
8.13	Consent to Representation	67
8.14	Interpretation	68
8.15	Further Assurances	68
8.16	Securityholders’ Representative	69
8.17	No Survival of Representations, Warranties and Covenants	71
8.18	Archrock Guarantee	72

Exhibits and Schedules

Exhibit A	Certain Definitions
Exhibit B-1	Form of MBCA Certificate of Merger
Exhibit B-2	Form of DGCL Certificate of Merger
Exhibit C	Form of Support Agreement
Exhibit D	Letter of Transmittal
Exhibit E	Payment Spreadsheet
Exhibit F	Form of Restrictive Covenant Agreement
Exhibit G	Sample Closing Statement
Exhibit H	Shareholder Written Consent
Exhibit I	Form of Consultancy Agreement
Exhibit J	Information Statement
Exhibit K	Form of Escrow Agreement
Exhibit L	Form of Paying Agent Agreement
Exhibit M	Form of Employee Agreement

Schedule A	Accounting Principles

v

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 10, 2025, by and among Archrock, Inc., a Delaware corporation (“Archrock”), Archrock Services, L.P., a Delaware limited partnership (“Parent”), Archrock NGCSI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Natural Gas Compression Systems, Inc., a Michigan corporation (the “Company”) and Wolverine Securityholders’ Representative, LLC, a Michigan limited liability company, in its capacity as the initial securityholders’ representative (the “Securityholders’ Representative”). Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in Exhibit A.

Recitals

A.	Parent, Merger Sub and the Company desire to effect the merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Michigan Business Corporation Act (the “MBCA”) and the Delaware General Corporate Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.	The board of managers of the general partner of Parent and the board of directors of Merger Sub have (i) determined that it is in the best interests of each such entity and its respective equityholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

C.	The board of directors of the Company has (i) determined that it is fair to and in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the Company Shareholders adopt this Agreement and approve the Merger.

D.	To induce Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each Key Shareholder is entering into a Support Agreement in favor of Parent, substantially in the form of Exhibit C (collectively, the “Support Agreements”). Pursuant to the Support Agreements, the Key Shareholders (who collectively hold a majority of the outstanding shares of Company Common Stock) have agreed, among other things, to execute and deliver a written consent adopting and approving this Agreement and the Transactions, including the Merger.

E.	Immediately following the execution and delivery of this Agreement, the Key Shareholders will execute and deliver to the Company, and the Company shall thereafter deliver to Parent, the Shareholder Written Consent constituting the Requisite Shareholder Approval.

F.	At or prior to the Closing, and as a condition and inducement to Parent’s willingness to consummate the Transactions, the Restricted Persons will enter into Restrictive Covenant Agreements with Parent.

G.	At or prior to the Closing, and as a condition and inducement to Parent’s willingness to consummate the Transactions, each Specified Individual will enter into a Consultancy Agreement with Parent, in substantially the form attached hereto as Exhibit I (collectively, the “Consultancy Agreements”).

H.	Concurrently with the execution of this Agreement, NGCSE, Inc. (“NGCSE”), Archrock and one or more Affiliates of Archrock are entering into an agreement and plan of merger (the “NGCSE Merger Agreement”), pursuant to which a newly formed subsidiary of Archrock will merge with and into NGCSE, with NGCSE surviving such merger as a wholly owned subsidiary of Archrock.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the parties to this Agreement, intending to be legally bound, agree as follows:

1.	Description of Transaction

1.1           Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the MBCA and the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2           Effect of the Merger. The Merger will have the effects set forth in this Agreement and in the applicable provisions of the MBCA and the DGCL. No dissenters’ or appraisal rights will be available with respect to the Transactions, including any remedy under Sections 762 et seq. of the MBCA.

1.3           Closing; Effective Time.

(a)           The consummation of the Transactions (the “Closing”) will take place by means of a virtual closing through electronic exchange of signatures and other deliverables at 9:00 a.m. (Central time) on a Business Day designated by Parent, which will be no later than the third (3rd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time, date and place as Parent and the Company may mutually agree in writing; provided, that notwithstanding the foregoing, in no event shall the Closing occur prior to May 1, 2025. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)           Contemporaneously with or as promptly as practicable after the Closing, the Company and Merger Sub shall cause (i) a certificate of merger substantially in the form attached hereto as Exhibit B-1 to be filed with the Department of Licensing and Regulatory Affairs of the State of Michigan (“LARA”) (the “MBCA Certificate of Merger”) and (ii) a certificate of merger substantially in the form attached hereto as Exhibit B-2 to be filed with the Secretary of State of the State of Delaware (the “DGCL Certificate of Merger”, and together with the MBCA Certificate of Merger, the “Certificates of Mergers”), in each case, in accordance with the applicable provisions of the MBCA and the DGCL, as applicable, and shall make other filings required under the MBCA and the DGCL, as applicable. The Merger will become effective as of the later of: (A) the time that the MBCA Certificate of Merger is filed and accepted by LARA, (B) the time that the DGCL Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware and (C) such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificates of Merger (the effective time of the Merger is referred to as the “Effective Time”).

1.4           Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time, and without any further action on the part of the Company and Merger Sub:

(a)            the articles of incorporation of the Surviving Corporation will be amended and restated as of the Effective Time in a form acceptable to Parent;

(b)           the bylaws of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub will be changed to the name of the Surviving Corporation; and

(c)            the directors and officers of the Surviving Corporation immediately after the Effective Time will be those Persons designated by Parent in its sole discretion.

1.5           Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Shareholder:

(i)            each issued and outstanding share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Sub or any Subsidiary of the Company, in each case, immediately prior to the Effective Time (each, a “Disregarded Share”), if any, will be automatically canceled without payment of any consideration with respect thereto and will cease to exist;

(ii)           each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Disregarded Shares, will be converted automatically into the right to receive an amount in cash equal to the Per Share Merger Consideration without interest, subject to adjustment following the Closing for the release of amounts, if any, from the Adjustment Escrow Account, the Indemnity Escrow Account or the Expense Fund; and

(iii)          each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted automatically into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation and will constitute the only outstanding share of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub will be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)           No interest will be paid or accrued, and no Company Shareholder will be entitled to receive, any interest upon surrender of any Company Common Stock.

(c)            The amount of cash that each holder is entitled to receive pursuant to this Agreement for the shares of Company Common Stock and the shares of Company Common Stock subject to Company Warrants, as the case may be, held by such holder will be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable to each holder for all shares of Company Common Stock and all shares of Company Common Stock subject to Company Warrants.

1.6           Treatment of Company Options and Company Warrants.

(a)            At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time will automatically be canceled and converted into the right to receive an Option Cancellation Payment. For avoidance of doubt, the canceled Company Options will not be treated as issued and outstanding shares of Company Common Stock for purposes of Section 1.5(a)(ii) or Section 1.5(a)(iii).

(b)           At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time will be automatically canceled and converted into the right to receive, for each share of Company Common Stock subject to such Company Warrant, an amount in cash equal to: (i) the Per Share Merger Consideration, without interest; minus (ii) the exercise price per share of Company Common Stock subject to such Company Warrant, subject to adjustment following the Closing for the release of amounts, if any, from the Adjustment Escrow Account, the Indemnity Escrow Account or the Expense Fund. All payments to the former holders of Company Warrants will be made on the same schedule and subject to the same terms and conditions as apply to payments to the Company Shareholders with respect to the Company Common Stock held by them. In the event the exercise price of a Company Warrant is greater than or equal to the Per Share Merger Consideration, such Company Warrant will be canceled immediately prior to the Effective Time for no consideration and the holder thereof shall have no further rights or interest with respect thereto.

(c)           Prior to the Effective Time, the Company will take all actions required to (i) effectuate the provisions of this Section 1.6, and (ii) ensure that, after the Effective Time, neither a holder of a Company Option or a Company Warrant, any beneficiary thereof, nor any other Person will have any right to acquire from the Company any securities of the Company or to receive any payment or benefit with respect thereto, except as provided in Sections 1.5 or 1.6, as applicable.

1.7           Pre-Closing Statement; Payment Spreadsheet.

(a)            At least four (4) Business Days prior to the Closing Date and in no event earlier than ten (10) Business Days prior to the Closing Date, the Company will deliver to Parent:

(i)            a written statement (the “Pre-Closing Statement”) in a manner consistent with the Sample Closing Statement setting forth in reasonable detail and with reasonable supporting documentation the Company’s good faith estimates of: (i) the Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”) and the Estimated Closing Date Net Working Capital Adjustment; (ii) the Closing Date Cash (“Estimated Closing Date Cash”); (iii) the Closing Date Company Debt (“Estimated Closing Date Company Debt”), including an estimate of the Funded Indebtedness included in Estimated Closing Date Company Debt; (iv) the Closing Date Company Transaction Expenses (“Estimated Closing Date Company Transaction Expenses”); (v) the Closing Date Funded CapEx (“Estimated Closing Date Funded CapEx”), (vi) the Closing Date Unfunded CapEx (“Estimated Closing Date Funded CapEx”); and (vii) the resulting Estimated Total Merger Consideration derived from the foregoing. If Parent objects to the Pre-Closing Statement or any of the calculations thereof, Parent may during the period after receipt of the Pre-Closing Statement and, no later than one (1) Business Day prior to the Closing Date, deliver to the Company a written notice containing the changes that Parent proposes to be made to the Pre-Closing Statement, together with a reasonably detailed explanation of such changes, and upon receipt of such written notice from Parent, Parent and the Company will attempt to resolve their differences (during which the Company will consider in good faith any changes that Parent may have in respect of the items and calculations contained in the Pre-Closing Statement) and may agree upon an updated Pre-Closing Statement; provided, that the Company shall revise the Pre-Closing Statement to correct any manifest error identified by Parent to the extent the Company, acting in good faith, agrees with such error; provided, further, that, if Parent and the Company are unable to reach such agreement, the Company’s calculations as reflected on its Pre-Closing Statement originally delivered to Parent pursuant to the first sentence of this clause (i) of Section 1.7(a) will control for purposes of determining the payments to be made upon the Closing, but not, for the avoidance of doubt, any other purpose of this Agreement; and

(ii)           a spreadsheet setting forth the information set forth on Exhibit E (the “Payment Spreadsheet”), together with payoff letters and other documentation in support of the calculation of the amounts set forth on the Payment Spreadsheet.

(b)           Between the period starting from when the Company delivers the Pre-Closing Statement to Parent until the Closing, the Company will provide to Parent during normal business hours, and in such a manner as not to unreasonably interfere with the normal business operations of the Company, reasonable access to (i) all documents and information used in preparing the Pre-Closing Statement, and all other documents and information reasonably requested by Parent to verify or recalculate the items set forth on the Pre-Closing Statement, and (ii) the Company’s officers, employees, agents and other personnel (including outside accountants and other advisors but subject to the execution of customary work paper access letters if requested), in each case, who is responsible for and knowledgeable about the information used in the preparation of the Pre-Closing Statement, as is reasonably requested by Parent to assist Parent in its review of the Pre-Closing Statement and the determinations to be contained therein.

1.8           Closing Payments. At the Closing, Parent will:

(a)            pay or cause to be paid the Funded Indebtedness to the applicable recipients and designated accounts set forth on the Payment Spreadsheet;

(b)           deposit or cause to be deposited with the Paying Agent an amount equal to the Estimated Total Merger Consideration;

(c)           deposit or cause to be deposited into segregated accounts with the applicable Escrow Agent (i) an amount equal to the Adjustment Escrow Amount (the account into which the Adjustment Escrow Amount is deposited, the “Adjustment Escrow Account”), (ii) an amount equal to the Indemnity Escrow Amount (the account into which the Indemnity Escrow Amount is deposited, the “Indemnity Escrow Account”) and (iii) an amount equal to the Expense Fund, each account to be administered and distributed in accordance with the terms of the applicable Escrow Agreement and this Agreement (for avoidance of doubt, the Expense Fund is for the sole benefit of the Securityholders in accordance with Section 8.16, and neither Parent, the Surviving Corporation nor any of their respective Affiliates will have or assert any interest in or rights to the Expense Fund). Each of Parent and the Securityholders’ Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the funds from the Adjustment Escrow Account and Indemnity Escrow Account, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement; and

(d)           pay or cause to be paid the Estimated Closing Date Company Transaction Expenses to the applicable recipients and designated accounts set forth on the Payment Spreadsheet, except for the Option Cancellation Payments which will be withheld by Parent and paid to or caused to be paid to the Company Optionholders on the Closing Date net of applicable Tax withholding and deduction).

1.9           Post-Closing Merger Consideration Adjustment.

(a)            Preliminary Closing Statement. Within 120 days following the Closing Date, Parent will deliver or cause to be delivered to the Securityholders’ Representative a written statement in a manner consistent with the Sample Closing Statement (the “Preliminary Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation of: (i) the Closing Date Net Working Capital and the resulting Closing Date Net Working Capital Adjustment; (ii) the Closing Date Cash; (iii) the Closing Date Company Debt; (iv) the Closing Date Company Transaction Expenses; (v) the Closing Date Funded CapEx; (vi) the Closing Date Unfunded CapEx; and (vii) the resulting proposed Total Merger Consideration and Per Share Merger Consideration derived from the foregoing clauses (i) through (vi). The Preliminary Closing Statement will not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions, including the Merger, or arising from any act, decision or event occurring after the Closing. The parties agree that in determining the components of Closing Date Net Working Capital, the parties will not permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than those used in the calculation of the Target Amount without the written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed). The Securityholders’ Representative will have the opportunity to review the Preliminary Closing Statement until 11:59 p.m. on the date that is 45 days following the Securityholders’ Representative’s receipt thereof (the “Review Period”). During the Review Period, upon the Securityholders’ Representative’s reasonable request, Parent will provide, during normal business hours and in such a manner as not to unreasonably interfere with the normal business operations of Parent, reasonable access to the Securityholders’ Representative and its representatives to (i) all documents and information used in preparing the Preliminary Closing Statement, and all other documents and information reasonably requested by the Securityholders’ Representative to verify or recalculate the items set forth on the Preliminary Closing Statement, and (ii) members of its accounting and financial staff and outside accountants (subject to the execution of customary work paper access letters if requested) who worked on the Preliminary Closing Statement. Any information shared with the Securityholders’ Representative will be subject to the provisions of the Confidentiality Agreement, and neither Parent nor the Company shall have any obligation to provide information or access to information, materials or persons if doing so could reasonably be expected to (x) result in the waiver of any attorney-client privilege or the disclosure of any trade secrets or (y) violate any Law or the terms of any applicable contract to which the Company or any of its Affiliates is party. The Preliminary Closing Statement will become final, conclusive and binding on the parties unless, prior to the end of the Review Period, the Securityholders’ Representative notifies Parent in writing of any objections thereto (an “Objection Notice”), identifying in reasonable detail the disputed items, the estimated amounts of the disputed items if then reasonably determinable and the basic facts underlying such objections; provided, that (A) any such objections will only be made on the basis that the amounts set forth in the Preliminary Closing Statement resulted from manifest, mathematical or clerical error or were not determined in accordance with the definitions of Closing Date Cash, Closing Date Company Debt, Closing Date Net Working Capital, Closing Date Funded CapEx, Closing Date Unfunded CapEx and Closing Date Company Transaction Expenses set forth in this Agreement and (B) no objection will be made with respect to an Inventory Count, which shall be resolved in accordance with Section 4.17(b). If the Securityholders’ Representative timely delivers an Objection Notice to Parent, Parent and the Securityholders’ Representative will negotiate in good faith for a period of thirty (30) days (or such longer period as they may agree) in an effort to resolve such objections. If Parent and the Securityholders’ Representative resolve some or all of such objections within that time period, they will document their resolution in writing, and such resolution will be final, conclusive and binding on the parties solely with respect to the resolved matters. If Parent and the Securityholders’ Representative are unable to resolve all objections within the allowed time period, either Parent or the Securityholders’ Representative may refer the matters still in dispute for resolution as provided in Section 1.9(b).

(b)           Disputes. Any unresolved dispute concerning the Preliminary Closing Statement under Section 1.9(a) will be referred for resolution to BDO USA, P.C (“BDO”), who may be retained by Parent or the Securityholders’ Representative, provided, that any dispute relating to an Inventory Count shall be resolved in accordance with Section 4.17(b). If the parties are unable to engage BDO for any reason, then Parent and the Securityholders’ Representative will each designate a nationally or regionally recognized independent accounting firm with whom it and its Affiliates have no current professional relationship, and the accounting firm to resolve the dispute will be chosen by lot (BDO or any other chosen accounting firm is referred to in this Agreement as the “Accounting Firm”). Parent and the Securityholders’ Representative will promptly execute any agreement reasonably required by the Accounting Firm for its engagement hereunder. Within ten (10) days following the agreement of the Accounting Firm to serve hereunder, each of Parent and the Securityholders’ Representative shall deliver to the other party and the Accounting Firm (i) the Pre-Closing Statement, the Preliminary Closing Statement, the Objection Notice and such work papers, invoices and other reports and information relating to the unresolved objections as the Accounting Firm may request and (ii) Parent’s or the Securityholders’ Representative’s, as applicable, proposed resolution of each objection and any materials it wishes to present to justify the resolution it so presents (the foregoing items (i) and (ii) together forming Parent’s or Securityholders’ Representative’s, as applicable, “Submission”). The Accounting Firm will act as an expert and not an arbitrator and will resolve only the disputed items that have been referred to it pursuant to this Section 1.9(b) and only in accordance with the procedures and terms set forth in this Agreement, without regard to principles of equity. The Accounting Firm shall agree that prior to its engagement, Parent and the Securityholders’ Representative may have exchanged certain proposals relating to the Objection Notices that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or dispute resolution process, including with respect to the Accounting Firm’s engagement in such dispute. The Accounting Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the Objection Notices, and Federal Rules of Evidence Rule 408 shall apply to any subsequent dispute arising from this Section 1.9(b). The Accounting Firm will have no authority or power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The Accounting Firm must resolve each disputed item within the range of differences between Parent’s and the Securityholders’ Representative’s positions. The Accounting Firm shall be bound by a mutually agreeable confidentiality agreement, which shall preserve the confidentiality of any proceeding before the Accounting Firm. No party or any Affiliate or representative of a party will meet or discuss any substantive matters with the Accounting Firm without Parent and the Securityholders’ Representative and their respective representatives present or having the opportunity following at least three (3) Business Days’ prior written notice to be present, either in person or by telephone. The Accounting Firm may also require a party to answer questions that it deems relevant to the resolution of the dispute. All materials and information (including answers to questions) submitted to the Accounting Firm must be concurrently delivered to each other party. All disputes with respect to the application of Accounting Principles or the mathematical calculation of components of the Preliminary Closing Statement will be resolved exclusively by the Accounting Firm. Parent and the Securityholders’ Representative shall use their respective commercially reasonable efforts to cause the Accounting Firm to make a determination with respect to matters referred to it pursuant to this Section 1.9(b) as soon as practicable and shall direct the Accounting Firm to deliver a written report containing its final determination of the disputed items submitted to it hereunder in any event within thirty (30) days after receipt of the Submissions, which determination, absent fraud or manifest error, will be final, conclusive and binding upon the parties hereto. The Accounting Firm may not award interest, damages or penalties. Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, Closing Date Cash, Closing Date Company Debt, Closing Date Company Transaction Expenses, Closing Date Funded CapEx, Closing Date Unfunded CapEx and the resulting Total Merger Consideration and the Per Share Merger Consideration derived therefrom will be used in calculating the Underpayment Amount or Overpayment Amount pursuant to Section 1.9(c). The Accounting Firm will determine the allocation of its fees and expenses between Parent and the Securityholders’ Representative based on the inverse of the percentage that the Accounting Firm’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Accounting Firm. For example, if the total amount of the disputed items as originally submitted to the Accounting Firm equal $1,000 and the Accounting Firm awards $600 in favor of Securityholders’ Representative’s position, 60% of the fees and expenses of the Accounting Firm would be borne by Parent and 40% of the fees and expenses of the Accounting Firm would be borne by the Securityholders’ Representative.

(c)            Purchase Price Adjustment Payments.

(i)            If the Total Merger Consideration is greater than the Estimated Total Merger Consideration (such excess amount, the “Underpayment Amount”), then within three (3) Business Days following the determination of the Total Merger Consideration pursuant to this Section 1.9: (A) Parent will pay or cause to be paid the Underpayment Amount by wire transfer of immediately available funds to the account designated by the Paying Agent for further distribution to the Securityholders based on each such Securityholder’s Pro Rata Share in accordance with the Payment Spreadsheet and Paying Agent Agreement, subject to applicable withholding Tax and deductions; and (B) Parent and the Securityholders’ Representative will execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release and disburse the Adjustment Escrow Amount and all other amounts in the Adjustment Escrow Account to the Paying Agent, in each case for further distribution to the Securityholders based on each such Securityholder’s Pro Rata Share in accordance with the Payment Spreadsheet and Paying Agent Agreement, subject to applicable withholding Tax and deductions.

(ii)           If the Total Merger Consideration is less than the Estimated Total Merger Consideration (such shortfall amount, the “Overpayment Amount”), then within three (3) Business Days following the determination of the Total Merger Consideration pursuant to this Section 1.9, Parent and the Securityholders’ Representative will execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to (A) pay to Parent the Overpayment Amount from and to the extent of funds then remaining in the Adjustment Escrow Account, by wire transfer of immediately available funds to the account designated by Parent, and (B) release and disburse to the Paying Agent (for further distribution to the Securityholders based on each such Securityholder’s Pro Rata Share in accordance with the Payment Spreadsheet and the Paying Agent Agreement) any funds remaining in the Adjustment Escrow Account after payment of the Overpayment Amount to Parent in accordance with subclause (A) of this Section 1.9(c)(ii). Recovery from the Adjustment Escrow Account will be the sole and exclusive remedy available to Parent or Merger Sub for any Overpayment Amount and no Securityholder will have any further Liability for any portion of the Overpayment Amount in excess of the balance in the Adjustment Escrow Account.

(iii)          If the Total Merger Consideration is equal to the Estimated Total Merger Consideration, Parent and the Securityholders’ Representative will execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release and disburse the Adjustment Escrow Amount and all other amounts in the Adjustment Escrow Account to the Paying Agent, in each case for further distribution to the Securityholders based on each such Securityholder’s Pro Rata Share in accordance with the Payment Spreadsheet and the Paying Agent Agreement, subject to applicable withholding Tax and deductions.

(iv)         The funds in the Adjustment Escrow Account are to be distributed to Parent, the Paying Agent and/or the Surviving Corporation solely and exclusively in accordance with this Section 1.9(c) and the terms of the Escrow Agreement; the funds in the Adjustment Escrow Account are not available and may not be used for any other purpose.

(v)           Any payment made pursuant to this Section 1.9 will be treated as an adjustment to the Merger Consideration for all Tax purposes, unless otherwise required by applicable Tax Law.

(d)           No Double Counting. For the avoidance of doubt, and notwithstanding anything else contained in this Agreement to the contrary, no items included in the calculation of Closing Date Cash, Closing Date Net Working Capital, Closing Date Company Debt, Closing Date Funded CapEx, Closing Date Unfunded CapEx or Closing Date Company Transaction Expenses (or any components thereof) may be double counted.

1.10         Exchange of Certificates; Letters of Transmittal.

(a)            Payments; Closing Date Deposits. JPMorgan Chase Bank, N.A. will act as paying agent in the Merger (the “Paying Agent”) pursuant to the Paying Agent Agreement. Parent will, at the Closing, deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the Per Share Merger Consideration payable to each Company Shareholder pursuant to Section 1.5(a)(ii) and each holder of a Company Warrant pursuant to Section 1.6(b), for further distribution to each such Person.

(b)           Letter of Transmittal – Company Common Stock. Promptly following the Effective Time, Parent will instruct the Paying Agent to electronically transmit to each Person who was (or was deemed to be) a record holder of Company Common Stock immediately prior to the Effective Time: (i) a letter of transmittal in substantially the form of Exhibit D (a “Letter of Transmittal”) and (ii) instructions to effect the exchange of certificates for shares of Company Common Stock (“Company Stock Certificates”) for the portion of the Merger Consideration payable with respect to such Company Common Stock. From and after the Effective Time, upon the surrender to the Paying Agent of a Company Stock Certificate (or an affidavit of lost stock certificate as described in Section 1.10(f)), together with a duly executed Letter of Transmittal, the holder of such Company Common Stock will be entitled to receive in exchange therefor cash in an amount equal to the portion of the Merger Consideration that such holder has the right to receive pursuant to Section 1.5(a)(ii), and each Company Stock Certificate so surrendered will forthwith be cancelled. From and after the Effective Time and until surrendered as contemplated by this Section 1.10(b): (1) each Company Stock Certificate that prior to the Effective Time represented shares of Company Common Stock will be deemed to represent only the right to receive the portion of the Merger Consideration payable with respect to such shares; and (2) the holder of each such Company Stock Certificate will cease to have any rights with respect to the shares of Company Common Stock formerly represented thereby. No interest will accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate.

(c)            Letter of Transmittal – Company Warrants. Promptly following the Effective Time, Parent will instruct the Paying Agent to electronically transmit to each Person who was a holder of Company Warrants immediately prior to the Effective Time: (i) a Letter of Transmittal; and (ii) instructions to obtain the portion of the Merger Consideration payable with respect to such Company Warrants. From and after the Effective Time, upon the surrender to the Paying Agent of the applicable Company Warrants (or an affidavit of lost stock certificate or lost warrant as described in Section 1.10(f)), together with a duly executed Letter of Transmittal, the holder of such Company Warrants will be entitled to receive in exchange therefor cash in an amount equal to the portion of the Merger Consideration that such holder has the right to receive pursuant to Section 1.6(b). From and after the Effective Time, (1) each Company Warrant will be deemed to represent only the right to receive the portion of the Merger Consideration payable with respect to such Company Warrant; and (2) the holder of each such Company Warrant will cease to have any rights with respect to such Company Warrant or shares of Company Common Stock represented thereby. No interest will accrue or be paid on any Merger Consideration payable following submission of a Letter of Transmittal.

(d)           Payments to Others. If payment of Merger Consideration in respect of any shares of Company Common Stock converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it will be a condition to such payment that: (i) the Company Stock Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer; and (ii) the Person requesting such payment has paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or has established to the satisfaction of Parent that such Tax is not payable.

(e)            Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and no transfer of shares of Company Capital Stock will thereafter be made. From and after the Effective Time, each holder of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Company.

(f)            Lost Certificates or Company Warrants. In the event any Company Stock Certificate representing shares of Company Common Stock or any Company Warrant has been lost, stolen or destroyed, Parent will cause the Paying Agent to deliver and/or pay, in exchange for such lost, stolen or destroyed certificate(s) or warrant(s), the portion of the Merger Consideration payable with respect to the shares of Company Common Stock represented thereby or Company Warrants, as applicable; provided that, as a condition thereto, Parent or the Paying Agent may require the execution and delivery of an affidavit containing an indemnity from such holder against any claim that may be made with respect to such lost Company Stock Certificate or Company Warrant, but no other security therefor.

(g)           Undistributed Funds. Any portion of the Merger Consideration that remains undistributed to Securityholders as of the date that is twelve (12) months after the Closing Date will be delivered to Parent upon demand, and those Securityholders who have not theretofore complied with the provisions of this Section 1.10, will thereafter look only to Parent for satisfaction of their claims for the Merger Consideration and other amounts payable with respect to the shares of Company Common Stock previously represented by such Company Stock Certificates or subject to Company Warrants evidenced by the Company Warrants, in each case, without interest.

(h)            Escheat. Neither Parent nor any other Person will be liable to any Securityholder or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Law. Any Merger Consideration or other amounts remaining unclaimed by Securityholders three (3) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) will, to the extent permitted by applicable Law, become the property of Parent free and clear of any Lien.

(i)             Withholding. Notwithstanding anything to the contrary contained in this Agreement, each of the Paying Agent, Parent, the Surviving Corporation and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such Tax amounts as Parent determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law. To the extent such amounts are deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding the foregoing, Parent will (other than with respect to any payments that will be made through the Surviving Corporation’s payroll processing system in accordance with Section 1.8(d)) notify the applicable payee(s) of the Paying Agent’s, Parent’s, Surviving Corporation’s or their respective Affiliates’ intention to make such deduction or withholding as soon as practicable (and, in any event, will use commercially reasonable efforts to provide such notification not less than three (3) Business Days before any such deduction of withholding is to be made) and will cooperate in good faith with the applicable payee(s) to mitigate or eliminate any such deduction or withholding.

(j)             Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Securityholders’ Representative to be reasonably necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, the Securityholders’ Representative and the directors and officers of the Surviving Corporation and Parent will be fully authorized (in the name of the Company or otherwise) to take such action

(k)            Reliance by Parent and Paying Agent. For the avoidance of doubt, the Per Share Merger Consideration with respect to each share of Company Common Stock held by the Company Shareholders, and each share of Company Common Stock subject to Company Warrants, and the amounts that the Securityholders and the holders of Company Options shall be entitled to receive hereunder shall be calculated by the Company (as of the Closing) and the Securityholders’ Representative (after the Closing) by allocating each payment of a portion of the Estimated Total Merger Consideration and the Total Merger Consideration, as applicable, in accordance with (i) the Organizational Documents of the Company, (ii) with respect to each Company Option, the calculation of the Option Cancellation Payment in accordance with the terms and conditions of this Agreement and the respective Company Option, (iii) with respect to each Company Warrant, the calculation of the amount payable to the holder thereof in accordance with the terms and conditions of this Agreement and the respective Company Warrant. Archrock, Parent and Paying Agent shall be entitled to rely on the accuracy of the Payment Spreadsheet in all respects, and Parent’s obligation to make any payments pursuant to this Article 1 shall be deemed fulfilled to the extent payments are made by the applicable paying party in accordance with the Payment Spreadsheet.

(l)             Certain Payments. Parent shall pay or cause to be paid transaction bonuses to such employees and in such amounts as are indicated by the Securityholders’ Representative in a writing delivered to Parent at least five days prior to Closing. Such payments shall be net of applicable Tax withholding and deductions and otherwise in accordance with the payroll practices of the Surviving Corporation, Parent or one of their Affiliates; provided, however, that an employee shall only be entitled to receive a transaction bonus if he or she remain continuously employed by the Surviving Corporation or one of its or Parent’s Affiliates from the Closing Date through the date that their duties are fully discharged, as determined in the sole judgment of the Securityholders’ Representative (such date, the “Completion Date”). If any employee ceases to remain continuously employed by the Surviving Corporation or one of its or Parent’s Affiliates from the Closing Date through the Completion Date, such employee shall not be entitled to receive any transaction bonus and the amount that otherwise was to be paid to such employee (plus the employer portion of any employment or unemployment, social security, payroll or similar Taxes attributable thereto) shall be paid to the Paying Agent for further distribution to the Securityholders based on each such Securityholders’ Pro Rata Share in accordance with the Payment Spreadsheet and Paying Agent Agreement. All employee bonuses paid pursuant to this section shall be treated as a Company Transaction Expense.

1.11         Intended Tax Treatment. The parties intend that the Transactions (including the Merger) will be treated for U.S. federal and applicable state income tax purposes as taxable sale of (1) Company Common Stock by the Company Shareholders and (2) Company Warrants by the holders of Company Warrants, in each case, to Parent in which gain or loss is recognized by each Securityholder pursuant to Section 1001(a) of the Code (the “Intended Tax Treatment”). Absent a final determination to the contrary within the meaning of Section 1313(a) of the Code or any analogous provision of state or local Law, the parties will report consistently with the Intended Tax Treatment for applicable Tax purposes.

2.	Representations and Warranties of the Company

Except as expressly set forth in the Disclosure Schedule (as interpreted in accordance with Section 8.12), the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement and the Closing Date as follows (except for the representations and warranties that refer to a specific date, which are made as of such date):

2.1           Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The copies of the Organizational Documents previously made available by the Company to Parent are true, correct and complete. The Company has all requisite corporate power and authority to own, lease and license its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties or assets owned, leased or licensed by it or the nature of its business makes such qualification or license necessary (and each such jurisdiction is set forth Section 2.1 of the Disclosure Schedule), except where the Company’s failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not be material to the Company.

2.2           Authority Relative to this Agreement.

(a)            The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and, subject to receipt of the Requisite Shareholder Approval, to consummate the Merger and the other Transactions to which the Company is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and, upon receipt of the Requisite Shareholder Approval following the execution of this Agreement, the consummation of the Merger and the other Transactions to which the Company is a party have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

(b)           The board of directors of the Company (the “Company Board”), by resolutions duly and unanimously adopted and approved (and not thereafter modified or rescinded), has (i) adopted and approved (as applicable) this Agreement, the Merger and the other Transaction Documents and Transactions to which the Company is a party, and determined that this Agreement, the Merger and such other Transaction Documents and Transactions, upon the terms and subject to the conditions set forth herein, is advisable and in the best interests of the Company and the holders of Company Common Stock and Company Warrants and in accordance with the provisions of applicable Law and the Organizational Documents of the Company, (ii) has submitted this Agreement to the Key Shareholders for the purpose of adoption and approval hereof and (iii) unanimously recommends that the holders of Company Common Stock (including the Key Shareholders) adopt and approve this Agreement, the Merger and the other Transaction Documents and Transactions to which the Company is a party.

(c)            Except for the Requisite Shareholder Approval and, if required, the 280G Vote (as defined in Section 280 of the Code), no other vote or approval of the holders of any class or series of capital stock or other Equity Interests of the Company is necessary to adopt or approve this Agreement, the Merger, the other Transaction Documents and Transactions to which the Company is a party. No current or former holder of Company Common Stock is entitled to appraisal, quasi-appraisal, dissenter or similar rights under the MBCA, and the Board of Directors of the Company has not adopted any resolution or taken any other action that could entitle any current or former holder of Company Common Stock to any appraisal, quasi-appraisal or similar rights following the Closing.

2.3           Capitalization; Subsidiaries.

(a)            Section 2.3 of the Disclosure Schedule sets forth a true, correct and complete list of the number of authorized, issued and outstanding shares of Company Capital Stock (and any other Equity Interests or voting interests of the Company), the names of the record owners thereof, and the number, type, class and series of Equity Interests or voting interests held by each such owner (including, in respect of any Company Options or Company Warrants, the number of shares of Company Common Stock (and the class and series of such Company Common Stock) into which such Equity Interest is exercisable as of the date hereof, and additionally, in respect of any Company Options, the date of grant, the expiration date and the per-share exercise price of each Company Option). Each Company Option is fully vested. Each Company Option and Company Warrant was granted or issued in compliance with all applicable Laws and, in the case of Company Options, the terms and conditions of any plan pursuant to which such Company Options were issued. Except as set forth on Section 2.3 of the Disclosure Schedule, all of the issued and outstanding shares of Company Common Stock have been, and all shares which may be issued pursuant to the exercise or conversion of the Company’s other Equity Interests, if and when issued, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights; and (iii) free of any Liens (other than transfer restrictions under the Securities Act and applicable state securities Laws). Except as set forth on Section 2.3 of the Disclosure Schedule, there are no outstanding or authorized Equity Interests, voting interests, options, warrants, restricted shares, stock units, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for (or obligation the Company to effect) the issuance, allotment, disposition or acquisition of any Equity Interests. There are no commitments or agreements to provide any equity-based or equity-linked compensation that has not been granted. There are no outstanding or authorized stock appreciation, phantom stock, profits interests or similar rights with respect to the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests. No former direct or indirect holder of any Equity Interests of the Company has any claim or rights against the Company or any other holder of Equity Interests of the Company (in their capacity as such) that remains unresolved. The Company does not have any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock. Except as set forth on Section 2.3 of the Disclosure Schedule: (A) there are no voting trusts, proxies or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party or by which the Company is bound; and (B) there are no agreements or understandings relating to the registration, sale, voting or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Common Stock, or any other investor rights, including rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, governance, board observation, visitation or information or operational covenants (the items described in the foregoing clauses (A) and (B), collectively, the “Rights Agreements”). On or prior to the Effective Time, all Rights Agreements (if any) will have been terminated and of no further force or effect. The Company has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, Organizational Document or agreement in connection with the offer, sale, issuance or allotment of any of the Company Capital Stock.

(b)           The Company does not have any Subsidiaries or hold any Equity Interests in any other Person. The Company does not own, of record or beneficially, or control, directly or indirectly, any Equity Interests or other ownership, capital, voting or participation interest, or any right (contingent or otherwise) to acquire the same, in any Person. The Company has neither agreed nor is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

2.4           Non-contravention.

(a)            Assuming that all consents, approvals, authorizations and permits described on Section 2.4(a) of the Disclosure Schedule have been obtained and all filings and notifications described in Section 2.4(b) have been made, neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party, nor the consummation of the Transactions (including the Merger), will: (i) result in the creation or imposition of any Lien, other than Permitted Liens, on any of the properties or assets of the Company or any Lien on the shares of Company Common Stock, (ii) conflict with, or result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or automatic loss of any benefit under, (A) any provision of the Organizational Documents of the Company or any resolution adopted by the Company Shareholders or the Company Board, (B) any Material Contract of the Company, or (C) any applicable Law.

(b)            Except for the filing of the MBCA Certificate of Merger, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents to which the Company is a party or the consummation of the Transactions to which the Company is a party (including the Merger). The execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party does not, and the consummation of the Transactions (including the Merger) by the Company will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, approval, regulation, permit or other similar instrument from a Governmental Authority that is held by the Company or that otherwise relates to the Business or to any of the properties or assets owned or used by the Company.

2.5           Financial Statements.

(a)            The Company has delivered to Parent (i) the audited balance sheet of the Company as of March 31, 2024, and the related statements of income and cash flows for the twelve (12)-month period then ended (the “Audited Financial Statements”), and (ii) the unaudited balance sheet of the Company as of December 31, 2024 (the “Company Balance Sheet,” and such date the “Company Balance Sheet Date”), and the related statement of income and cash flows for the nine (9)-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements collectively, the “Company Financial Statements”). The Company Financial Statements (A) are derived from and are in accordance with the books and records of the Company, (B) except as set forth on Section 2.5(a) of the Disclosure Schedule, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (C) present fairly in all material respects the financial condition and results of operation of the Company as of the dates therein indicated and the results of operations and cash flows for the periods therein specified (subject, in the case of the Interim Financial Statements, to the absence of notes, other presentation items and normal year-end adjustments which are not material, individually or in the aggregate, to the Company Financial Statements), and (D) are true and correct in all material respects. Upon delivery to Parent following the date of this Agreement in accordance with Section 4.13, the Monthly Financial Statements will (1) be derived from and in accordance with the books and records of the Company, (2) except as set forth on Section 2.5(a) of the Disclosure Schedule, be prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (3) present fairly in all material respects the financial condition and results of the operation of the Company as of the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject to the absence of notes, other presentation items and normal year-end adjustments which are not material, individually or in the aggregate, to the Company). Except as set forth on Section 2.5(a) of the Disclosure Schedule, the Accounting Principles applied consistently in the Audited Financial Statements were, in all material respects, consistently applied to the Interim Financial Statements for all interim periods and will be consistently applied to the Monthly Financial Statements in all material respects, subject, in each case, to the absence of notes, other presentation items and normal year-end adjustments which are not material, individually or in the aggregate, to the Company Financial Statements.

(b)           Section 2.5(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Debt outstanding as of the close of business on the Business Day immediately preceding the date of this Agreement, including, for each item of Company Debt, the operative agreements governing such Company Debt, true, correct and complete copies of which have been provided to Parent. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

(c)            Except as set forth on Section 2.5(c) of the Disclosure Schedule, all Inventory, whether or not reflected in the Company Financial Statements, and, for the avoidance of doubt reflected in Net Working Capital, consists of a quality and quantity usable and saleable in the Ordinary Course and fit for the purposes and uses intended by the Company, except for obsolete, damaged or defective items and items of below-standard quality, in each case, that have been written off or written down to fair market value or for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP and in Net Working Capital in accordance with the Accounting Principles. All Inventory is owned by the Company free and clear of all Liens, other than Permitted Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory as of the Closing Date are usable, sufficient and reasonable for the operations of the Business in the present circumstances of the Company. The historical values at which the inventory of the Company has been presented to Parent with respect to the past three (3) years have been determined in accordance with the customary valuation policies of the Company and in accordance with GAAP, as consistently applied by the Company. All Inventory of the Company as of the Closing consisting of raw materials, work in process, finished goods, in transit inventory and parts and replacement items are free of any defect or deficiency. The Company is not in possession of any Inventory included in the calculation of Net Working Capital not owned by the Company, including goods already sold.

(d)           Each of the currently outstanding Accounts Receivables arose from bona fide transactions in the Ordinary Course and represents the valid obligation of the account debtor (subject only to the Enforceability Exceptions) and no material contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice or permitted pursuant to the applicable Contract) has been asserted or, to the Company’s Knowledge, is threatened by any of the account debtors of such Accounts Receivables. Any reserve for bad debts shown on the Company Financial Statements or, with respect to Accounts Receivable arising after the Company Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP consistently applied. All existing Accounts Receivables, net of reserves, are fully collectible within ninety (90) days following their respective due dates. The Company has good and valid title to the Accounts Receivables free and clear of all Liens, except for Permitted Liens, and no written agreement for deduction, free services or goods, discounts or other deferred price or quantity adjustments has been made with respect to such Accounts Receivables other than in the Ordinary Course. The Company has not written off any of such Accounts Receivables as uncollectible, except for normal cash discounts accrued in the Ordinary Course.

(e)            All accounts payables of the Company (i) reflected in the Company Financial Statements arose from bona fide transactions in the Ordinary Course and (ii) arising after the Company Balance Sheet Date are the result of bona fide transactions in the Ordinary Course. Section 2.5(e) of the Disclosure Schedule sets forth an aging of all accounts payables of the Company as of January 31, 2025.

2.6           Undisclosed Liabilities. Except as set forth on Section 2.6 of the Disclosure Schedule, the Company does not have any Liabilities of any nature that would be required to be included in or reserved against on a balance sheet prepared in accordance with GAAP other than (i) Liabilities set forth in the Company Balance Sheet, (ii) Liabilities incurred since the Company Balance Sheet Date in the Ordinary Course and that do not result from any breach of Contract, warranty, infringement, tort or violation of or liability under applicable Law, (iii) Liabilities under Contracts entered into in the Ordinary Course that do not arise from any breach by the Company of any such Contracts, (iv) Liabilities under this Agreement and the other Transaction Documents or incurred in connection with the Transactions (including the Merger), or (v) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Business.

2.7           Absence of Certain Changes. Since the Company Balance Sheet Date, except as set forth on Section 2.7 of the Disclosure Schedule:

(a)            the Company has conducted the Business in the Ordinary Course;

(b)           there has not been any event, occurrence or development which has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(c)            the Company has not suffered any loss or destruction of any property or assets (whether or not covered by insurance) in excess of $2,500,000 in the aggregate;

(d)           the Company has conducted its cash management activities (including the timing of invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) in the Ordinary Course;

(e)            the Company has not sold, leased, pledged, transferred, disposed of, abandoned or assigned any of its Permits or assets that are material to the Business as currently conducted, and the Company has not mortgaged, pledged or subjected any asset to a Lien that will survive Closing (other than a Permitted Lien);

(f)            there has not been any change in or amendments to the Organizational Documents of the Company, except to the extent expressly required under Article 1 of this Agreement;

(g)           there has not been any split, subdivision, combination or reclassification of any Company Capital Stock or other Equity Interests of the Company;

(h)           the Company has not issued, pledged, transferred, delivered, redeemed, sold or otherwise disposed of any of the Company Capital Stock or other Equity Interests, or granted or pledged any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company Capital Stock or other Equity Interests;

(i)             except for cash dividends paid in full at or prior to Closing (including those contemplated by Section 4.1), the Company has not declared, set aside or paid any dividend or made any distribution with respect to its Company Capital Stock or other Equity Interests;

(j)             the Company has not made a change to its accounting methods, principles or practices, except as required by a change in applicable Law or GAAP;

(k)            other than in the Ordinary Course, (i) the Company has not entered into any Contract that would constitute a Material Contract and (ii) the Company has not amended, modified, extended, renewed, accelerated, waived any material right under or terminated any Material Contract (other than automatic extensions, renewals or terminations in the Ordinary Course);

(l)             the Company has not made any capital investment in, or loan to, any other Person (excluding extensions of trade credit in the Ordinary Course) in excess of $250,000;

(m)           the Company has not incurred, assumed or guaranteed any Company Debt in an aggregate amount exceeding $2,500,000, other than as a result of borrowings on existing bank facilities and the Subordinated Debt;

(n)           the Company has not engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(o)           except (x) for obligations constituting Company Transaction Expenses to be discharged at or prior to the Closing, (y) to the extent required by Law or (z) to the extent required by any Contract, including a Company Employee Plan, as in effect on the Company Balance Sheet Date, the Company has not taken any action to: (i) pay any bonus to or increase the compensation payable to any Company Employee, other than increases in base salary in the Ordinary Course; (ii) grant any loans, severance pay or benefit, change of control bonus, retention bonus or termination pay to any Company Employee; (iii) establish, adopt, enter into, terminate or amend any Company Employee Plan or Collective Bargaining Agreement; (iv) accelerate the vesting, or payment, of any compensation or benefit under any Company Employee Plan (except to the extent expressly contemplated under Article 1 of this Agreement); or (v) hire or terminate without cause any employee of the Company at a level of Vice President or above or, for any employee at a level below Vice President, other than hirings to fill open existing roles;

(p)           the Company has not canceled or terminated any Insurance Policy without obtaining comparable substitute insurance coverage or otherwise failed to take commercially reasonable efforts to maintain any such Insurance Policy;

(q)           the Company has not (i) sold, transferred, licensed, sublicensed, abandoned, allowed to expire or otherwise disposed of any material Company Intellectual Property, other than non-exclusive licenses granted to customers or suppliers in the Ordinary Course, or (ii) amended or modified in any material respect any existing Contract or rights with respect to any material Company Intellectual Property, other than in the Ordinary Course;

(r)             the Company has not acquired (directly or indirectly, including by merger, consolidation, acquisition of Equity Interests or assets, or otherwise) any Person or any Equity Interests, assets (other than the purchase of equipment, Inventory or other assets in the Ordinary Course), business or division thereof;

(s)            the Company has not commenced or settled any Proceeding, in either case, by or against the Company, (i) that would impose any restrictions or limitations (or otherwise impose any behavioral or non-monetary remedy upon the operation of the Business or the Company) or (ii) having an amount at issue in excess of $1,000,000;

(t)             the Company has not (i) delayed or postponed the repair or maintenance of any compressor equipment, compressor units, compressor fleets, Inventory, fabrication equipment or facilities, vehicles or other material assets or properties of the Company other than inactive compressors that are not currently in use or leased to customers, or (ii) varied any Inventory purchase practices (including the acceleration or delay in the purchase of Inventory), in each case, outside of the Ordinary Course;

(u)           the Company has not (i) made any settlement of or compromised any Tax liability, (ii) except in the Ordinary Course, changed any material Tax election or made any new material Tax election, (iii) changed any Tax method of accounting or adopted any new Tax method of accounting, (iv) surrendered any right to claim a refund of Taxes, (v) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or (vi) taken any other action outside of the Ordinary Course that would reasonably be expected to materially increase the Tax liability of the Company for any period after the Closing Date;

(v)           the Company has not canceled any indebtedness owed to the Company or waived any claims or rights of material value; and

(w)           the Company has not made any Capital Expenditures in excess of $100,000 individually or $500,000 in the aggregate; and

(x)            the Company has not authorized, resolved, undertaken, committed or agreed to do any of the foregoing.

2.8           Litigation; Compliance with Laws; Permits.

(a)            Except as set forth on Section 2.8(a) of the Disclosure Schedule, there are no, and in the last three (3) years (or longer if unresolved) there have been no, Proceedings pending, threatened in writing, or to the Company’s Knowledge, threatened orally against or involving the Company or any of its properties (including the Leased Real Property) or assets (or, to the Company’s Knowledge, any of its directors, officers or other Company Employees, in each case, in their capacities as such). The Company is not subject to any outstanding Order (other than Orders of general applicability affecting companies operating in the same industry) with respect to the Company or the Business and, to the Company’s Knowledge, no such Order is threatened to be imposed by any Governmental Authority with respect to the Company or the Business.

(b)           Except as set forth in Section 2.8(b) of the Disclosure Schedule, in the last three (3) years, the Company has complied in all material respects with, is not in violation in any material respect of, and has not received notice of any material violation with respect to, any applicable Law or Order.

(c)            The Company possesses, maintains and is in compliance in all material respects with the terms and conditions of all licenses, approvals, permits, certificates, registrations, waivers, exemptions and other authorizations of any Governmental Authority required to use, own and operate the Business as currently conducted (collectively “Permits”). The Company is not in default or violation in any material respect under any such Permits, and no event, circumstances or state of facts has occurred or, to the Company’s Knowledge, is threatened which, with notice or the lapse of time, or both, would constitute a default or violation in any material respect under any of the Permits. There are no Proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation, termination or modification of any of the Company’s Permits. The Permits held by the Company are listed on Section 2.8(c) of the Disclosure Schedule.

2.9           Tax Matters. Except as set forth in Section 2.9 of the Disclosure Schedule:

(a)            The Company has properly completed and timely filed all income and other material Tax Returns required to be filed by it on or before the Closing Date (after giving effect to any valid extensions of time in which to make such filings that were properly granted by the applicable Governmental Authority) and has timely paid all income and other material Taxes (whether or not shown on a Tax Return) required to be paid by it on or before the Closing Date. All income and other material Tax Returns that have been filed by the Company have been prepared in accordance with applicable Tax Law and are accurate and complete (or will be accurate and complete when filed) in all material respects. There are no Liens for Taxes against any of the properties or assets of the Company other than Permitted Liens.

(b)           The Company has delivered or made available to Parent true, correct and complete copies of all income and other material Tax Returns for the last three (3) Tax years. Section 2.9(b) of the Disclosure Schedule lists each income Tax Return filed by or on behalf of the Company for the last three (3) Tax years.

(c)           There is (i) no examination, audit, dispute or claim pending, threatened in writing or, to the Company’s Knowledge, otherwise threatened with respect to any material Tax Return or material Taxes of the Company, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes on appeal or pending with any Governmental Authority, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company that is currently in effect and (iv) no agreement to any extension of time for filing any material Tax Return that has not been filed (other than extensions automatically granted in the Ordinary Course). No adjustment relating to any Tax Return filed by the Company has been proposed in writing, asserted or assessed to the Company or any of its Representatives. In the last three (3) years, no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company does not file a particular Tax Return that the Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(d)           The Company has not been and will not be required to include any material adjustment of Taxable income for any Pre-Closing Tax Period (or portion thereof) pursuant to Section 263A of the Code or any comparable provision under state, local or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

(e)           The Company is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation Contract (excluding Contracts entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes).

(f)           The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that would reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Tax Law.

(g)           The Company has not participated in, and is not currently participating in, any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Tax Law.

(h)           The Company has never (i) been a member of a consolidated, combined, unitary or aggregate group, (ii) had any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract (other than any commercial Contract entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes), by operation of Law or otherwise or (iii) been a party to any joint venture, partnership or other agreement that would reasonably be treated as a partnership for Tax purposes.

(i)             The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a voluntary or required change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date or (vi) material prepaid amount or deferred revenue received on or prior to the Closing Date.

(j)             The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(k)           The Company has (i) withheld (within the time and in the manner prescribed by applicable Tax Law) in connection with any amounts paid or owing to any Company Employee, Company Contractor, customer, creditor, shareholder or other Person, and paid over to the proper Governmental Authorities (or is properly holding for such timely payment) all material Taxes required to be so withheld and paid over under all applicable Tax Law, and (ii) timely filed all material withholding Tax Returns for all periods through and including the Closing Date.

(l)             The Company has not deferred any payroll Taxes or claimed any payroll Tax credits permitted by or created pursuant to the CARES Act or pursuant to any other Laws implementing any Order or directive of a Governmental Authority.

(m)           The unpaid Taxes of the Company did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto). Since the Company Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course or otherwise inconsistent with past custom and practice.

(n)           None of the assets of the Company were transferred to the Company as part of a plan that included the transactions contemplated by this Agreement.

(o)           The Company is not, and has not been at any time during the last five (5) years, a “United States real property holding corporation” (as defined in Section 897 of the Code) for U.S. federal income tax purposes.

2.10           Tangible Properties and Assets.

(a)           A true, correct and complete list of all real property owned by the Company is set forth on Section 2.10(a) of the Disclosure Schedule (the “Owned Real Property”) together with the address and legal descriptions for each Owned Real Property. Except for the Owned Real Property, the Company does not own any real property. The Company is not a party to any Contract to purchase or sell any real property and no party has a right of first offer, right of first refusal, purchase option or other right to acquire any of the Owned Real Property. The Company does not use or occupy any real property (by lease, license or otherwise) other than the Real Property. None of the Real Property or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

(b)           A true, correct and complete list of all real property leased by the Company is set forth on Section 2.10(b) of the Disclosure Schedule (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has made available to Parent true, correct and complete copies of each Lease in respect of the Leased Real Property. Other than as set forth in the Leases provided, the Company does not have any first offer, right of first refusal, purchase option or other right to acquire any of the Leased Real Property. All Leases under which the Company leases, subleases or similarly holds any real property are valid and effective against the Company and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, subject to any creditors’ rights, and there is not under any of the Leases (i) any existing default by the Company or, to the Company’s Knowledge, the counterparties thereto or (ii) any event which, with or without the giving of notice or lapse of time or both, would become a default by the Company or, to the Company’s Knowledge the counterparties thereto. The Company has and, to the Company’s Knowledge, the counterparties thereto have, complied with and performed all material obligations required to be performed by it or such counterparties, as appliable, under each real property Lease.

(c)            No casualty event has occurred with respect to all or any portion of the Real Property that has not been remedied in all material respects, including in accordance with the terms of the applicable Lease under which the Company leases, subleases or similarly holds any real property, if applicable. There is no pending, nor to the Company’s Knowledge, threatened, condemnation, eminent domain or similar Proceeding with respect to the Real Property.

(d)           There are no pending property insurance claims with respect to any Real Property or any portion thereof. The Company has not received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Real Property or any portion thereof: (i) requesting the Company, or, to the Company’s Knowledge, any landlord or other party, to perform any repairs, alterations, improvements or other work for such Real Property which such party has not completed in full or (ii) notifying the Company of any defects or inadequacies in such Real Property which would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof.

(e)           The Company’s facilities located on the Real Property (the “Company Facilities”) are solely used by the Company and, except as set forth on Section 2.10(e) of the Disclosure Schedule, no other Person is occupying or has a right to occupy such Company Facilities. Except as set forth on Section 2.10(e) of the Disclosure Schedule, the Company Facilities are (i) in good operating condition and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as used, operated or maintained in the last twelve (12) months in the Ordinary Course of the Company, taking into account the age and history of use, and except for ordinary wear and tear and ordinary and/or routine maintenance, (ii) in all material respects structurally sound with no material defects, (iii) not in need of material repairs except for ordinary and/or routine maintenance, (iv) have been maintained in all material respects consistent with the maintenance of a prudent operator (subject to normal wear and tear taking into account use and age), (v) have not had any material maintenance deferred and (vi) are suitable for the conduct of the Business as currently conducted. The Company is not violating in any material respect any Law relating to the Real Property or its operations thereon. The Company has received no uncured notice of violation of any real property Law regarding the Real Property.

(f)           The Company has good and marketable title to, or a valid leasehold or subleasehold interest in (or other valid right to use), as applicable, all of the tangible properties and assets (real and personal, including the Real Property) shown to be owned, operated or leased by the Company on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except personal properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course), or that are otherwise used by the Company in the operation of its business, in each case, free and clear of all Liens, except Permitted Liens.

(g)           Except as set forth on Section 2.10(g) of the Disclosure Schedule, the machinery, equipment, motor vehicles, office furniture, structures, improvements, fixtures, building systems and other tangible personal property and assets owned, operated or leased by the Company that are, individually or in the aggregate, material to the Company or the Business are (i) in good operating condition in all material respects and adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as used, operated or maintained in the last twelve (12) months in the Ordinary Course, taking into account the age and history of use (normal wear and tear and preventive maintenance excepted); (ii) structurally sound with no material defects, (iii) not in need of material repairs except for ordinary and/or routine maintenance, (iv) have been maintained in all material respects consistent with the maintenance of a prudent operator (subject to normal wear and tear taking into account use and age), and (v) have not had any material maintenance deferred.

2.11         Intellectual Property

(a)            Section 2.11(a) of the Disclosure Schedule contains a list as of the date of this Agreement of all: (i) Patents owned by the Company, registered and material unregistered Trademarks owned by the Company, domain name registrations owned by the Company and registered and material unregistered Copyrights owned by the Company, and all applications for the registration or issuance of any of the foregoing (collectively, the “Registered Company Intellectual Property”); (ii) licenses, sublicenses or other Contracts under which the Company is granted rights by others in Other Intellectual Property that is material to the operation of the Business as currently conducted, other than licenses for Off-the-Shelf Software (and any software-as-a-service offerings relating thereto); (iii) licenses, sublicenses or other Contracts under which the Company has granted rights to others in any Company Intellectual Property that is material to the operation of the Business as currently conducted; and (iv) Contracts otherwise relating to the acquisition, development or transfer of any Company Intellectual Property that is material to the operation of the Business (the licenses, sublicenses or other Contracts described in clauses (ii), (iii) and (iv), collectively, the “Intellectual Property Licenses”). The Company exclusively owns all right, title and interest in and to all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens) and has the right to use all Company Intellectual Property without the payment of any royalties or other amounts to any other Person. The Company has the contractual right to use all Other Intellectual Property pursuant to a valid and subsisting license, sublicense or other Contract. The Company Intellectual Property and the Other Intellectual Property licensed pursuant to such a written Contract together constitute all the Intellectual Property used or held for use in the Business as currently conducted.

(b)           Except as set forth on Section 2.11(b) of the Disclosure Schedule: (i) all rights to Registered Company Intellectual Property are in full force and effect, are held of record in the name of the Company, have not been abandoned or cancelled and are not the subject of any Proceeding challenging ownership, scope, effect or validity and are currently in compliance with formal legal requirements which have come due as of the Closing Date (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications); (ii) neither the Company nor the Company’s use of Company Intellectual Property is infringing, misappropriating, diluting or otherwise violating, or has in the last three (3) years infringed, misappropriated, diluted or otherwise violated, any Intellectual Property that is owned or alleged to be owned by another Person; (iii) the Company has not received any written notice with respect to any alleged infringement, misappropriation, dilution, violation or unlawful or improper use of any Intellectual Property owned or alleged to be owned by another Person within the last three (3) years; (iv) to the Company’s Knowledge, no reasonable basis exists upon which a claim may be asserted against the Company for infringement, misappropriation, dilution, violation or unlawful or improper use of any Intellectual Property owned or alleged to be owned by another Person; (v) the Company has not made any written claim or sent any written notice that a Person is infringing, misappropriating, diluting or otherwise violating Company Intellectual Property within the last three (3) years; (vi) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating Company Intellectual Property; (vii) no Order is outstanding and no Contract exists that would limit the use or enjoyment of any right in Company Intellectual Property; and (viii) the Company is not party to any Order or to any settlements, covenants not to sue or similar obligations that restrict the rights of the Company to use or otherwise exploit any Intellectual Property that is material to the Business as currently conducted or restrict the operation of the Business in any material respect in order to accommodate any other Person’s Intellectual Property. Each Person who is or was involved in the creation or development of any material Intellectual Property purported to be owned by the Company has executed a written agreement assigning to the Company all of such Person’s right, title and interest in and to such Intellectual Property.

(c)            Neither the execution and delivery of this Agreement, nor the consummation of the Transactions (including the Merger), will result in the loss, termination or impairment of any rights of the Company in any material Intellectual Property.

(d)           No source code for any Company proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company, and the Company has no duty or obligation to deliver, license or make available such source code to any escrow agent or other Person.

(e)            The Company is in material compliance with all licenses for Open Source Software used by the Company. The Company has not embedded, linked, used or distributed any Open Source Software in, to or with any Company proprietary Software in a manner that would (i) require such proprietary software be disclosed or distributed in source code form; (ii) require the Company to grant third parties the right to make derivative works of such proprietary software; or (iii) restrict or limit the Company’s rights to charge consideration to licensees or users of any such proprietary software.

(f)            The Company has taken commercially reasonable precautions to preserve the confidentiality of the Trade Secrets of the Company and of third parties to which the Company owes a duty or obligation of confidentiality. Each Person with access to such Trade Secrets has signed an agreement with reasonable confidentiality obligations and use restrictions or is under a duty of confidentiality by operation of applicable Law with respect to the same. To the Company’s Knowledge, there has been no unauthorized use or disclosure of any such Trade Secrets.

(g)           The Company has taken commercially reasonable steps to safeguard, maintain, monitor, preserve and protect the confidentiality, availability, security and integrity of all Company Data and all information technology assets, software and systems (including third-party provided systems) (“IT Systems”) owned, used or relied upon by the Company (“Company IT Systems”) and all data and information (including Trade Secrets) processed and stored thereon, including by implementing commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures consistent with customary industry practices. To the Company’s Knowledge, there has been no unauthorized access, use, encryption, disclosure, deletion, corruption, manipulation, intrusion or other breach of the security of Company Data or the Company IT Systems in the last three (3) years. The Company IT Systems operate as required by the Company, have not materially malfunctioned or failed in the last three (3) years, and constitute all the IT Systems used or held for use in the conduct of the Business as currently conducted.

(h)           The Company and the Business comply and have during the last three (3) years complied, in each case in all material respects, with all Laws, privacy policies and notices issued by the Company and contractual obligations, in each case, relating to privacy, data protection or data security, including direct marketing or the initiation, transmission, monitoring, interception, recording or receipt of communications, and the Company has not received any written notice alleging any material violation of the foregoing in the last three (3) years.

2.12         Contracts.

(a)            Section 2.12(a) of the Disclosure Schedule lists each of the following Contracts (other than purchase orders issued or received by the Company, as applicable, in the Ordinary Course and any related terms and conditions) to which the Company is a party or by which it or any of its properties or assets are bound and that are in effect as of the date hereof (together with the Leases and the Intellectual Property Licenses, collectively, the “Material Contracts” and each, a “Material Contract”):

(i)            any Contract providing for (or reasonably expected to result in) payments by or to the Company in an aggregate amount of $100,000 or more on an annualized basis that (A) is not terminable by the Company without penalty on notice of 60 days or less, or (B) even if so terminable, that contains premium or penalty payment obligations or other liability (including post-termination payment obligations, buy-back or similar obligations). For the avoidance of doubt, the Parties agree that to avoid burdensome scheduling, only Contracts involving an aggregate amount of $500,000 or more on an annualized basis are required to be listed on Schedule 2.12(a);

(ii)           any dealer, distributor, reseller or similar Contract;

(iii)          (A) any joint venture Contract, (B) any Contract involving any strategic alliance, strategic partnership or other similar arrangement, (C) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person, and (D) any Contract that involves the payment of royalties to any other Person (other than Intellectual Property Licenses);

(iv)         Contracts constituting a purchase order or other Contract relating to the sale, purchase, lease or provision by the Company of goods or services in excess of $100,000 in any consecutive 12-month period (other than master services agreements and compression contracts for individual units entered into in the Ordinary Course and purchase orders or service Contracts issued thereunder or in connection therewith);

(v)          Contracts (A) providing for the grant by a third party of any right to use material Intellectual Property (other than non-exclusive end-user licenses of uncustomized, commercially available software with one-time or annual replacement costs of $100,000 or less), (B) providing for the grant to a third party of any right to use any material Intellectual Property owned by the Company (other than Intellectual Property licensed to customers on a non-exclusive basis in the Ordinary Course) or (C) otherwise relating to the acquisition, development or transfer of any material Intellectual Property of the Company;

(vi)         Contracts requiring the Company to guaranty, provide surety or indemnify or hold harmless any Person whereby the Company is responsible for indemnification obligations in excess of $100,000 (with respect to indemnification, other than Contracts entered into in the Ordinary Course that contain customary indemnification provisions);

(vii)        Contracts providing for the deferred payment of any material purchase price, including any “earn out” or other contingent fee arrangement;

(viii)       Contracts providing for (A) the purchase or sale of real property or (B) the lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $100,000 annually;

(ix)          Contracts granting any put, call, right of first refusal, right of first offer or similar right with respect to any material asset, right or property of the Business or the Company;

(x)           Contracts involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(xi)          any Contract with any of the Company’s directors, officers or Company Employees, other than employee offer letters entered into in the Ordinary Course which are terminable at will without Liability to the Company;

(xii)         any Contract (A) containing a non-competition covenant binding against the Company, (B) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to engage or participate, or compete with any other Person, in any line of business, market or geographic area, (C) that imposes any minimum sales or other requirements on the Company or otherwise permits the counterparty to claw back amounts previously paid to the Company, or (D) that otherwise prohibits, limits or otherwise restricts in any way the Company from soliciting customers or suppliers, or soliciting or hiring employees of any other Person;

(xiii)        any Contract or plan relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of the Company;

(xiv)        any Collective Bargaining Agreement;

(xv)         any Contract (A) evidencing Company Debt, (B) for Capital Expenditures in excess of $100,000 during the 12-month period following the date of this Agreement, or (C) requiring the Company to post or provide any credit support or security of any variety (including bonds or letters of credit);

(xvi)        any Contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving individual lease payments of more than $50,000 in any annual period;

(xvii)       any Contract pursuant to which the Company is a lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving individual lease payments of more than $50,000 in any annual period;

(xviii)      any Contract pursuant to which the Company has in the last three (3) years (A) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, (B) any material ownership interest in any other Person, or (C) granted to any Person any preferential rights to purchase any properties or assets of the Company;

(xix)         any Contract (other than a Permit) with any Governmental Authority (each a “Government Contract”);

(xx)          any Contract with any Material Supplier or Material Customer

(xxi)         Contracts that constitute Related Party Contracts; and

(xxii)        any Contract which provides the counterparty with a power of attorney to bind the Company.

(b)           The Company has (and, to the Company’s Knowledge, each other party thereto has) performed in all material respects the obligations required to be performed by it under, and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, a Material Contract. Each Material Contract is in full force and effect, subject only to the Enforceability Exceptions. Except as set forth on Section 2.12(b) of the Disclosure Schedule, the Company has not received any written, or to the Company’s Knowledge other, notice regarding any actual or alleged violation or breach of, default under, or intention to cancel or modify any Material Contract that has not been resolved. The Company has made available to Parent true, correct and complete copies of each Material Contract.

2.13         Labor and Employment Matters.

(a)           Section 2.13(a) of the Disclosure Schedule lists all current Company Employees as of the date of this Agreement, and indicates for each current Company Employee: (i) name, (ii) date of hire, (iii) job title, (iv) full-time or part-time status, (v) whether classified as either exempt or non-exempt from the minimum wage and overtime requirements under applicable wage and hour Law, (vi) pay type (salary, hourly rate, etc.) and annual base salary, hourly wage rate or other base wage rate, as applicable, (vii) target annual bonus or other incentive compensation for which such Company Employee is eligible, (viii) sick and vacation leave or paid time off that is accrued and unused, (ix) primary work location (city, state or province (if applicable) and country), (x) whether an employee is on leave and expected return date from any such leave, (xi) whether subject to a work visa, and (xii) any promises or commitments made by the Company, whether in writing or not, with respect to any future changes or additions to such Person’s compensation or benefits listed on Section 2.13(a) of the Disclosure Schedule. To the Company’s Knowledge, no current Company Employee has any plans to cease employment with the Company (whether as a result of the Transactions or otherwise). No employees of any affiliate of the Company provide services for the Business.

(b)           Section 2.13(b)(i) of the Disclosure Schedule contains a list of all individual independent contractors engaged to provide services to the Company or the Business (including those providing services through a sole proprietorship, an entity wholly owned and operated by them or another conduit, but excluding any contractor that is a separately organized business that employs two or more natural persons) as of the date hereof and, for each, sets forth (i) such individual’s compensation, (ii) how such individual’s compensation is calculated (e.g., hourly rate, flat fee, etc.), (iii) a brief description of the nature of the services provided, (iv) the initial date of such individual’s engagement and the anticipated end date of such individual’s engagement (if any), (v) primary work location (city, state or province (if applicable) and country), (vi) the approximate number of hours per month such individual provides services for the Company and Business, and (vii) such individual’s name. To the Company’s Knowledge, no independent contractor on Section 2.13(b)(i) of the Disclosure Schedule has any plans to cease such engagement (whether as a result of the Transactions or otherwise). Except as set forth on Section 2.13(b)(ii) of the Disclosure Schedule, the Company does not engage any personnel through third-party staffing agencies or other third-party entities. No independent contractor on Section 2.13(b)(i) of the Disclosure Schedule or other Company Contractor has made any claim to the Company in writing or, to the Company’s Knowledge verbally, that he or she is (or was) or should be (or should have been) classified as an employee of the Company.

(c)           Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company is, and in the last three (3) years has been, in compliance in all material respects with (i) applicable Laws respecting labor, employment and/or employment practices, including without limitation Laws with respect to the discharge or termination of employment, enforcement of labor Laws, discrimination in employment, retaliation, sexual harassment and other harassment, whistleblowing, terms and conditions of employment, hiring, background checks, wages, employee benefits, worker classification (including the proper classification of independent contractors and other non-employee workers as such), classification of employees as exempt from the minimum wage and overtime requirements of applicable wage and hour Laws, temporary or leased employees, hours of work, overtime hours, meal and rest periods, occupational safety, disability rights or benefits, equal employment opportunity, plant closures and mass layoffs, affirmative action, employee leaves of absence, sick leave, labor relations, immigration (including the Immigration Reform and Control Act), unemployment insurance, workers’ compensation, the collection and payment of withholding Tax, Social Security Tax and other similar Tax, or any other labor or employment-related matters (collectively, “Employment Laws”), (ii) all Contracts entered into with Company Employees and Company Contractors, and (iii) with respect to each Company Employee Plan, (a) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (b) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (c) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations thereunder, (d) the Age Discrimination in Employment Act of 1967, as amended, and (e) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. All Company Employees classified as exempt under applicable wage and hour Laws satisfy (or satisfied) the requirements of such applicable Laws to be classified as exempt. The Company does not have any Liability to a Company Employee or Company Contractor for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any applicable Law or Contract, in each case, relating to the employment, engagement or separation of employment or engagement of a Company Employee or Company Contractor. The Company has paid in full to all Company Employees and Company Contractors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Company Employees and Company Contractors. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the Ordinary Course). There are no pending or, to the Company’s Knowledge, threatened claims against the Company under any workers’ compensation plan or policy or for long term disability (excluding claims for benefits in the Ordinary Course that are not in dispute). The Company does not have any material obligations under COBRA with respect to any former Company Employees or qualifying beneficiaries thereunder. There are no, and in the past three (3) years there have been no, controversies pending, threatened in writing or, to the Company’s Knowledge, threatened orally, between the Company and any Company Employee or Company Contractor which have resulted in, or would reasonably be expected to result in, a Proceeding before any Governmental Authority. The Company has withheld all amounts required by applicable Law or by Contract to be withheld from all wages, salaries and other payments to Company Employees.

(d)           The Company is not, and in the last three (3) years has not been, a party to, bound by, subject to, negotiating or obligated to negotiate any Collective Bargaining Agreement, and the Company does not have any duty to bargain with any Union. There are no Unions representing or organizing and, to the Company’s Knowledge, there are no Unions purporting to represent or seeking to represent or organize any Company Employees. To the Company’s Knowledge, no Company Employee has, while employed by the Company, engaged in any Union organization or election activities. No written or, to the Company’s Knowledge, oral demand for recognition has been made of the Company by or on behalf of any Union, and there have been no petitions to certify or decertify a Union as the bargaining unit of any Company Employees. The Company has not experienced, nor is it currently experiencing, any strike, slowdown, picketing, work stoppage, employee grievance process, lockout, claim of unfair labor practice or other collective bargaining or labor dispute, nor to the Company’s Knowledge have any such actions been threatened. In the past three (3) years, the Company has not committed any unfair labor practice, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Authority pending, threatened in writing or, to the Company’s Knowledge, threatened orally. The Company does not have any unsatisfied obligations of any nature due to any of its former Company Employees or former Company Contractors, and their termination was, in each case, in compliance in all material respects with all applicable Laws and Contracts.

(e)           To the Company’s Knowledge, no Company Employee or Company Contractor is in material violation of any Contract obligation to the Company. Except as set forth on Section 2.13(e) of the Disclosure Schedule, the employment of each of the current Company Employees is “at will.” The Company does not have and, to the Company’s Knowledge, no other Person has (i) entered into any Contract that obligates or purports to obligate Parent, the Surviving Corporation or any of their respective Affiliates to make an offer of employment or engagement to any Company Employee or Company Contractor (except as provided herein) or (ii) promised or otherwise provided any assurances (contingent or otherwise, whether written or not) to any Company Employee or Company Contractor of any terms or conditions of employment with Parent, the Surviving Corporation or any of their respective Affiliates following the Closing.

(f)            No director or officer of the Company or, to the Company’s Knowledge, any current Company Employee, is a party to or bound by any Contract that (i) would reasonably be expected to adversely affect the performance of his or her duties to the Company, (ii) would reasonably be expected to adversely affect the ability of the Company to conduct the Business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company.

(g)           Within the last three (3) years, the Company has not taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any other similar applicable Laws (each a “WARN Act”), nor has any such mass layoff or plant closing with respect to the Company been planned or announced. No Company Employees are involuntarily on furlough or temporary layoff as of the date hereof or have had their working hours involuntarily reduced by fifty percent (50%) or more as of the date hereof.

(h)           There are no Proceedings pending, threatened in writing or, to the Company’s Knowledge, threatened orally by any Company Employee or Company Contractor, and except as set forth on Section 2.13(h) of the Disclosure Schedule, in the last three (3) years there have not been any Proceedings regarding any Employment Laws, any Contracts with Company Employees or Company Contractors, or any other labor or employment-related matters pending, threatened in writing or, to the Company’s Knowledge, threatened orally against the Company. In the past three (3) years, the Company has investigated all allegations of sexual or other harassment, discrimination, retaliation and other misconduct of which it is or was aware and has taken all reasonable and necessary corrective actions with respect to such allegations. In the past three (3) years, no allegation of sexual or other harassment, discrimination, retaliation or other misconduct has been made that would reasonably be expected to result in any material loss to the Company, and no such allegations have been made that, if known to the public, would reasonably be expected to bring the Company or the Business into material disrepute.

(i)             In the past three (3) years, the Company has not received written correspondence from the U.S. Social Security Administration advising of a “no-match” between any Company Employee’s name and social security number, and there has been no alleged mismatch between the name and social security number of any Company Employee. To the Company’s Knowledge, the Company Employees are legally permitted to be employed by the Company in the jurisdiction in which such Company Employee is employed in their current job capacity for the maximum period allowed under applicable Law, and the Company has complete and accurate Forms I-9 on file for Company Employees as required by applicable Law. In the past three (3) years, the Company has not been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement, or other federal agency charged with administration and enforcement of federal immigration laws concerning Company Employees or Company Contractors. Except as set forth in Section 2.13(i) of the Disclosure Schedule, during the past three (3) years, all Company Employees and Company Contractors have been at all times when they worked for the Company, at least eighteen (18) years of age or older.

2.14         Employee Benefit Plan Matters.

(a)            Section 2.14(a) of the Disclosure Schedule sets forth a true, correct and complete list of each material Company Employee Plan. The Company made available to Parent a true, correct and complete copy of, to the extent applicable, with respect to each such Company Employee Plan, (i) the current plan document (including all amendments thereto) or, with respect to any such Company Employee Plan or amendment that is not in writing, a written description of the material terms thereof, (ii) each related trust agreement, insurance policy or other material funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto, (v) the most recent summary plan description, determination letter (or opinion letter) received from the IRS and any material modification with respect thereto, and (vi) any material notices, letters or other correspondence from the IRS, Department of Labor, or other Governmental Authority relating thereto.

(b)           Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and no event has occurred and no condition exists that would reasonably be expected to cause the loss of such qualified status.

(c)            Each Company Employee Plan is and has been established, operated and administered in all material respects in accordance with applicable Law, including ERISA and the Code, and with its terms. Except as set forth on Section 2.14(c) of the Disclosure Schedule, no Company Employee Plan is, or within the last three (3) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims or appeals for benefits) is pending or, to the Company’s Knowledge, threatened with respect to any Company Employee Plan.

(d)           Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, or (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA). No Company Employee Plan, or any arrangement sponsored, maintained, or contributed to by an ERISA Affiliate, is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)            Except as set forth on Section 2.14(e) of the Disclosure Schedule or as expressly contemplated under Article 1, neither the execution and delivery of this Agreement, the approval of this Agreement and the Merger by the Company Shareholders nor the consummation of the Transactions (including the Merger) would be reasonably expected to (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any director, officer, Company Employee or service provider of the Company; or (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (subject to satisfaction of the Company’s obligations under Section 4.16).

(f)            Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

2.15         Environmental Matters. Except as set forth on Section 2.15 of the Disclosure Schedule:

(a)           The Company is, and for the past three (3) years has been, in compliance in all material respects with all Environmental Laws and in the past three (3) years (or longer if unresolved) the Company has not received any written, or to the Company’s Knowledge other, notice from a Governmental Authority alleging that it is in violation of any Environmental Law or written request for information pursuant to any Environmental Law, in each case, which if determined adversely to the Company would, individually or in the aggregate, reasonably be expected to be materially adverse to the Company, or is the source of ongoing material obligations or requirements as of or following the Closing.

(b)           The Company possesses and is, and in the past three (3) years has been, in compliance in all material respects with, all Permits required to be held under Environmental Laws for it to own, lease, operate and use its assets and the Real Property and to conduct the Business as currently owned and conducted, and all such Permits are in full force and effect.

(c)           No Release to the Environment by the Company has occurred at, on, under or from any location, including the Real Property, in a manner, quantity or concentration that has resulted or would reasonably be expected to result in any material Environmental Liability or other material obligation (including any material investigatory or corrective action obligation) to the Company. There is no Proceeding or Order against or involving the Company, any of its properties (including the Real Property) or assets, or the Business that is pending or, to the Company’s Knowledge, threatened by any Governmental Authority pursuant to any Environmental Law. The Company is not subject to any outstanding Order or agreement under any Environmental Law that imposes material obligations for compliance or for cleanup of Hazardous Substances at or with respect to the Real Property. Neither the Company nor, to the Company’s Knowledge, any other Person has generated, manufactured, distributed, emitted, transported, stored, treated or disposed of, arranged for or permitted the disposal of, Released or handled any Hazardous Substance in violation in any material respect of any Environmental Law or in a manner, quantity or concentration that would reasonably be expected to result in any claim under Environmental Laws or any material Environmental Liability to the Company. To the Company’s Knowledge, no landfill or underground storage tank is or has ever been present at the Real Property. No current or, to the Company’s Knowledge, former property of the Company (including the Real Property) is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list and, the Company has not, to the Company’s Knowledge, arranged for the disposal, treatment or transportation of Hazardous Substances at or to any site that has been included on any such list.

(d)           The Company has made available to Parent true, correct and complete copies of all material Environmental Documents relating to the Company’s former and current facilities, operations and properties (including the Real Property) in its possession and control.

2.16         Insurance. Section 2.16 of the Disclosure Schedule contains a true and complete list of each insurance policy currently owned or maintained by or on behalf of the Company (the “Insurance Policies”). The Insurance Policies (i) collectively provide adequate insurance coverage for the assets and operations of the Company, (ii) collectively are sufficient for compliance with all requirements under applicable Law and all Contracts to which the Business is bound or the Company is a party or is otherwise bound, (iii) are issued by an insurer that, to the Company’s Knowledge, is financially sound and reputable and (iv) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All of such Insurance Policies are in full force and effect, and the Company is not in default with respect to any of its obligations under any of such Insurance Policies. All premiums due and payable under all such policies have been timely paid and the Company is otherwise in material compliance with the terms of such policies and bonds. Except as set forth on Section 2.16 of the Disclosure Schedule, to the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any outstanding Insurance Policy.

2.17         Certain Business Relationships. Except as set forth on Section 2.17 of the Disclosure Schedule (collectively, the “Related Party Contracts”), none of the directors or officers of the Company, none of the Company Employees, none of the Company Contractors, none of the Securityholders and none of the immediate family members or Affiliates of any of the foregoing, (a) has, or in the last three (3) years has had, any direct or indirect ownership, participation, royalty or other interest in, or is a director, officer, employee of or consultant or contractor for any Person that, directly or indirectly, competes with, or does business with, or has any contractual arrangement with, the Company or any of its Affiliates (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded), (b) is party to, or has a pecuniary interest in, any Contract to which the Company is or was a party or by which the Company or any of its properties or assets is or was bound, except for Contracts providing for compensation for services as a Company Employee and for Contracts relating to the grant of Company Options or Company Warrants, (c) has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in the Business, except for the rights of Securityholders under applicable Law and Contract, (d) has asserted, or, to the Company’s Knowledge, threatened any Proceeding against the Company, (e) has any indebtedness owing to the Company or is owed any indebtedness by the Company, except in the case of applicable such individuals, with respect to the Subordinated Debt or (f) is the obligee or beneficiary of any liability of the Company, in each case, except for employment-related compensation or liabilities therefor received or payable in the Ordinary Course.

2.18         Books and Records. The Company has made available to Parent true, correct and complete copies of the Company’s books and records requested by Parent or indicated in this Article 2 as having been “delivered” or “made available” to Parent (other than any such document that does not exist or is not in the Company’s possession or subject to its control).

2.19         Anti-Bribery and Anti-Corruption. None of the Company, its directors or officers, or to the Company’s Knowledge, any Company Employee, Company Contractor or any Representative or any other Person acting for or on behalf of the Company has, in the last three (3) years, directly or indirectly through its Representatives or any Person acting on its behalf (including any distributor, agent, sales intermediary or other third party), (a) violated any Anti-Corruption Law or (b) offered, given, promised to give or authorized the giving of money or anything of value to any Government Official, or taken any action in furtherance thereof: (i) for the purpose of (A) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (B) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (C) securing any improper advantage or (D) inducing any Government Official to use his or her respective influence with a Governmental Authority to affect any act or decision of such Governmental Authority in order to, in each case of clauses (A) through (D), assist the Company in obtaining or retaining business for or with, or directing business to, any Person, or (ii) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any advantage. Neither the Company nor, to the Company’s Knowledge, any of its directors, Company Employees or Company Contractors (acting in their capacities as such) has (x) received or otherwise been involved in, directly or indirectly, any allegation, whistleblower complaint or internal investigation involving the Company related to actual or alleged noncompliance with any fraud, money laundering or Anti-Corruption Law; (y) been charged with or been convicted of violating any Anti-Corruption Law or (z) been subjected to any investigation or proceeding by any Governmental Authority for potential corruption, fraud, money laundering or violation of any Anti-Corruption Law.

2.20         Export Control; Sanctions. The Company is and for the last three (3) years has been in compliance in all material respects with applicable Ex-Im Laws and the Company has obtained, reasonably satisfied the requirements of, or is otherwise qualified to rely on all necessary export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”). Neither the Company nor any of its directors, managers, officers, employees or other Persons acting on their behalf is or has since April 24, 2019, been (x) a Sanctioned Person, (y) engaged in any transactions, dealings or activities that would reasonably be expected to cause such Person to become a Sanctioned Person or (z) engaged in any dealings or transactions, directly or indirectly with, involving or for the benefit of any Sanctioned Person or in any Sanctioned Country. There are no material pending or, to the Company’s Knowledge, threatened claims against the Company with respect to Ex-Im Laws or Sanctions Laws.

2.21         Material Suppliers. Section 2.21 of the Disclosure Schedule sets forth the fifteen (15) largest suppliers of the Company (by dollar volume, based on amounts paid or payable) (a) in the fiscal year ended March 31, 2024, and (b) as of the Company Balance Sheet Date (each, a “Material Supplier”) (including the dollar volume in respect of each Material Supplier for each period). The Company has no outstanding material disputes concerning any Material Supplier and, to the Company’s Knowledge, there is no present, material dissatisfaction on the part of any Material Supplier. The Company has not received any written notice or other communication from any Material Supplier that such supplier intends to terminate or materially reduce its relationship as a supplier of the Company whether after the Closing or otherwise, or that such Material Supplier intends to terminate or materially adversely modify existing Contracts with the Company (or the Surviving Corporation or Parent). No representation or warranty is provided with respect to adverse developments with any Material Supplier arising due to the identity of Archrock or Parent as the acquiror of the Company.

2.22         Material Customers. Section 2.22 of the Disclosure Schedule sets forth the fifteen (15) largest customers of the Company (by dollar volume, based on amounts paid or payable) (a) in the fiscal year ended March 31, 2024, and (b) as of the Company Balance Sheet Date (each, a “Material Customer”) (including the dollar volume in respect of each Material Customer for each period). Except as set forth on Section 2.22 of the Disclosure Schedule, the Company has no outstanding material disputes concerning any Material Customer and, to the Company’s Knowledge, there is no present, material dissatisfaction on the part of any Material Customer. The Company has not received any written notice or, to the Company’s Knowledge, any other communication from any Material Customer that such customer intends to terminate or materially reduce its relationship as a customer of the Company whether after the Closing or otherwise, or that such Material Customer intends to terminate or materially adversely modify existing Contracts with the Company (or the Surviving Corporation or Parent). No representation or warranty is provided with respect to adverse developments with any Material Customer arising due to the identity of Archrock or Parent as the acquiror of the Company.

2.23         Bank Accounts. Section 2.23 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (a) the name and address of each bank, financial or other institution in which the Company has borrowing or investment agreements, deposit or checking accounts or safe deposit boxes, cash collection accounts or lock boxes, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number (last 4 digits) for each such account.

2.24         Brokers’ Fees. Other than the fees owed to Intrepid Partners, LLC or its Affiliates, which will be fully accounted for in Company Transaction Expenses, none of the Company, any Securityholder or any of their respective Affiliates or Representatives has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Company, Parent or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transactions (including the Merger).

2.25         Product and Service Warranties and Liabilities.

(a)           Section 2.25 of the Disclosure Schedule sets forth a complete and accurate list and descriptions of all product or service guarantees, warranties or other indemnities made, issued or given by the Company, as a result of which the Company has incurred costs in excess of $100,000 and at any time during the past three (3) year period other than routine claims in the Ordinary Course that are reflected in the Company Financial Statements or set forth in the Company’s Contracts with its customers. In the past three (3) years, the Company has not committed any act or failed to commit any act which would reasonably be likely to result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered, distributed, sold or provided by or on behalf of the Company, in each case to the extent that such liability would be material to the Business and has not been resolved in the Ordinary Course.

(b)           Each service provided or rendered, or product manufactured, sold, leased or delivered, by the Company in relation to the Business, in each case, has been in material conformity with all service or product specifications and all applicable Laws. None of the services provided or rendered, or products manufactured, sold, leased or delivered, by the Company pursuant to any Material Contract, in each case, is subject to any warranty beyond the applicable standard published product warranties and terms and conditions contained in such Material Contract, if applicable, which true, complete and accurate copies of such warranties and terms and conditions have been made available to Parent.

2.26         Disclaimer of Other Representations and Warranties. Other than the representations and warranties expressly made by the Company in this Article 2 or in the certificate delivered by the Company under Section 5.2(d) (such representations and warranties collectively, the “Express Representations”), neither the Company nor any other Person has made, and will not be deemed to have made, any other representation or warranty, express or implied, and in Law or in equity, in connection with this Agreement, the other Transaction Documents or the Transactions (including the Merger). In particular and without limiting the generality of the foregoing, (a) except as expressly set forth in the Express Representations, neither the Company nor any other Person has made any representation or warranty to Parent or any of its Affiliates or their respective Representatives with respect to any information, whether distributed by or on behalf of the Company or any of its Representatives, or any other Person, including with respect to any information contained in any confidential information memoranda or in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (b) no representation or warranty has been or is made concerning any projections, estimates or budgets, written or oral, with respect to future revenues, expenses, expenditures, future results of operations or otherwise. The Company expressly disclaims any representation or warranty other than the Express Representations in connection with this Agreement or the Transactions (including the Merger).

2.27         No Reliance. Except for the representations and warranties expressly made by the Parent and Merger Sub in Article 3 or in the certificate delivered by Parent under Section 5.3(c), the Company specifically disclaims that it or any other Person is relying upon or has relied upon or has been induced by any representation or warranty or other statements (including any statement by omission) of any kind whatsoever, whether oral or written, expressed or implied, statutory, at law, in equity or otherwise, in respect of this Agreement, the Transactions, Parent or Merger Sub. Without limiting the foregoing, the Company acknowledges and accepts the limitations with respect to the representations and warranties of the Parent and Merger Sub set forth in Section 3.10, including the disclaimer of all representations and warranties other than the representations and warranties expressly made by the Parent and Merger Sub in Article 3 or in the certificate delivered by Parent under Section 5.3(c).

3.	Representations and Warranties of Archrock, Parent and Merger Sub

Except as disclosed in the reports, schedules, forms, statements, and other documents (in each case, including exhibits and other information incorporated therein) filed with or furnished to the SEC by Archrock since January 1, 2024 and available on EDGAR prior to the date hereof (other than any disclosures set forth in any risk factor section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and any other disclosures included therein to the extent they are forward-looking in nature), Archrock, Parent and Merger Sub, jointly and not severally, represent and warrant to the Company as of the date of this Agreement and the Closing Date (except for the representations and warranties that refer to a specific date, which are made as of such date):

3.1           Organization and Good Standing. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its properties and assets in the manner in which its properties and assets are currently owned and used. Each of Archrock and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2           Authority Relative to this Agreement. Each of Archrock, Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Archrock, Parent and/or Merger Sub are a party and the performance by Archrock, Parent and Merger Sub of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Archrock, Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other Transactions to which Archrock, Parent or Merger Sub are a party, other than the filing and recordation of the DGCL Certificate of Merger. This Agreement and the other Transaction Documents to which Archrock, Parent and/or Merger Sub are a party constitute the valid and legally binding obligations of Archrock, Parent and/or Merger Sub, enforceable against them in accordance with their terms and conditions, subject to the Enforceability Exceptions.

3.3           Non-Contravention.

(a)            Neither the execution and delivery of this Agreement, nor the consummation of the Transactions (including the Merger), will conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (i) any provision of the Organizational Documents of Archrock, Parent or Merger Sub or any resolution adopted by shareholders of Archrock, Parent or Merger Sub or the board of directors of Archrock, Parent or Merger Sub, (ii) any Contract material to the business of Archrock, Parent or Merger Sub, or (iii) any applicable Law.

(b)           Except for the filing of the DGCL Certificate of Merger, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Archrock, Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Transactions (including the Merger). The execution and delivery of this Agreement by Archrock, Parent and Merger Sub does not, and the consummation of the Transactions (including the Merger) by Archrock, Parent and Merger Sub will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, approval, regulation, permit or other similar instrument from a Governmental Authority that is held by Archrock, Parent, Merger Sub or any of their respective Affiliates or that otherwise relates to their respective businesses or to any of the properties or assets owned or used by Archrock, Parent, Merger Sub or their respective Affiliates.

3.4           Merger Sub.

(a)            Parent wholly owns, directly or indirectly, all capital stock (or other Equity Interests) of Merger Sub. There are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent or Merger Sub to issue or sell any Equity Interests of Parent or Merger Sub or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in Parent or Merger Sub, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(b)           Parent does not have any outstanding bonds, debentures, notes, debt securities or other obligations the holders of which have the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent on any matter.

3.5           Financing. At the Effective Time, Parent and Merger Sub will have sufficient currently available funds on hand to consummate the Merger and the other Transactions, including to pay any amounts that Parent and Merger Sub are obligated to pay pursuant to the terms of this Agreement and provide for the working capital needs of the Surviving Corporation following the Merger. No transfer of property is being made and no obligation is being incurred in connection with the Transactions (including the Merger) with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or the Surviving Corporation. Parent further acknowledges that its obligation to fund and pay the Merger Consideration is not conditioned on receipt of any financing.

3.6           No Stockholder Approval. The Transactions do not require any vote of the stockholders of Archrock under applicable Law, the rules and regulations of the NYSE or the Organizational Documents of Archrock.

3.7           CFIUS Matters. Parent is not a “foreign person” within the meaning of 31 C.F.R. § 800.216.

3.8           Brokers’ Fees. Other than the fees and expenses owed to Citibank, N.A., none of Archrock, Parent, Merger Sub or any of their respective Affiliates or Representatives has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Archrock, Parent, Merger Sub or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transactions (including the Merger).

3.9           Investment Intent; Due Diligence Review. Parent is acquiring the Company Common Stock solely for its own account for investment and not with a view to or for sale or distribution of said units or any part thereof in violation of any applicable securities Laws. Parent understands that the Company Common Stock has not been registered under the Securities Act. Parent realizes that the basis for an exemption may not be present if, notwithstanding its representations, Parent has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. Parent has no such present intention. Parent is an Accredited Investor. Parent acknowledges and agrees that it has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Company and has been furnished with or given adequate access to such information about the Company as it has requested. Parent acknowledges that it has such knowledge and experience in financial and business matters and that Parent is capable of evaluating the rights, merits and risks of the purchase of the Company Common Stock.

3.10           Disclaimer of Other Representations and Warranties. Other than the representations and warranties expressly made by Archrock, Parent and Merger Sub in this in Article 3 or in the certificate delivered by Parent under Section 5.3(c), neither Parent, Merger Sub nor any other Person has made, and will not be deemed to have made, any representation or warranty, express or implied, and in Law or in equity, in connection with this Agreement, the other Transaction Documents or the Transactions (including the Merger). Archrock, Parent and Merger Sub expressly disclaim any representation or warranty other than the representations and warranties expressly made by Archrock, Parent and Merger Sub in this in Article 3 or in the certificate delivered by Parent under Section 5.3(c) in connection with the Transactions.

3.11           No Reliance. Except for the Express Representations, Archrock, Parent and Merger Sub specifically disclaim that they or any other Person are relying upon or have been induced by any representation or warranty or other statements (including any statement by omission) of any kind whatsoever, whether oral or written, expressed or implied, statutory, at law, in equity or otherwise, in respect of this Agreement, the Transactions, the Company or the Company’s business, assets, liabilities, operations or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of the Company, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their employees or other Representatives or made available to (or otherwise acquired by) Parent, Merger Sub, their employees or any of their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever. Archrock, Parent and Merger Sub acknowledge and agree that no director, officer, agent, Affiliate, advisor, Company Employee or any other Representative of the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in the Express Representations, and none of Archrock, Parent, Merger Sub or any other Person has relied upon or been induced by any such statement (including any statement of omission) made or purported to be made by any such Person. Without limiting the foregoing, Archrock, Parent and Merger Sub agree to and accept the limitations with respect to the representations and warranties of the Company set forth in Section 2.26, including the disclaimer of all representations and warranties other than the Express Representations.

4.	Certain Covenants and Agreements

4.1           Conduct of the Business.

(a)            From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, except (i) as required by the express terms of this Agreement, (ii) with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as required by applicable Law, or (iv) as set forth on Section 4.1(a) of the Disclosure Schedule, the Company will use commercially reasonable efforts to (A) conduct the Business in the Ordinary Course and in compliance with applicable Laws, (B) maintain and preserve intact the Business organization, personnel (subject to personnel changes in the Ordinary Course), customer and supplier relationships and goodwill, (C) maintain in full force and effect all insurance policies that are material to the Company as in effect on the date of this Agreement, (D) maintain in full force and effect all material Permits of the Business and (E) make maintenance expenditures in the Ordinary Course in all material respects. For the avoidance of doubt, and notwithstanding anything to the contrary in the foregoing, nothing in this Agreement prohibits, restricts or limits the Company from terminating the employment of any employee for cause, as determined in the Company’s sole and good faith discretion.

(b)           Without limiting the generality of Section 4.1(a), from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company will not, directly or indirectly, without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), take any action within its control that would have required disclosure on Section 2.7 of the Disclosure Schedule had such action occurred prior to the execution and delivery of this Agreement, except for actions: (i) required by the express terms of this Agreement, (ii) taken with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), (iii) required to be taken by applicable Law, or (iv) set forth on Section 4.1(a) of the Disclosure Schedule.

(c)            Prior to Closing on the Closing Date, the Company may distribute all or a portion of the Closing Date Cash to the Company Shareholders. The Company shall notify Parent in writing no later than four (4) Business Days prior to the Closing Date, whether the Company will distribute all Closing Date Cash.

4.2           Access.

(a)            Subject to the immediately following sentence, from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company will (i) provide Parent and its Representatives reasonable access to the offices, facilities, properties, assets, financial information, management-level employees, books and records, Contracts, documents and other information of or regarding the Company and the Business; (ii) furnish Parent and its employees and other Representatives with such other information regarding the Company or the Business as Parent may reasonably request; and (iii) cause the employees of the Company to reasonably cooperate with Parent and its Representatives, in each case, as Parent may reasonably request and which is (A) reasonably necessary to assist Parent in its investigation of the Company, the Business and the Equity Interests of the Company and (B) not inconsistent with applicable Law; provided, that any such investigation will be conducted during normal business hours upon reasonable advance prior written notice to the Company (e-mail being sufficient), under the supervision of the Company’s CEO or CFO or their respective designees and in such a manner that does not unreasonably interfere with the Business or the safe commercial operations of the Company, and maintains the confidentiality of the Transactions (including the Merger). Nothing in this Agreement will require or be construed to require the Company to provide any access or otherwise make available any information that in the reasonable judgment of the Company would (a) result in the disclosure of any Trade Secrets of any third Person or violate the terms of any confidentiality agreement to which the Company is bound, (b) result in a violation of any applicable Law, (c) contravene any Contract in existence prior to the date of this Agreement, (d) result in a waiver of the protection of, or otherwise jeopardize, any attorney-client or other legal privilege or work-product protection doctrines, (e) result in the disclosure of sensitive or personal information that would expose the Company to the risk of Liability, (f) cause significant competitive harm to the Company or the Business if the Transactions are not consummated or (g) reveal any bid received from any third party prior to the date hereof in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids; provided, however, that the Company shall inform Parent as to the general nature of, and the basis for, what is being withheld pursuant to the above and the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of such impediments, which may include measures to permit the disclosure of such information in a manner to remove the basis for the objection, use of appropriate clean room procedures, redaction of certain information or entry into a customary joint defense agreement with respect to any information to be so provided. All information furnished to or obtained by Parent or any of its Affiliates or their respective employees or other Representatives pursuant to this Section 4.2 will be treated as confidential information pursuant to the terms of the Confidentiality Agreement and the Clean Team Agreement, the provisions of which are incorporated herein by reference.

(b)           In connection with the rights granted to Parent under this Section 4.2, (i) PARENT AND MERGER SUB WAIVE AND RELEASE ALL CLAIMS AGAINST THE COMPANY, THE SECURITYHOLDERS, THEIR RESPECTIVE AFFILIATES AND ANY OF THEIR RESPECTIVE REPRESENTATIVES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PARENT HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE COMPANY, THE SECURITYHOLDERS, THEIR RESPECTIVE AFFILIATES AND ANY OF THEIR RESPECTIVE REPRESENTATIVES FROM AND AGAINST ANY AND ALL LOSSES ATTRIBUTABLE TO PERSONAL INJURY, DEATH, PHYSICAL PROPERTY DAMAGE OR VIOLATION OF LAW OR THE COMPANY’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY SITE OR FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PARENT, MERGER SUB, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO THE COMPANY, THE BUSINESS, THE PROPERTIES OR ASSETS OF THE COMPANY OR THE EQUITY INTERESTS OF THE COMPANY, EXCEPT WHERE ANY SUCH CLAIM OR LOSS ARISES FROM OR RELATES TO THE WILLFUL MISCONDUCT OF THE COMPANY, THE SECURITYHOLDERS, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

(c)           Upon completion of Parent’s and Merger Sub’s due diligence, Parent will, at its sole cost and expense and without any cost or expense to the Company, the Securityholders or their respective Affiliates (i) repair all damage done to the properties or assets of the Company in connection with such due diligence investigation, (ii) restore the properties and assets of the Company to the same or better condition in existence prior to commencement of such due diligence investigation and (iii) remove all equipment, tools or other property brought onto the properties or assets of the Company in connection with such due diligence investigation. Any disturbance to the properties or assets of the Company (including the Real Property) resulting from Parent’s and Merger Sub’s due diligence will be promptly corrected by Parent.

(d)           Prior to entering or accessing the properties or assets of the Company, at the reasonable request of the Company, Parent will provide, or will cause its Representatives to provide, to the Company a summary of its insurance coverages (e.g., worker’s compensation, employer’s liability, comprehensive general liability and automobile liability) that will cover the activities of Parent or its Representative. Each such insurance policy will (i) be primary insurance, (ii) list the Company and the D&O Indemnified Persons as additional insureds, (iii) waive subrogation against the Company and the D&O Indemnified Persons and (iv) provide for five (5) days’ prior written notice to the Company in the event of cancellation or modification of such policy or reduction in the coverage of such policy.

4.3           Contact with Customers, Suppliers and Other Business Relations. From the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Parent nor Merger Sub will (and neither will permit its respective Representatives to) contact or communicate with any employee (except the executive officers), customer, supplier and other Person who, to Parent’s or Merger Sub’s knowledge, has a material business relation with the Company, in connection with, or relating in any way to, the Transactions (including the Merger), without the prior written consent of the Company; provided that, nothing in this Agreement, including this Section 4.3, will prevent Parent or Merger Sub or any of their respective Representatives from contacting such Persons in the Ordinary Course and unrelated to the Company, the Business or the Transactions (including the Merger). The Company will have the right to have a Representative present for any communication between Parent or Merger Sub or any of their respective Representatives, on the one hand, and employees, officers, customers or suppliers of the Company or its Affiliates, on the other hand.

4.4           Shareholder Written Consent; Information Statement.

(a)            Promptly following the execution and delivery of this Agreement (and in any event within one (1) Business Day of the execution of this Agreement), the Company shall (i) duly take all lawful action to obtain the written consent of the Key Shareholders adopting this Agreement and approving the Merger in accordance with the MBCA and the Company’s Organizational Documents in the form attached hereto as Exhibit H (“Shareholder Written Consent”) and (ii) promptly following receipt of such Shareholder Written Consent, deliver to Parent a copy of the Shareholder Written Consent.

(b)           Promptly (but in no event more than five (5) Business Days) after the execution and delivery of this Agreement, the Company will deliver to any Company Shareholder who is entitled to vote upon the adoption of this Agreement and has not executed the Shareholder Written Consent an information statement in the form attached hereto as Exhibit J (the “Information Statement”) in accordance with the requirements of Section 407 of the MBCA, which will, among other things: (i) summarize the terms of the Transactions, including the terms of this Agreement and the Merger; (ii) notify any Company Shareholder who did not execute the Shareholder Written Consent of the corporate action taken by the Key Shareholders who executed and delivered the Shareholder Written Consent; (iii) state that the Company Board recommends that the Company Shareholders adopt this Agreement and approve the Transactions, including the Merger; and (iv) include any other information as is required by the MBCA. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto. Parent and its counsel will be given a reasonable opportunity to review and comment on the Information Statement before its distribution to the applicable Company Shareholders, and the Company will consider any such comments in good faith, provided, that the Company shall not include in the Information Statement any information with respect to Parent, Merger Sub or any of their Affiliates, the form and content of which information shall not have been approved by Parent prior to such inclusion. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Company Employee, the Company will submit such parachute payments to the Company Shareholders for approval, with the understanding that the solicitation materials for such approval will not be included as part of the Information Statement but instead be distributed as a separate solicitation package to the Company Shareholders.

4.5           Appropriate Action; Consents; Filings.

(a)            Subject to the terms and conditions of this Agreement, the parties will reasonably cooperate with each other and use their respective commercially reasonable efforts to consummate the Transactions (including the Merger) prior to the Outside Date and to cause the conditions to the Merger set forth in Article 5 to be satisfied as promptly as reasonably practicable but in any event prior to the Outside Date, including using commercially reasonable efforts to accomplish the following as promptly as reasonably practicable but in any event prior to the Outside Date: (i) obtaining consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority that are required in connection with the consummation of the Transactions, including the Merger (the “Regulatory Approvals”); (ii) preparing and making all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents with Governmental Authorities that are required; and (iii) taking commercially reasonable steps to obtain any required approvals from, or to avoid a Proceeding by, any Governmental Authority relating to the consummation of the Merger. Each of Parent and the Company will, in consultation and cooperation with the other and as promptly as reasonably practicable, make all filings and submissions required under applicable Law with respect to the Transactions, as promptly as practicable, but in no event later than as required by Law.

(b)           Without limiting the efforts required in Section 4.5(a), each of the parties will (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents regarding the Transactions; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the Transactions, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a Governmental Authority or private party, in each case, regarding the Transactions, including informing the other parties as soon as practicable of any such investigation, inquiry or Proceeding, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority, or, in connection with any Proceeding initiated by a private party, to any other Person. In addition, each of the parties will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority regarding the Transactions or, in connection with any Proceeding regarding the Transactions by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Authority or other Person, and to the extent reasonably practicable, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority or such other Person in respect of the Transactions without the other party (as between Parent and the Company), and in the event either Parent or the Company is prohibited from, or unable to participate, attend or engage in any such meeting, conference or communication, keep such party apprised with respect thereto. Each party will furnish to the other parties copies of all filings, submissions, correspondence and communications between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff (or any other Person in connection with any Proceeding initiated by a private party), on the other hand, with respect to the Transactions. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of the Company conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with applicable Law.

(c)            The parties will consult with each other with respect to obtaining any permits and consents necessary to consummate the Transactions, including the Merger.

(d)           The parties shall not take any action not required by applicable Law that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority investigating or entering into an Order prohibiting the consummation of the Transactions or (iii) materially delay the consummation of the Transactions.

(e)            Neither Parent nor its Affiliates will make or enter into any understandings, undertakings or agreements (oral or written) with any Governmental Authority in connection with the Transactions without prior consultation with the Company and will give the Company the opportunity to attend and participate at any meetings with respect thereto.

4.6           Confidentiality; Public Announcements.

(a)            Each party hereto will not, and will cause its Affiliates and direct its Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior written consent of the other party (or the Securityholders’ Representative, after Closing), as applicable, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that (i) a party may, without the prior written consent of the other applicable party, issue or cause publication of any such press release or public announcement (A) that contains information that has previously been made public in accordance with this Section 4.6, or (B) to the extent that such party reasonably determines such action may be required by applicable Law, filings with the SEC or pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service, in which event such party will use commercially reasonable efforts to allow the other applicable party and its Representatives reasonable time to comment on such press release or public announcement in advance of its issuance and will consider such comments in good faith.

(b)            Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement.

4.7           Employee Matters.

(a)           The Company will (a) adopt written resolutions (or take other necessary and appropriate action(s)) to cease contributions to and terminate or cause the termination of each U.S. tax-qualified defined contribution plan provided to current and former employees of the Company (each, a “Company Qualified Plan”), effective as of the day immediately prior to the Closing Date (the “401(k) Termination Date”) and contingent upon the occurrence of the Closing, (b) make all employee and employer contributions to the Company Qualified Plan on behalf of all participations for all periods of service prior to the 401(k) Termination Date, including any safe harbor matching contributions and related true-ups with respect to the 2025 plan year, (c) fully vest all participants under the Company Qualified Plan, with such cessation of contributions and vesting to be effective no later than the 401(k) Termination Date. The Company shall provide Parent with an advance copy of all documentation necessary to effect this Section 4.7(a) and a reasonable opportunity to comment thereon prior to the adoption or execution thereof. In connection with the Transactions, each Covered Employee may elect to roll over such account balance into a defined contribution plan intended to qualify under Section 401(a) of the Code that is sponsored and maintained by Parent, the Surviving Corporation, or one of their respective Subsidiaries or Affiliates or that may otherwise be established by Parent, the Surviving Corporation, or one of their respective Subsidiaries or Affiliates on or after the Closing Date.

(b)           The Company shall, at least ten (10) Business Days prior to the Closing (or such shorter period of time if a Company Employee is hired within the ten (10) Business Days prior to Closing), complete drug testing and motor vehicle record checks (“Screenings”) for the Company Employees employed in the roles listed on Section 4.7(b)(i) of the Disclosure Schedule, in accordance with the procedures and thresholds for such Screenings set forth on Section 4.7(b)(i) of the Disclosure Schedule and applicable Law, including the Fair Credit Reporting Act; provided, however, Buyer may relieve the Company of its obligation to perform drug testing on Company Employees for whom the Company provides satisfactory evidence of a negative drug test consistent with the drug testing Screening thresholds set forth on Section 4.7(b)(i) of the Disclosure Schedule. At least two (2) Business Days prior to the Closing, the Company shall terminate any Company Employees for whom Screenings were required hereunder who did not satisfy the thresholds set forth on Section 4.7(b)(i) of the Disclosure Schedule to remain employed (not including employees who (1) passed the motor vehicle record check or did not need a motor vehicle check and (2) were excused from drug testing by Buyer), all in accordance with the Fair Credit Reporting Act and any similar state or local law; provided, however, if the Company cannot terminate any such Company Employee in accordance with the Fair Credit Reporting Act and any similar state or local Law at least two (2) days prior to the Closing, the Company shall start the process of terminating the Company Employee by sending out pre-adverse action notices and otherwise complying with applicable law. Immediately prior to the Closing, the Company shall terminate the employment of the Company Employees set forth on Section 4.7(b)(ii) of the Disclosure Schedule.

(c)           During the twelve-month period beginning on the Closing Date with respect to each Company Employee who remains employed by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates (each, a “Covered Employee”), Parent will, or will cause the Surviving Corporation and/or the appropriate Subsidiaries of Parent or the Surviving Corporation, as applicable, to provide each such Covered Employee with base salary or hourly wages, at levels that are no less than those in effect immediately prior to the Effective Time and for such Covered Employees, provide annual cash incentive opportunities and retirement, health and welfare benefits at levels which are, in the aggregate (together with any additional cash or other compensation of benefits provided by Parent or its applicable Affiliate but excluding any equity compensation, change in control, defined benefits, deferred compensation and retiree medical benefits), substantially similar in the aggregate to those in effect for similarly situated employees of Parent (or its applicable Affiliate). Parent (or its applicable Affiliate) will use commercially reasonable efforts to treat, and cause its applicable benefit plans to treat, the service of the Covered Employees with the Company attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation or any Subsidiary or Affiliate of Parent or the Surviving Corporation, as applicable, for purposes of eligibility and vesting under the health or welfare plan(s) (and, for purposes of vacation, paid time off programs and level of benefits) maintained by Parent, the Surviving Corporation or any Subsidiary or Affiliate of Parent or the Surviving Corporation, as applicable, and Parent’s (or its applicable Affiliate’s) defined contribution plans, except where credit would result in duplication of benefits. Without limiting the foregoing, to the extent that any Covered Employee participates in any health or other group welfare benefit plan of Parent or any Subsidiary or Affiliate of Parent following the Effective Time, Parent (or its applicable Affiliate) will use commercially reasonable efforts to (A) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of Parent or any Subsidiary or Affiliate of Parent to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Covered Employee participated immediately prior to the Effective Time, and (B) cause any deductibles paid by the Covered Employee under any of the Company’s health plans in the plan year in which the Effective Time occurs to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(d)           The parties acknowledge and agree that all provisions contained in this Section 4.7 with respect to Company Employees are included for the sole benefit of the respective parties and will not create any right (i) in any other Person, including Company Employees, former employees and any participant or any beneficiary thereof, in any Company Employee Plan, or (ii) to continued employment with the Company, Parent, the Surviving Corporation or their respective Subsidiaries or Affiliates. Notwithstanding anything in this Section 4.7 to the contrary, nothing in this Agreement, whether express or implied, will be treated as an amendment or other modification of any Company Employee Plan or any other employee benefit plans of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates or will prohibit Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates from amending or terminating any employee benefit plan.

4.8           Tax Matters.

(a)            In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, withholding, sales, receipts, or payroll of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the end of the day on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(b)           Parent will prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Company that are filed after the Closing Date with respect to Pre-Closing Tax Periods; provided that, except as otherwise required by applicable Tax Law, all such Tax Returns with respect to, attributable to, or that include Specified Tax Matters will be prepared in a manner consistent with past practice of the Company, and Parent will use commercially reasonable efforts to cause such Tax Returns to be prepared by the Persons responsible for preparing such Tax Returns prior to the Closing Date; provided, that if such Persons become unavailable or Parent is otherwise unable to cause such Persons to prepare such Tax Returns, Parent will provide prompt notice to the Securityholders’ Representative and permit the Securityholders’ Representative to review, reasonably comment and consent (not to be unreasonably withheld, conditioned, or delayed) to such Tax Returns prior to filing.

(c)            All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne by Parent. Parent shall prepare and file when due all necessary documentation and Tax Returns with respect to Transfer Taxes. Parent and the Securityholders’ Representative shall reasonably cooperate in good faith to file such Tax Returns and minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes.

(d)           Without the consent of the Securityholders’ Representative (which consent will not be unreasonably withheld, delayed or conditioned), Parent will not, and will not cause or permit the Surviving Corporation or any other Affiliate to take any of the following actions (i) with respect to Specified Tax Matters, prior to the later of April 1, 2029 or such time as the Indemnity Escrow Account has been exhausted, and (ii) with respect to any other Tax matter, prior to the date that the Total Merger Consideration is finally determined in accordance with Section 1.9: (1) amend any Tax Returns of the Company with respect to any Pre-Closing Tax Period, (2) make any Tax election that has retroactive effect to any Pre-Closing Tax Period of the Company, (3) voluntarily approach any Tax authority, begin (or enter) into any voluntary disclosure agreement (or similar process) with respect to any Taxes and/or Tax Returns of the Company for Pre-Closing Tax Periods, or (4) agree to waive or extend the statute of limitations relating to any Specified Tax Matters except as provided for in Section 4.8(e). Parent will not make any election under Section 338 of the Code (or any similar provision under state, local or foreign Law) with respect to the acquisition of the Company.

(e)            Notwithstanding anything to the contrary in this Agreement, after the Closing Date, Parent shall control all Tax audits or administrative or judicial proceedings relating to Taxes of the Company (a “Tax Contest”). If, after the Closing Date, Parent receives notice of any Tax Contest with respect to any Specified Tax Matter (a “Specified Tax Contest”), Parent shall promptly notify the Securityholders’ Representative of such notice and the contents thereof. Parent will control any Specified Tax Contest and will (i) defend any Specified Tax Contest diligently and reasonably, (ii) at the request of a Governmental Authority, be entitled to agree to waive or extend the statute of limitations relating to any Specified Tax Matter that is the subject of a Specified Tax Contest, (iii)  keep the Securityholders’ Representative reasonably informed of the progress of any Specified Tax Contest (including any waiver or extension of any applicable statute of limitations), and (iv) not settle, compromise and/or concede any portion of such Specified Tax Contest for which the Securityholders would reasonably be expected to have an indemnification obligation hereunder without the consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned, or delayed; provided, however, that Parent will not be required to disclose to the Securityholders or the Securityholders’ Representative any Tax Return or other information that Parent determines in good faith to be unrelated to Specified Tax Matters.

(f)            To the extent the Indemnified Parties have not suffered any unreimbursed Losses with respect to Specified Tax Matters, any Tax refunds or amounts credited against Tax that are received by the Parent or the Company that are attributable to a Specified Tax Matter and amounts paid or economically borne by the Securityholders shall be for the account of the Securityholders. Any such Tax refund or credit, net of any reasonable costs or expenses incurred by Parent or its Affiliates in procuring such refund, shall be promptly paid over to the Securityholders’ Representative after receipt or realization thereof.

(g)           Any and all Tax sharing agreements or similar agreements between the Company and its Affiliates (for the avoidance of doubt, excluding Contracts entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes) shall be terminated as of the Closing Date and, after the Closing Date, none of Parent or the Company shall be bound thereby or have any liability thereunder.

4.9           Directors and Officers Insurance and Indemnification; Tail Policies.

(a)            Prior to the Closing Date, the Company will obtain a prepaid “tail” policy insuring the current and former directors, advisory directors and officers of the Company (the “D&O Indemnified Persons”) under the current program of directors’ and officers’ liability insurance maintained by the Company which will be effective commencing on the Closing Date and ending six (6) years thereafter and which will afford coverage for acts or omissions occurring at or prior to the Closing (the “D&O Tail Insurance”). To the extent the annual premium for the D&O Tail Insurance is fully paid by the Company prior to Closing, Parent will reimburse such amount at or prior to the Closing or such amount will be included as Closing Date Cash; provided, however, that in the event the annual premiums for the D&O Tail Insurance exceed, in the aggregate, three hundred percent (300%) of the aggregate annual premiums currently payable by the Company with respect to such current policy (the “Maximum Premium”), the Securityholders will pay one hundred percent (100%) of the excess of the cost of the D&O Tail Insurance over the Maximum Premium as a Company Transaction Expense. Parent will cause the Surviving Corporation to enforce the D&O Tail Insurance upon the reasonable request of the D&O Indemnified Persons and will not allow the Surviving Corporation to cancel the D&O Tail Insurance during its term. In addition, for a period of six (6) years following the Closing Date, Parent and the Surviving Corporation agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each D&O Indemnified Person as provided in (a) the Organizational Documents of the Company, in each case, as in effect on the date of this Agreement, or (b) pursuant to any other Contracts, in each case as in effect on the date of this Agreement and set forth on Section 4.9 of the Disclosure Schedule, will be assumed by the Surviving Corporation, without further action, and will remain in full force and effect in accordance with their respective terms other than in connection with any amendment, replacement or modification that would not materially and adversely affect the rights of the D&O Indemnified Persons thereunder or an amendment, replacement or modification which is required by applicable Law, and, in the event that any proceeding is pending or asserted or any claim made during such six (6)-year period, until the final disposition of such proceeding or claim. The provisions of this Section 4.9 will be enforceable by each D&O Indemnified Person and the Surviving Corporation will, and Parent will cause the Surviving Corporation or its successors to, pay actual, reasonable and documented costs and expenses (including actual, reasonable and documented attorneys’ fees) incurred by any D&O Indemnified Person (or his or her heirs, personal representatives, permitted successors or permitted assigns) in any successful legal action brought by such Person to enforce the obligations or its successors under this Section 4.9. The obligations of Parent and the Surviving Corporation and its successors under this Section 4.9 will not be terminated, amended or otherwise modified in such a manner as to materially and adversely affect any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns, as applicable).

(b)           Prior to the Closing Date, the Company will obtain a prepaid employment practices liability “tail” policy providing coverage for not less than $5 million with a coverage period from the Closing Date until and through December 31, 2026 for alleged wrongful acts, including wrongful terminations, occurring at or prior to the Closing (the “EPL Tail Insurance”). Parent and the Company will each be responsible for and pay fifty percent (50%) of the aggregate premiums and other amounts incurred in connection with obtaining the EPL Tail Insurance.

4.10           Release.

(a)            Effective upon the Closing, Parent and its Affiliates (including the Surviving Corporation and excluding, for avoidance of doubt, the Securityholders) on behalf of themselves and their respective directors, officers, employees, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges each director, advisory director and officer of the Company and their respective heirs, executors, administrators and personal representatives, from any and all rights, claims, expenses, debts, Liabilities, causes of action and obligations of any nature or kind, whether known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to the Closing. Further, Parent and its Affiliates (including the Surviving Corporation and excluding, for avoidance of doubt, the Securityholders) on behalf of themselves and their respective directors, officers, employees, successors and assigns, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim released hereby, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Person released hereby based on any released claim; provided, nothing in this Agreement, including the foregoing, shall diminish or alter the obligations of any such released Person under any Transaction Document to which such Person is a party, including with respect to (i) any claims, rights or other actions arising out of or relating, directly or indirectly, to this Agreement, including under Section 4.18 and Article 7, or the other Transaction Documents; (ii) the Merger; (iii) any right or claims that may arise as a result of an action or event occurring after the Closing; (iv) claims for Fraud; (v) claims for Willful Breach or criminal misconduct committed by any party hereto in connection with the consummation of the Transactions; or (vi) the enforcement of a party’s right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 8.2. The release under this Section 4.10(a) will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.

(b)           Effective upon the Closing, the Securityholders’ Representative, on behalf of itself and its Affiliates and its and their respective directors, officers, employees, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges Parent and its Affiliates, including the Surviving Corporation, officers, directors, members, trustees, stockholders, representatives, employees, principals, agents, subsidiaries, predecessors, successors and assigns and their respective heirs, executors, administrators and representatives from any and all rights, claims, expenses, debts, Liabilities, causes of action and obligations of any nature or kind, whether known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to the Closing. The Securityholders’ Representative, on behalf of itself and its and their Affiliates and its and their respective directors, officers, employees, successors and assigns, further irrevocably covenants to refrain from, directly or indirectly, asserting any claim released hereby, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Person released hereby based on any released claim; provided, nothing in this Agreement, including the foregoing, shall diminish or alter the obligations of any such released Person under any Transaction Document to which such Person is a party, including with respect to (i) any claims, rights or other actions arising out of or relating, directly or indirectly, to this Agreement, including under Section 4.18 and Article 7, or the other Transaction Documents; (ii) the Merger; (iii) any right or claims that may arise as a result of an action or event occurring after the Closing; (iv) claims for Fraud; (v) claims for Willful Breach or criminal misconduct committed by any party hereto in connection with the consummation of the Transactions; or (vi) the enforcement of a party’s right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 8.2. The release under this Section 4.10(b) will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.

4.11         R&W Insurance. Parent will conditionally bind the R&W Insurance Binder substantially concurrently with the execution and delivery of this Agreement and deliver a copy of the R&W Insurance Binder within two (2) Business Days following the date of this Agreement. Parent will use commercially reasonable efforts to ensure the R&W Insurance Policy is issued promptly following the Closing (in accordance with the terms of the R&W Insurance Binder) and once the R&W Insurance Policy is issued to Parent, promptly deliver a true and complete copy of the issued R&W Insurance Policy to the Securityholders’ Representative. Parent and the Company will each be responsible for and pay fifty percent (50%) of the R&W Insurance Policy costs (including the premium, broker commission, underwriting fee, and taxes and stamp fees) to bind the R&W Insurance Policy. Neither Parent nor its Affiliates will amend the R&W Insurance Policy to remove or modify the insurer’s waiver of subrogation or contribution against any Securityholder except for Fraud, or corresponding third-party beneficiary rights of any Securityholder with respect to such waiver, without the prior written consent of the Securityholders’ Representative.

4.12         Merger Sub Stockholder Consent. Promptly following the execution and delivery of this Agreement (and in any event within one (1) Business Day of the execution of this Agreement), Parent will execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

4.13         Delivery of Financial Statements. From the date of this Agreement until the earlier of one (1) Business Day prior to the Closing Date and a valid termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event within ten (10) Business Days from the end of each month) deliver to Parent monthly financial statements of the Company, including an unaudited balance sheet and income statement for each full month through the Closing Date (the “Monthly Financial Statements”).

4.14         Termination of Related Party Contracts. On or prior to the Closing, (a) the Company shall, and shall cause its Affiliates, as applicable, to terminate all Related Party Contracts, other than those Related Party Contracts set forth on Section 4.14 of the Disclosure Schedule, and (b) the Company shall provide documentation reasonably acceptable to Parent evidencing each termination.

4.15         [Reserved.]

4.16         280G. If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to the Company would reasonably be expected to receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the Transactions as determined without taking into account any Contracts or arrangements (including any equity or equity-based Contracts or arrangements) entered into between Parent or one of its Affiliates and an employee or other service provider of the Company unless any such Contracts or arrangements were disclosed to the Company at least five (5) Business Days prior to the Closing Date, then: (a) the Company will use commercially reasonable efforts to obtain and deliver to Parent each of the waivers received from such “disqualified individual(s)” regarding the parachute payments (the “Parachute Payment Waivers”) as soon as practicable after the date hereof (but in no event later than the day immediately prior to the Closing Date); and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Parent (but in any event prior to the Closing), the Company will prepare and distribute to its shareholders a disclosure statement describing the potential parachute payments and benefits that may be received by such disqualified individual(s) and will submit such statements to its shareholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the shareholders, such payments and benefits will not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “Section 280G Vote”). Prior to the Closing, if a Section 280G Vote is required, the Company will deliver to Parent evidence (i) that the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” will not be made or provided. Notwithstanding the foregoing provisions of this Section 4.16, the Company will have no obligation to compel any Person to execute a Parachute Payment Waiver and in no event will the Company be considered in breach of this Section 4.16 if any such Person fails to execute a Parachute Payment Waiver or if the Section 280G Approval is not obtained. Moreover, this Section 4.16 will not apply to (and compliance with this Section 4.16 will be determined as if there had not been entered into or implemented) any Contracts or arrangements with Parent or any of its Affiliates unless such Contracts or arrangements are provided to the Company at least five (5) Business Days prior to the Closing Date. Parent will cooperate with the Company in good faith to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated in any such Contracts or arrangements that could constitute a “parachute payment” under Section 280G of the Code. At least one (1) Business Day before distributing any Parachute Payment Waivers and any materials to shareholders for the Section 280G Vote, the Company will deliver to Parent copies of calculations and the materials to be distributed to disqualified individuals for Parent’s review and comment, which the Company will consider in good faith.

4.17         Physical Inventory Count.

(a)            In connection with the Company’s audit for the fiscal year ending March 31, 2025, the Company will conduct a physical inventory count of all Inventory as of such date, with Parent, the Securityholders’ Representative and their respective Representatives in attendance or having the opportunity to attend and observe such count (the “Inventory Count”). The Inventory Count shall be valued and performed in accordance with the Accounting Principles and consistent with the method historically used by the Company to value and fully count its Inventory in Ordinary Course. The Inventory balance included in Net Working Capital, the Pre-Closing Statement and the Preliminary Closing Statement shall reflect the results of the Inventory Count adjusted for Inventory transactions on a count-back basis such that the Inventory represents the value of the carrying Inventory as at the Closing Date. As soon as practicable and in any event within five (5) Business Days following the Inventory Count, the Company shall prepare and deliver to Parent and the Securityholders’ Representative a statement setting forth the results of such Inventory Count which shall be delivered together with reasonably detailed supporting documentation sufficient to support the amounts set forth in such statement.

(b)           Parent and the Securityholders’ Representative shall work together in good faith and use commercially reasonable efforts to resolve any disputes as to the Inventory Count, including the usability, salability, fit, quality or defect of any item of Inventory, while such Inventory Count is being taken. Parent and the Securityholders’ Representative shall attempt to settle any unresolved dispute regarding the foregoing not otherwise resolved during the Inventory Count as soon as expeditiously practicable thereafter and, if unable to be resolved within ten (10) Business Days following the date on which the Inventory Count was performed, Parent and the Securityholder’s Representative shall refer for resolution to a mutually acceptable, qualified third party (the “Inventory Auditor”). Parent and the Securityholders’ Representative shall use their respective commercially reasonable efforts to cause the Inventory Auditor to make a determination with respect to any disputes referred to it pursuant to this Section 4.17(b) as soon as practicable and shall direct the Inventory Auditor to deliver a written report containing its final determination of the disputed items in any event within thirty (30) days after its agreement to serve hereunder. The Inventory Auditor will determine the allocation of its fees and expenses between Parent and the Securityholders’ Representative based on the inverse of the percentage that the Inventory Auditor’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Inventory Auditor. The Inventory Auditor’s determinations regarding the disputed items submitted to it hereunder, absent fraud or manifest error, will be final, conclusive and binding upon the parties hereto.

4.18         Pre-Closing Sale or Transfer of Owned Real Property.

(a)            Effective immediately prior to the Closing, the Company shall sell, transfer, convey or otherwise dispose of all of the Company’s right, title and interest in and to the Owned Real Property (the “Subject Property Sale”) listed in Section 4.18(a) of the Disclosure Schedule (the “Subject Property”) to a person that is not an affiliate of the Parent or any of its Subsidiaries prior to Closing (the transferee, the “Subject Property Transferee”). The Company shall execute and cause to be delivered to the Subject Property Transferee or any other Person such instruments and other documents, and will take such other actions, as reasonably necessary (prior to, at or after the Closing) for the purpose of carrying out or evidencing the Subject Property Sale and the other transactions contemplated by this Section 4.18, including execution and delivery of the Subject Property Lease (all such instruments and documents, collectively, the “Subject Property Agreements”). For the avoidance of doubt, in the event the Company is unable to consummate the Subject Property Sale to a third party at or prior to the Closing, the Securityholders’ Representative shall take any and all actions to transfer, effective as of the Closing, the Subject Property to a newly formed entity that is wholly owned by the Securityholders’ Representative, which entity shall be deemed the Subject Property Transferee for all purposes hereunder, and the instruments and other documents executed in connection with such transfer will be deemed the Subject Property Agreement for all purposes hereunder.

(b)            In connection with the Subject Property Sale, the Subject Property Transferee shall enter into a lease agreement with the Company (or its successor), effective as of the Closing, substantially in the form set forth in Section 4.18(b) of the Disclosure Schedule (the “Subject Property Lease”), pursuant to which the Company will lease the Subject Property from the Subject Property Transferee following the Closing.

(c)            Prior to entering into the Subject Property Agreements, the Company shall provide Parent a reasonable opportunity to review in advance and comment on the drafts thereof and shall consider in good faith and incorporate any comments reasonably proposed by Parent thereto.

(d)           The Company agrees that the Subject Property Agreements shall expressly provide that the Subject Property Transferee releases and forever discharges the Company (and its affiliates following the Closing) from any and all claims, direct or indirect, that result from, relate to or arise out of the ownership and operation of the Subject Property by the Company prior to the Closing.

(e)            The provisions of this Section 4.18 shall survive the Closing or any termination of this Agreement to the extent this Agreement is terminated after the Subject Property Sale is consummated.

5.	Conditions to Obligations to Close

5.1           Conditions to the Obligations of Each Party under this Agreement. The respective obligation of each party hereto to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing signed by each of the Company, Parent and Merger Sub, in whole or in part, to the extent permitted by applicable Law:

(a)            Shareholder Approval. The Requisite Shareholder Approval must have been obtained in accordance with the MBCA and the Organizational Documents of the Company. A true and correct copy of the duly executed Shareholder Written Consent, constituting the Requisite Shareholder Approval, must have been delivered to Parent;

(b)            No Order. There must not be any Law enacted after the date of this Agreement or Order in effect restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions, declaring unlawful any of the Transactions or causing any of such Transactions to be rescinded; and

(c)            Closing of NGCSE Merger. All conditions to Closing (as defined in the NGCSE Merger Agreement) under Article 5 of the NGCSE Merger Agreement shall have been satisfied or waived to the extent permitted by applicable Law (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

5.2           Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Closing are subject to satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in a writing signed by each of Parent and Merger Sub, in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties. (i) Without regard to any reference to “Material Adverse Effect” or other materiality qualifications (other than, for the avoidance of doubt, any dollar thresholds or qualification) contained therein, the representations and warranties set forth in Article 2 (other than the Company Fundamental Representations) must be true and correct on and as of the Closing Date as if made again on and as of the Closing Date, except: (A) for any representation or warranty made as of a specific date or for a particular period, which must be accurate as of such specific date or for such particular period, and (B) as would not reasonably be expected to have, individually or collectively, a Material Adverse Effect on the Company; (ii) without regard to any reference to “Material Adverse Effect” or other materiality qualifications (other than, for the avoidance of doubt, any dollar thresholds or qualification) contained therein, the representations and warranties of the Company set forth in Section 2.3(a) (Capitalization) must be true and correct in all respects on and as of the Closing Date as if made again on and as of the Closing Date except for inaccuracies that, individually or in the aggregate, are de minimis relative to the Fully Diluted Company Share Number; and (iii) without regard to any reference to “Material Adverse Effect” or other materiality qualifications (other than, for the avoidance of doubt, any dollar thresholds or qualification) contained therein, the Company Fundamental Representations (other than the representations and warranties set forth in Section 2.3(a) (Capitalization)) must be true and correct in all material respects on and as of the Closing Date as if made again on and as of the Closing Date;

(b)            Covenants. The Company must have performed and complied in all material respects with all of the covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date;

(c)            Material Adverse Effect. Since the date of this Agreement, there must not have occurred any Material Adverse Effect that is continuing;

(d)            Closing Certificate. The Company must have delivered to Parent a certificate executed by an authorized officer of the Company certifying on behalf of the Company that each of the conditions specified in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied;

(e)            Officer’s Certificate. The Company must have delivered to Parent a certificate of an officer of the Company, properly executed by such Person, certifying on behalf of the Company as to the Organizational Documents of the Company and (i) resolutions of the Company Board and the Shareholder Written Consent adopting and approving this Agreement and the Transactions to which the Company is a party, including the Merger and (ii) the names and signatures of the officers of the Company authorized to sign the relevant Transaction Documents and the other documents to be delivered thereunder;

(f)            Certificate of Good Standing. The Company must have delivered to Parent a certificate of good standing from LARA, dated as of a date not earlier than five (5) Business Days prior to the Closing;

(g)            Payoff Letters. At least four (4) Business Days prior to the Closing Date, the Company will deliver or cause to be delivered to Parent customary payoff letters in form and substance reasonably acceptable to Parent (the “Payoff Letters”), together with such other releases, instruments of discharge (including, without limitation, UCC-3 termination statements, intellectual property security agreement releases, collateral access agreement terminations and deposit account control agreement terminations) and other documentation reasonably required from each lender or holder of Funded Indebtedness identified on the Payment Spreadsheet, which Payoff Letters will (x) set forth the amounts required to repay in full all such Funded Indebtedness owed to such holder and the wire transfer instructions for such repayment and (y) provide that all Liens and guarantees in respect of such Funded Indebtedness have been terminated and released or that they will be so terminated and released upon repayment of such Funded Indebtedness;

(h)            Company Transaction Expenses. At least four (4) Business Days prior to the Closing Date, the Company will deliver or cause to be delivered to Parent final invoices with respect to all expenses payable by the Company listed in clause (a) of the definition of Company Transaction Expenses incurred prior to or upon Closing (the “Company Transaction Expense Invoices”), which Company Transaction Expense Invoices will include the amount of Company Transaction Expenses due to such payee and wire instructions;

(i)            Additional Closing Deliverables. The Company must have delivered or caused to be delivered:

(i)            a counterpart to the Certificate of Merger, duly executed by the Company;

(ii)           the written resignation of each (i) director of the Company and (ii) officer of the Company designated by Parent at least three (3) Business Days prior to the Closing Date;

(iii)          counterparts to the Support Agreement, duly executed by the Company and the Key Shareholders;

(iv)          counterparts to each of the restrictive covenant agreements substantially in the form attached as Exhibit F (the “Restrictive Covenant Agreements”), duly executed by the Restricted Persons;

(v)           fully executed copies of the Employee Agreements substantially in the form attached as Exhibit M, duly executed by the Company and each Specified Employee;

(vi)          fully executed copies of the Consultancy Agreements, duly executed by the Company and the Specified Individuals;

(vii)         the Subject Property Agreements, duly executed by the Company, the Subject Property Transferee and the other parties thereto;

(viii)        a certification by the Company and a notice to the IRS meeting the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and in form and substance reasonably acceptable to Parent; and

(ix)           an IRS Form W-9 from the Company, properly completed and duly executed by the Company.

If the Closing occurs, all closing conditions set forth in this Section 5.2 that have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Sub for the purposes of this Section 5.2.

5.3            Additional Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing signed by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties. (i) The representations and warranties set forth in Article 3 (other than the Parent Fundamental Representations) must be true and correct on and as of the Closing Date as if made again on and as the Closing Date, except for: (A) any representation or warranty made as of a specific date or for a particular period, which must be accurate as of such specific date or for such particular period, and (B) as would not be reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent’s or Merger Sub’s ability, on a timely basis, to consummate the Transactions; and (ii) without regard to any reference to “Material Adverse Effect” or other materiality qualifications (other than, for the avoidance of doubt, any dollar thresholds or qualification) contained therein, the Parent Fundamental Representations must be true and correct in all material respects on and as of the Closing Date as if made again on and as of the Closing Date;

(b)            Covenants. Parent and Merger Sub must have performed and complied in all material respects with all of their covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date;

(c)            Closing Certificate. Parent must have delivered to the Company a certificate executed by an authorized officer of Parent and Merger Sub certifying on behalf of Parent and Merger Sub that each of the conditions specified in Section 5.2(a) and Section 5.2(b) have been satisfied;

(d)            Officer’s Certificate. Parent must have delivered to the Company a certificate of an officer of Parent and Merger Sub certifying on behalf of Parent and Merger Sub as to each entity’s certificate of incorporation and bylaws and (i) resolutions of the board of directors and, in the case of Merger Sub, sole stockholder of Merger Sub adopting and approving this Agreement and the Transactions to which Parent or Merger Sub are a party, including the Merger, and (ii) the names and signatures of the officers of Parent and Merger Sub authorized to sign the relevant Transaction Documents and other documents to be delivered hereunder;

(e)            Additional Closing Deliverables. Parent or Merger Sub, as applicable, must have delivered or caused to be delivered:

(i)            a fully executed copy of the Paying Agent Agreement;

(ii)           a counterpart to each Certificate of Merger, duly executed by Merger Sub;

(iii)          counterparts to each Restrictive Covenant Agreement, duly executed by Parent; and

(iv)          evidence of satisfaction of the closing payment and deposit obligations set forth in Section 1.8.

If the Closing occurs, all closing conditions set forth in this Section 5.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company for the purposes of this Section 5.3.

6.	Termination

6.1            Termination of Agreement. This Agreement may be terminated and the Transactions (including the Merger) abandoned at any time prior to the Closing only as follows:

(a)            Parent and the Company may terminate this Agreement by mutual written consent;

(b)            Parent or the Company may terminate this Agreement by giving written notice to the other party if the Closing has not occurred on or before 5:00 p.m. Eastern Time on May 31, 2025, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that no termination may be made under this Section 6.1(b) if the failure to close is caused by the Willful Breach of this Agreement by the party seeking to terminate this Agreement or such party’s Affiliates;

(c)            Parent may terminate this Agreement by giving written notice to the Company if the Shareholder Written Consent executed by Company Shareholders representing the Requisite Shareholder Approval has not been delivered to Parent within one (1) Business Day following the date of this Agreement;

(d)            Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if (i) (A) the Company has breached any representation, warranty, covenant, agreement or obligation contained herein and such breach would result in the failure of any of the conditions set forth in Section 5.2 to be satisfied and (B) such breach has not been cured (I) within fifteen (15) Business Days after receipt by the Company of written notice of such breach or (II) by the Outside Date, whichever date is earlier (provided, that no such cure period will be available or applicable to any such breach that by its nature cannot be cured) or (ii) a Material Adverse Effect on the Company has occurred; provided, however, that the right to terminate this Agreement under clause (i) of this Section 6.1(d) will not be available to Parent if Parent is at that time in material breach of this Agreement;

(e)            the Company may terminate this Agreement by giving written notice to Parent if (i) Archrock, Parent or Merger Sub has breached any representation, warranty, covenant, agreement or obligation contained herein and such breach would result in the failure of any of the conditions set forth in Section 5.3 to be satisfied and (ii) such breach has not been cured (A) within fifteen (15) Business Days after receipt by Parent of written notice of such breach or (B) by the Outside Date, whichever date is earlier (provided, that no such cure period will be available or applicable to any such breach that by its nature cannot be cured); provided, however, that the right to terminate this Agreement under this Section 6.1(e) will not be available to the Company if the Company is at that time in material breach of this Agreement;

(f)            by Parent or the Company, by written notice to the other, if any Law is enacted after the date of this Agreement, or any Order is entered after the date of this Agreement, which Order has become final and non-appealable, preventing, enjoining or making illegal the consummation of the Merger; provided, that the right to terminate this Agreement under this Section 6.1(f) will not be available to any party whose breach of this Agreement was a principal cause of or primarily resulted in the entry of such Order or that failed to comply with its obligations set forth in Section 4.5(a) of this Agreement (it being understood that Parent and Merger Sub will be deemed a single party for purposes of the foregoing proviso); or

(g)            The Company may terminate this Agreement by giving written notice to Parent if (i) all of the conditions set forth in Section 5.1 and Section 5.2 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or have been waived in accordance with this Agreement, (ii) Parent fails to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.3(a), (iii) the Company has irrevocably confirmed to Parent in writing that (A) all of the conditions set forth in Section 5.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and which are, at the time of such written confirmation, capable of being satisfied if the Closing were to occur at such time) have been and continue to be satisfied or have been waived in accordance with this Agreement and (B) the Company is ready, willing and able to consummate the Transactions (including the Merger) on the date such notice is received by Parent and at all times during the three (3) Business Day period immediately thereafter and (iv) Parent and Merger Sub fail to consummate the Transactions (including the Merger) within such three (3) Business Day period following the date on which such notice is received by Parent.

(h)            Parent may terminate this Agreement by giving notice to the Company if greater than twenty percent (20%) of then-current Company Employees (i) as of the date of this Agreement, (ii) as of ten (10) days before the Closing Date, or (iii) as of two (2) days before the Closing Date, have not satisfied the Screening thresholds set forth on Section 4.7(b)(i) of the Disclosure Schedules.

6.2            Effect of Termination; Termination Fees.

(a)            In the event of the valid termination of this Agreement pursuant to, and in accordance with the terms of, Section 6.1, this Agreement will forthwith become void and there will be no liability on the part of Archrock, Parent, Merger Sub, the Company or their respective directors, officers, shareholders or Affiliates, provided, that (a) the last sentence of Section 4.2(a), Section 4.6, this Section 6.2 and Article 8 and any related definitions or provisions in this Agreement and the Confidentiality Agreement will remain in full force and effect and survive any termination of this Agreement and (b) nothing herein will relieve any party from liability in connection with (i) any Willful Breach of this Agreement prior to the date of such termination or (ii) Fraud.

(b)            Company Breach. If Parent is entitled to terminate this Agreement pursuant to Section 6.1(b) (at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 6.1(c) or Section 6.1(d)), Section 6.1(c) or Section 6.1(d):

(i)            the Company is in Willful Breach of this Agreement, then, in any such event, Parent shall be entitled to elect, at Parent’s sole discretion, one of the following two options: (A) seek a decree or order of specific performance in lieu of termination of this Agreement pursuant to the terms of Section 8.2; or (B) terminate this Agreement pursuant to Section 6.1(b) (at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 6.1(c) or Section 6.1(d)), Section 6.1(c) or Section 6.1(d), in which case the Company shall pay, or cause to be paid, to Parent, no later than three (3) Business Days after termination of this Agreement, an aggregate amount equal to the sum of (x) $5,000,000, plus (y) all reasonable out-of-pocket costs and expenses incurred by Parent in connection with any proceedings to enforce its rights pursuant to this Section 6.2(b), plus (z) any interest accrued thereon, at the rate of ten percent (10%) per annum, from and after the date that is three (3) Business Days after the date of termination until such amount is paid in full (such sum, the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent (it being understood and agreed that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and the occurrence of different events); provided, that the parties acknowledge and agree that, to the extent Parent elects in writing to terminate this Agreement and receive the Termination Fee under clause (B), such payment or right to receive such payment or payments (in the manner set forth in this Section 6.2(b)) shall be the sole and exclusive remedy (other than with respect to any liability or obligation resulting from any Fraud prior to termination) against the Company or any other Person for any and all losses or damages suffered by Parent or any other Person by virtue of, arising out of, under this or otherwise in connection with this Agreement or any other Transaction Document or the failure of the Transactions (including the Merger) to be consummated and, for the avoidance of doubt, in no event will the Company be required to consummate the Closing and also pay the Termination Fee; or

(ii)            the Company is not in Willful Breach, then, in any such event, Parent shall be entitled to elect, at Parent’s sole discretion, one of the following two options: (A) seek a decree or order of specific performance in lieu of a termination of this Agreement, pursuant to the terms of Section 8.2; or (B) terminate this Agreement pursuant to Section 6.1(b), Section 6.1(c) or Section 6.1(d).

(c)            Parent or Merger Sub Breach. If the Company is entitled to terminate this Agreement pursuant to Section 6.1(b) (at a time when the Company could have terminated this Agreement pursuant to Section 6.1(e) or Section 6.1(g)), Section 6.1(e) or Section 6.1(g), in each case where:

(i)            Parent or Merger Sub is in Willful Breach of this Agreement, then, in such event, the Company will be entitled to elect, at the Company’s sole discretion, one of the following two options: (A) seek a decree or order of specific performance in lieu of termination of this Agreement pursuant to the terms of Section 8.2; or (B) terminate this Agreement pursuant to Section 6.1(b) (at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 6.1(e) or Section 6.1(g)), Section 6.1(e) or Section 6.1(g), in which case Parent shall pay, or cause to be paid, to the Company, no later than three (3) Business Days after termination of this Agreement, an aggregate amount equal to the sum of (x) $5,000,000, plus (y) all reasonable out-of-pocket costs and expenses incurred by the Company in connection with any proceedings to enforce its rights pursuant to this Section 6.2(c), plus (z) any interest accrued thereon, at the rate of ten percent (10%) per annum, from and after the date that is three Business Days after the date of termination until such amount is paid in full (such sum, the “Reverse Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company (it being understood and agreed that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and the occurrence of different events); provided, that the parties acknowledge and agree that, to the extent the Company elects in writing to terminate this Agreement and receive the Reverse Termination Fee under clause (B), such payment or right to receive such payment or payments (in the manner set forth in this Section 6.2(c)) will be the sole and exclusive remedy (other than with respect to any liability or obligation resulting from any Fraud prior to termination) against Archrock, Parent, Merger Sub or any other Person for any and all losses or damages suffered by the Company or any other Person by virtue of, arising out of, under this or otherwise in connection with this Agreement or any other Transaction Document or the failure of the Transactions (including the Merger) to be consummated and, for the avoidance of doubt, in no event will Parent be required to consummate the Closing and also pay the Reverse Termination Fee; or

(ii)            Parent is, as a result of Parent’s failure to have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fund and pay the Merger Consideration and any other amounts to be paid to or on behalf of the Securityholders hereunder or under the other Transaction Documents, (A) in breach of the representations and warranties made under Section 3.5 and (B) is unable to consummate the Transactions (including the Merger) (such case, a “Financing Failure”), then, in such event, the Company will be entitled to elect, at the Company’s sole discretion, one of the following two options: (1) seek a decree or order of specific performance in lieu of termination of this Agreement pursuant to the terms of Section 8.2; or (2) terminate this Agreement pursuant to Section 6.1(b) (at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 6.1(e) or Section 6.1(g)), Section 6.1(e) or Section 6.1(g), in which case Parent shall promptly pay, or cause to be paid, no later than three (3) Business Days after termination of this Agreement, the Reverse Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company (it being understood and agreed that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and the occurrence of different events); provided, that the parties acknowledge and agree that, to the extent the Company elects in writing to terminate this Agreement and receive the Reverse Termination Fee under clause (2), such payment or right to receive such payment or payments (in the manner set forth in this Section 6.2(c)) will be the sole and exclusive remedy (other than with respect to any liability or obligation resulting from any Fraud prior to termination) against Archrock, Parent, Merger Sub or any other Person for any and all losses or damages suffered by the Company or any other Person by virtue of, arising out of, under this or otherwise in connection with this Agreement or any other Transaction Document or the failure of the Transactions (including the Merger) to be consummated and, for the avoidance of doubt, in no event will Parent be required to consummate the Closing and also pay the Reverse Termination Fee; or

(iii)           (A) Parent or Merger Sub is not in Willful Breach and (B) a Financing Failure has not occurred, then, in either such event, the Company shall be entitled to elect, at the Company’s sole option, one of the following two options: (1) seek a decree or order of specific performance in lieu of a termination of this Agreement pursuant to the terms of Section 8.2; or (2) terminate this Agreement pursuant to Section 6.1(b), Section 6.1(e) or Section 6.1(g).

(d)            Each of the Company, Archrock, Parent and Merger Sub acknowledge and agree that the agreements contained in Section 6.2 are an integral part of the Transactions, and that, without these agreements, none of Archrock, Parent, Merger Sub or the Company would enter into this Agreement. Each of the Company, Archrock, Parent and Merger Sub acknowledges and agrees that the Termination Fee or Reverse Termination Fee, as applicable, are not penalties, but rather are liquidated damages in a reasonable amount that will compensate the Company, in the case of the Reverse Termination Fee, or Parent and Merger Sub, in the case of the Termination Fee, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

7.	Limited Indemnification

7.1            Indemnification. From and after Closing until the later of (a) (i) April 1, 2029 or (ii) such time as the Indemnity Escrow Account has been exhausted, whichever occurs earlier, and (b) all pending and unsatisfied or unresolved claims for indemnification by an Indemnifying Party for which a Claim Notice has been delivered prior to April 1, 2029 are (A) fully resolved in accordance with this Article 7 or (B) judicially determined by an Order by a court that possesses competent jurisdiction and is not subject to further appeal or discretionary review, and subject to the limitations set forth in Section 7.3, the Securityholders (each, an “Indemnifying Party”) will, solely to the extent of the funds then remaining in the Indemnity Escrow Account, jointly and severally, indemnify, defend and hold harmless Parent and each of its Affiliates (including following the Closing, the Surviving Corporation), and each of their respective Representatives (collectively, the “Indemnified Parties”), from and against all Losses incurred in connection with, arising out of, resulting from any of the matters set forth in Section 7.1 of the Disclosure Schedule. For the avoidance of doubt, the Securityholders’ Representative shall represent the Securityholders with respect to all matters pursuant to this Article 7 and any notice requirement under this Article 7 by an Indemnified Party shall be deemed satisfied if such notice is delivered to the Securityholders’ Representative.

7.2            Indemnity Actions. Except as otherwise provided in Section 4.8(e), all claims for indemnification under Section 7.1 will be asserted and resolved as follows:

(a)            Direct Claims Indemnification Procedures.

(i)            To make or preserve a claim for indemnification under Section 7.1, Parent will as promptly as practicable notify the Securityholders’ Representative of any event giving rise to a possible claim under this Section 7.2 including, to the extent known, the specific details of and specific basis under this Agreement for its claim and matters set forth in Section 7.1 to which such claim relates (the “Claim Notice”); provided, that the failure to provide such notice to the Securityholders’ Representative shall not affect an Indemnifying Party’s obligations under this Article 7 except and only to the extent that such Indemnifying Party is materially prejudiced by such failure.

(ii)            In the event that the Securityholders’ Representative does not, within thirty (30) days of the receipt thereof, object in writing to any claim or claims made in any Claim Notice pursuant to the terms hereof, the Indemnified Parties shall be entitled to recover from the Indemnity Escrow Account in accordance with the terms hereof and of the Escrow Agreement, and the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute to the Indemnified Party the amount included in such Claim Notice.

(iii)          In case the Securityholders’ Representative shall object in writing to any claim or claims made in any Claim Notice, the Securityholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed, and the Indemnified Party shall recover the amount set forth in such memorandum from the Indemnity Escrow Account in accordance with the terms hereof and of the Escrow Agreement. In the event that Securityholders’ Representative and Parent are not able to reach an agreement, or the memorandum contains an agreement as to only a portion of the Losses in question, the parties may resolve such dispute in the manner provided in Section 8.9.

(b)           Defense of Third-Party Claims.

(i)            In the event that the claim for indemnification pursuant to Section 7.1 is based upon a claim by a third party against an Indemnified Party (a “Third Person Claim”), Parent will as promptly as practicable provide a Claim Notice to the Securityholders’ Representative after Parent has actual knowledge of the Third Person Claim and will enclose a copy of all papers (if any) received with respect to the Third Person Claim; provided, that the failure to provide such notice to the Securityholders’ Representative shall not affect an Indemnifying Party’s obligations under this Article 7 except and only to the extent that such Indemnifying Party is materially prejudiced by such failure.

(ii)            The Securityholders’ Representative will have thirty (30) days from its receipt of the Claim Notice to notify Parent in writing whether it (A) admits or denies (including a reasonable explanation for such denial) that such Third Person Claim is an indemnifiable matter pursuant to the terms of this Article 7 and (B) exercises its right to participate in the defense or settlement of such Third Person Claim under this Article 7, subject to the consent rights of any insurer or any other limitations in the R&W Insurance Policy, at the Securityholders’ sole cost and expense (to be reimbursed to the Securityholders’ Representative out of the Indemnity Escrow Account). If the Securityholders’ Representative does not so notify Parent within such 30-day period, the Indemnifying Parties will have waived their right to defend such Third Person Claim. Parent is authorized, prior to and during such 30-day period (or, if earlier, prior to notification that the Securityholders’ Representative exercise rights pursuant to this Section 7.2(b)), to file any motion, answer or other pleading that it deems necessary or appropriate to protect the Indemnified Parties’ interests or those of the Indemnifying Parties and that is not prejudicial to the Indemnifying Parties; provided that Parent will provide the Securityholders’ Representative reasonable prior notice of such action and use commercially reasonable efforts to consult with the Securityholders’ Representative (but will not be bound by the views or comments of the Securityholders’ Representative). In case the Parent shall object in writing to any denial of Third Person Claim made by the Securityholders’ Representative pursuant to this Section 7.2(b)(ii), the Securityholders’ Representative and Parent shall attempt in good faith to agree upon the rights and obligations of the respective parties with respect to each of such claim. If the Securityholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed, and the claim shall be defended in accordance with the terms hereof. In the event that Securityholders’ Representative and Parent are not able to reach an agreement, the parties may resolve such dispute in the manner provided in Section 8.9.

(iii)          Parent will have full control of the defense and proceedings of such Third Person Claim, including any compromise or settlement thereof, the costs and expenses of which shall be reimbursed from the Indemnity Escrow Account (pro rata from each remaining Indemnity Escrow Group). If requested by Parent, the Securityholders’ Representative agrees to cooperate, and to cause the Indemnifying Parties to cooperate, in contesting any Third Person Claim that Parent elects to contest (provided, however, that the Securityholders’ Representative will not be required to bring any counterclaim or cross-complaint against any Person). Parent will not, without the written consent of the Securityholders’ Representative (not to be unreasonably withheld, conditioned, or delayed), settle any Third Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnifying Parties’ liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnifying Parties), (ii) requires a non-monetary commitment by any Indemnifying Party, including compliance with an injunction or other equitable relief, (iii) includes any admission of criminal guilt or culpability or (iv) is reasonably likely to result in Losses that would materially exceed the aggregate dollar value of the Indemnity Escrow Amount (as may be adjusted in accordance with this Article 7). Parent shall keep the Securityholders’ Representative reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish Securityholders’ Representative with all documents and information available to Parent that Securityholders’ Representative reasonably requests and shall consult with Securityholders’ Representative prior to acting on major matters, including settlement discussions.

7.3           Limitation on Actions.

(a)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Securityholders will not be required to indemnify the Indemnified Parties under this Article 7 for aggregate Losses in excess of the Indemnity Escrow Amount (as may be adjusted in accordance with this Article 7, the “Indemnity Cap”). For the avoidance of doubt, but subject to the Indemnity Cap, any Indemnity Escrow Amount and any interest or other income earned on the Indemnity Escrow Amount, in each case, in the Indemnity Escrow Account will be available as the sole recourse of the Indemnified Parties against the Securityholders for any of the matters set forth on Section 7.1 of the Disclosure Schedule regardless of the Indemnity Escrow Group to which such matter relates.

(b)            Prior to seeking recovery from the Indemnity Escrow Account in accordance with this Article 7, Parent will seek recovery with respect to (and to the extent actually covered and collected, will satisfy) any claim for indemnification under this Article 7 from the R&W Insurance Policy to the extent such claim is actually covered and collectable under the R&W Insurance Policy, it being understood that the Parent shall not be required to seek recovery for any matters that are not covered and collectable under the R&W Insurance Policy.

(c)            The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article 7 will be reduced by the amount of insurance proceeds (including under the R&W Insurance Policy) actually received by an Indemnified Party with respect to such Losses (subject to any subrogation rights therein, and net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by an Indemnified Party) and such net insurance proceeds will be deemed paid out under the Indemnity Escrow Group to which the proceeds relate. In the event that any such amounts are recovered by an Indemnified Party with respect to Losses for which the Indemnified Party has previously been indemnified pursuant to this Article 7, then Parent will promptly refund to Securityholders’ Representative (for distribution to the Securityholders) an amount equal to the lesser of: (A) the aggregate amount recovered (net of all costs of recovery), (B) the aggregate amount previously recovered by the Indemnified Party from the Indemnity Escrow Account pursuant to this Article 7 in respect of such Losses and (C) the amount, if any, by which the sum of the amounts in (A) and (B) exceeds the total amount of Losses for which an Indemnified Party may have been indemnified pursuant to this Article 7 without regard for the Indemnity Cap.

(d)           In no event will an Indemnified Party be entitled to duplicate compensation with respect to the same Loss, liability, cost, expense, claim, award, or judgment under more than one provision of this Agreement and the Transaction Documents and in no event shall the term “Losses” as used in this Article 7 include any indirect, special, punitive or consequential damages (including loss of profits). For avoidance of doubt, the term “Losses” as used in this Article 7 shall include Taxes and expenses (including reasonable professional fees) incurred by an Indemnified Party in defense of Specified Tax Matters.

(e)            Parent will not, and will cause its Affiliates (including, after Closing, the Company) not to, voluntarily approach or otherwise initiate communication with any Governmental Authority or Government Official with respect to any matter set forth in Paragraph 1 of Section 7.1 of the Disclosure Schedule.

7.4            Indemnity Escrow.

(a)            Indemnity Escrow Amount. In order to provide security for the Securityholders’ indemnification obligations under this Article 7, Parent shall deposit cash in an amount equal to the Indemnity Escrow Amount into the Indemnity Escrow Account concurrently with the Closing.

(b)            Escrow Account. The Indemnity Escrow Amount shall be segregated and allocated to the Indemnity Escrow Groups in the manner set forth in Section 7.1 of the Disclosure Schedule. The Indemnity Escrow Amount shall be held by the Escrow Agent and distributed by the Escrow Agent pursuant to the provisions of this Section 7.4 and the Escrow Agreement.

(c)            Any interest or other income earned upon the Indemnity Escrow Amount shall be treated as income of Parent for U.S. federal (and applicable state and local) income tax purposes, shall become part of the Indemnity Escrow Amount, and shall be allocated to and increase the same Indemnity Escrow Group as the Indemnity Escrow Amount that produced such income. So long as there is any Indemnity Escrow Amount in the Indemnity Escrow Account, to the extent there is any income earned upon the Indemnity Escrow Amount, Parent and the Securityholders’ Representative shall, within thirty (30) days of the end of each calendar year and prior to the final distribution from the Indemnity Escrow Account, pursuant to the terms of the Escrow Agreement, execute and deliver to the Escrow Agent joint written instructions to distribute to Parent an amount of cash from each Indemnity Escrow Group that created such income that is equal to the product of (i) the amount of income earned for the relevant taxable year (or in the case of the final distribution from the Indemnity Escrow Account, the relevant portion of the taxable year) and (ii) 0.25, for the purpose of paying any income Taxes due on such income.

(d)            On January 1, 2026, the Securityholders shall be entitled to receive from the Indemnity Escrow Account an amount of cash (which may be zero) equal to (i) the balance of the Indemnity Escrow Amount, less (ii) the sum of the amounts initially allocated to Indemnity Escrow Groups B, C, D, E, F and G (net of amounts reimbursed to Parent in respect of such Indemnity Escrow Groups pursuant to the first sentence of Section 7.2(b)(iii)), less (iii) the sum of the interest earned on Indemnity Escrow Groups B, C, D, E, F and G, and within five (5) Business Days after such date, the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute such cash, if any, to the Securityholders pursuant to the terms of the Escrow Agreement; provided, however, that the Securityholders shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Parent prior to January 1, 2026 (which amounts shall remain in the Indemnity Escrow Account until such indemnity obligations are finally resolved by the parties).

(e)            On April 1, 2026, the Securityholders shall be entitled to receive from the Indemnity Escrow Account an amount of cash (which may be zero) equal to (i) the balance of the Indemnity Escrow Amount, less (ii) the sum of the amounts initially allocated to Indemnity Escrow Groups C, D, E, F and G (net of amounts reimbursed to Parent in respect of such Indemnity Escrow Groups pursuant to the first sentence of Section 7.2(b)(iii)), less (iii) the sum of the interest earned on Indemnity Escrow Groups C, D, E, F and G, and within five (5) Business Days after such date, the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute such cash, if any, to the Securityholders pursuant to the terms of the Escrow Agreement; provided, however, that the Securityholders shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Parent prior to April 1, 2026 (which amounts shall remain in the Indemnity Escrow Account until such indemnity obligations are finally resolved by the parties).

(f)            On January 1, 2027, the Securityholders shall be entitled to receive from the Indemnity Escrow Account an amount of cash (which may be zero) equal to (i) the balance of the Indemnity Escrow Amount, less (ii) the sum of the amounts initially allocated to Indemnity Escrow Groups D, E, F and G (net of amounts reimbursed to Parent in respect of such Indemnity Escrow Groups pursuant to the first sentence of Section 7.2(b)(iii)), less (iii) the sum of the interest earned on Indemnity Escrow Groups D, E, F and G, and within five (5) Business Days after such date, the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute such cash, if any, to the Securityholders pursuant to the terms of the Escrow Agreement; provided, however, that the Securityholders shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Parent prior to January 1, 2027 (which amounts shall remain in the Indemnity Escrow Account until such indemnity obligations are finally resolved by the parties).

(g)            On April 1, 2027, the Securityholders shall be entitled to receive from the Indemnity Escrow Account an amount of cash (which may be zero) equal to (i) the balance of the Indemnity Escrow Amount, less (ii) the sum of the amounts initially allocated to Indemnity Escrow Groups E, F and G (net of amounts reimbursed to Parent in respect of such Indemnity Escrow Groups pursuant to the first sentence of Section 7.2(b)(iii)), less (iii) the sum of the interest earned on Indemnity Escrow Groups E, F and G, and within five (5) Business Days after such date, the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute such cash, if any, to the Securityholders pursuant to the terms of the Escrow Agreement; provided, however, that the Securityholders shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Parent prior to April 1, 2027 (which amounts shall remain in the Indemnity Escrow Account until such indemnity obligations are finally resolved by the parties).

(h)           On January 1, 2028, the Securityholders shall be entitled to receive from the Indemnity Escrow Account an amount of cash (which may be zero) equal to (i) the balance of the Indemnity Escrow Amount, less (ii) the sum of the amounts initially allocated to Indemnity Escrow Groups F and G (net of amounts reimbursed to Parent in respect of such Indemnity Escrow Groups pursuant to the first sentence of Section 7.2(b)(iii)), less (iii) the sum of the interest earned on Indemnity Escrow Groups F and G, and within five (5) Business Days after such date, the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute such cash, if any, to the Securityholders pursuant to the terms of the Escrow Agreement; provided, however, that the Securityholders shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Parent prior to January 1, 2028 (which amounts shall remain in the Indemnity Escrow Account until such indemnity obligations are finally resolved by the parties).

(i)             On April 1, 2028, the Securityholders shall be entitled to receive from the Indemnity Escrow Account an amount of cash (which may be zero) equal to (i) the balance of the Indemnity Escrow Amount, less (ii) the sum of the amounts initially allocated to Indemnity Escrow Group G (net of amounts reimbursed to Parent in respect of such Indemnity Escrow Groups pursuant to the first sentence of Section 7.2(b)(iii)), less (iii) the sum of the interest earned on Indemnity Escrow Group G, and within five (5) Business Days after such date, the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute such cash, if any, to the Securityholders pursuant to the terms of the Escrow Agreement; provided, however, that the Securityholders shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Parent prior to April 1, 2028 (which amounts shall remain in the Indemnity Escrow Account until such indemnity obligations are finally resolved by the parties).

(j)             On April 1, 2029, the Securityholders shall be entitled to receive from the Indemnity Escrow Account an amount of cash (which may be zero) equal to the balance of the Indemnity Escrow Account, and within five (5) Business Days after such date, the Securityholders’ Representative and Parent shall execute and deliver to the Escrow Agent joint written instructions to distribute such cash, if any, to the Securityholders pursuant to the terms of the Escrow Agreement; provided, however, that the Securityholders shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Parent prior to April 1, 2029 (which amounts shall remain in the Indemnity Escrow Account until such indemnity obligations are finally resolved by the parties).

7.5           Effect of Knowledge or Waiver of Condition. The right to indemnification, payment of Losses or other remedy based on any representations, warranties, covenants and agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedies based on such representations, warranties, covenants and agreements.

7.6           No Contribution. No Securityholder shall have, and no Securityholder shall exercise or assert (or attempt to exercise or assert), any right of contribution or reimbursement from, subrogation to, or right of indemnity against the Surviving Corporation in connection with any indemnification obligation to an Indemnified Party to which such Securityholder may become subject under or in connection with this Agreement.

7.7           Rights under Other Transaction Documents. Nothing set forth in this Article 7 or otherwise in this Agreement shall affect any right or claim of Parent or the Surviving Corporation pursuant to any Letter of Transmittal, Restrictive Covenant Agreement or Support Agreement signed by any Securityholder with respect to any representations, warranties, covenants or agreements set forth in such Letter of Transmittal, Restrictive Covenant Agreement or Support Agreement; provided, that, in the event the Closing occurs, no party to the Support Agreement shall have liability pursuant to the Support Agreement.

7.8           Tax Consequences of Payments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article 7 will be treated as adjustments to the purchase price for all federal, state, local and foreign Tax purposes, and the parties shall file their respective Tax Returns accordingly and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

8.	Miscellaneous Provisions

8.1           Fees and Expenses. Except as otherwise expressly provided herein, each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions, whether or not the Merger is consummated. Parent and the Company (and following the Closing, the Securityholders’ Representative) will each be responsible for and pay fifty percent (50%) of the aggregate costs and expenses payable to the Paying Agent under the Paying Agent Agreement.

8.2           Remedies.

(a)            The parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will be entitled to an injunction or injunctions to prevent or restrain such breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement in the Chosen Courts to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement.

(b)            Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent and Merger Sub, as applicable, under this Agreement. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such order or injunction. The parties further agree that (i) by seeking the remedies provided for in this Section 8.2, a party will not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 8.2 will require any party to institute any Proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.2 prior or as a condition to exercising any termination right under Article 6 (and receiving the Termination Fee or Reverse Termination Fee, as applicable, or pursuing damages after such termination to the extent available to such party), nor will the commencement of any Proceeding pursuant to this Section 8.2 or anything set forth in this Section 8.2 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding the foregoing Section 8.2(a) and this Section 8.2(b), in no case will any party be entitled to specifically enforce the terms of this Agreement or to seek equitable remedy in any court other than the Chosen Courts. For the avoidance of doubt, a party hereto may concurrently seek specific performance or other equitable relief and any monetary damages, remedies or awards that may be available to such party or any third party beneficiary under this Agreement or at Law.

8.3           No Third-Party Beneficiaries. Except as set forth in Section 4.9, Section 4.10, the last sentence of Section 4.11, Section 4.18, Article 7 and this Section 8.3, this Agreement is not intended to and does not confer any rights or remedies upon any Person other than the parties, provided, that the Company will have the right to pursue damages on behalf of its shareholders in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement, which right is hereby acknowledged by Parent and Merger Sub.

8.4           Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, the Disclosure Schedule and the other documents, instruments and agreements referred to herein that relate to the Transactions (including the Transaction Documents), constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.5           Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent and the Company; provided, that Parent and Merger Sub may, without the consent of any Person, assign in whole or in part their rights and obligations pursuant to this Agreement to (a) one or more of their respective Affiliates, (b) any successor to, or assignee of, all or substantially all of the business and assets of Parent or its Affiliates or (c) any lender to Parent or any of its Affiliates as security for obligations to such lender; provided, further, that no such assignment will relieve Parent of its obligations hereunder.

8.6           Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts (any of which may be delivered electronically), each of which will be deemed an original but all of which, when taken together, will constitute one and the same agreement. No party will raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation or enforceability of this Agreement, and each party forever waives any such defense. This Agreement may be executed by electronic or digital delivery signature or using generally recognized e-signature technology and such signature will constitute an original signature for all purposes. Minor variations in the form of the signature page will be disregarded in determining the party’s intent or the effectiveness of such signature.

8.7           Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.8           Notices. All notices, requests, demands, claims and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via email to the parties at the following address (or at such other address for a party as will be specified by like notice):

If to Parent, Merger Sub or, after the Closing, the Company:

Archrock, Inc.
9807 Katy Freeway, Ste. 100
Houston, Texas 77024
Attention: Stephanie C. Hildebrandt
Email: [***]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Ryan J. Maierson; Nick Dhesi
Email: ryan.maierson@lw.com; ramnik.dhesi@lw.com

If, prior to the Closing, the Company:

Natural Gas Compression Systems, Inc.
2480 Aero Park Drive
Traverse City, Michigan 49686
Attention: A. J. Yuncker
Email: [***]
Telephone: [***]

with a copy (which will not constitute notice) to:

Honigman LLP
200 Ottawa Avenue NW, Suite 700
Grand Rapids, Michigan 49503
Attention: Tracy T. Larsen and Jordan K. Schwartz
Email: tlarsen@honigman.com; jschwartz@honigman.com
Telephone: (616) 649-1950; (616) 649-1980

If to Securityholders’ Representative:

c/o A.J. Yuncker
[***]
[***]
Email: [***]

with a copy (which will not constitute notice) to:

Honigman LLP
200 Ottawa Avenue NW, Suite 700
Grand Rapids, Michigan 49503
Attention: Tracy T. Larsen and Jordan K. Schwartz
Email: tlarsen@honigman.com; jschwartz@honigman.com
Telephone: (616) 649-1950; (616) 649-1980

Any notice, request, demand, claim or other communication hereunder will be deemed duly given as follows (i) if delivered personally or via email, such notice, request, demand, claim or other communication will conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) will conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

8.9           Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)            Except with respect to the application of Michigan law as related to Michigan aspects of the Merger, this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)            Each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal courts located in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”) in respect of any Proceeding related to or arising out of this Agreement, including any Proceeding involving the interpretation or enforcement of the provisions of this Agreement, (ii) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that it will not bring any Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.8, in addition to any other method to serve process permitted by applicable Law.

(c)            THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, INCLUDING THE MERGER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.10         Amendments and Waivers. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Closing Date (notwithstanding any shareholder approval); provided, however, that after delivery of the Shareholder Written Consent, no amendment will be made which, pursuant to applicable Law, requires further approval by such Company Shareholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of such amendment. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the party making such waiver, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

8.12         Disclosure Schedule. The Disclosure Schedule will be arranged in sections and subsections corresponding to the sections and subsections contained in Article 2, and other relevant sections and subsections of this Agreement; provided, however, information furnished in any particular section of the Disclosure Schedule will be deemed to be included in another section thereof solely to the extent the relevance of such disclosure to such other section is reasonably apparent. Any information provided in the Disclosure Schedule is solely for information purposes, and the inclusion of such information will not be deemed to enlarge or enhance in any way any of the covenants, agreements, representations or warranties under this Agreement or otherwise alter in any way the terms of this Agreement. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by the parties pursuant to this Agreement will not be deemed to be an admission or evidence of the materiality of such item, nor will it establish a standard of materiality for any purpose whatsoever.

8.13         Consent to Representation.

(a)            Each of the parties acknowledges and agrees, on its own behalf and on behalf of its directors, officers, shareholders, partners, employees and Affiliates, that Honigman LLP currently serves as counsel to the Company, certain Company Shareholders, certain holders of Company Warrants and certain Affiliates of the foregoing (individually and collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents, the consummation of the Transactions (including the Merger) and in connection with other matters relating to the Transactions. There may come a time, including after consummation of the Merger, when the interests of the Seller Group, on the one hand, and the Company, on the other hand, may no longer be aligned or when, for any reason, the Seller Group, Honigman LLP or the Company believes that Honigman LLP can or should no longer represent members of the Seller Group, on the one hand, and the Company, on the other hand. In such case, Parent and the Surviving Corporation agree that Honigman LLP (or any successor) may represent members of the Seller Group in the future in connection with issues that may arise under or relate to this Agreement or the Transactions, and any claims that may be made pursuant or relating to this Agreement or the Transactions, even though the interests of the Seller Group may be directly adverse to Parent or the Surviving Corporation, and even though Honigman LLP may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Surviving Corporation or Parent. Honigman LLP (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, member, partner, officer, employee, Affiliate or other Representative of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, another Transaction Document or the Transaction. Each of the parties consents thereto, and waives any conflict of interest arising therefrom, and each such party will cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.

(b)            Notwithstanding anything to the contrary contained herein, the parties intend that all communications at or prior to the Closing between or among the Company, any member of the Seller Group, or any of them (collectively, the “Target Group”), on the one hand, and any of their attorneys or other professional advisors, on the other hand, to the extent relating to the negotiation, execution or delivery of this Agreement, the Transactions (including the Merger) and any alternative transactions (collectively, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Target Group (the “Associated Rights”), will, from and after the Closing, rest exclusively with the respective members of the Seller Group and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Parent, the Surviving Corporation or any of their respective Affiliates or any successor or assign of any of the foregoing (collectively, the “Parent Group”). Accordingly, the parties hereby agree that, as of immediately prior to the Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Protected Communication and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to the Seller Group, and (ii) no member of the Parent Group will have any right, title, interest or benefit in or to any of the Protected Communication or any Associated Rights. Without limiting the foregoing, the parties acknowledge the decision of the Delaware Chancery Court in Great Hill Equity Partners IV, LP, et al. v. SIG Growth Equity Fund, I, LLP, et al. (Civil Action No. 7905-CS, November 15, 2013) and desire to expressly exclude the Protected Communication and Associated Rights from the assets, rights, privileges and benefits of the Target Group that might otherwise be transferred or assigned to any member of the Parent Group by operation of law or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of their respective Affiliates and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Corporation (including on behalf of its Affiliates) may assert (but not waive) the attorney-client privilege to prevent disclosure of confidential communications by Honigman LLP to such third party.

(c)            Parent hereby agrees, on its own behalf and on behalf of the other members of the Parent Group, from and after the Closing, that the Seller Group (i) will have the right to take possession and control of all Protected Communication effective as of the Closing and (ii) if and to the extent the Seller Group fails to take such possession and control (which failure will not, alone or in association with any other act or omission, be deemed a waiver of any of their rights under this Section 8.13), the members of the Seller Group will have the right to access and copy, from time to time, any Protected Communication in the possession or control of any member of the Parent Group from and after the Closing, during normal business hours and on not less than twenty-four (24) hours’ prior written notice. If and to the extent that, at any time from and after the Closing, any member of the Parent Group will have any right or opportunity to assert or waive an attorney-client privilege or right of confidentiality with respect to any Protected Communication, each member of the Parent Group will not, and will cause the other members of the Parent Group not to, waive such privilege or right of confidentiality without the prior written consent of the holders of a majority in interest of the former Company Shareholders (which consent may be withheld, conditioned or delayed in its sole discretion).

8.14         Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits will mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case, at the time such reference is made; (c) words using the singular or plural number also will include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms will refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) references to any Person will be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (f) the term “including” or any variation thereof will be deemed to be followed by “without limitation”; (g) words of any gender include each other gender; (h) all references to days or months will be deemed references to calendar days or months; (i) whenever this Agreement refers to a number of days, such number will refer to calendar days, unless such reference is specifically to “Business Days”; (j) any time period set forth in this Agreement that ends on a calendar day that is not a Business Day will be deemed to mean the next succeeding Business Day; and (k) all references to “$” and “dollars” will be deemed references to United States dollars. The use of the word “including” or any variation thereof will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The use of the words “or,” “either,” “and/or” and “any” will not be exclusive. The phrases “provided to,” “delivered to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means an electronic copy of the document or information referred to, which has been provided to the party to whom such information or material is to be provided; provided, however, for all documents or information to be provided to, furnished to or made available to Parent hereunder, such document or information will be deemed to have been provided to, furnished to or made available to Parent only if placed in the virtual data room hosted by the Company’s financial advisor no less than two (2) Business Days prior to the date hereof, and which will not have been modified or removed from such virtual data room prior to the Closing. The recitals to this Agreement and the exhibits, schedules and annexes identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein. The parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Further, prior drafts of this Agreement or any documents executed and delivered in connection herewith or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the documents executed and delivered in connection herewith will not be used as a rule of construction or otherwise constitute evidence of the intent of the parties hereto or thereto, and no presumption or burden of proof will arise favoring or disfavoring any such party by virtue of the authorship of any provision in this Agreement. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

8.15         Further Assurances. Each party will execute and cause to be delivered to each other party such instruments and other documents, and will take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

8.16         Securityholders’ Representative.

(a)            Each Securityholder, by participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, will irrevocably be deemed to have appointed Wolverine Securityholders’ Representative, LLC, as of the Effective Time, as the exclusive representative and attorney-in-fact for such Securityholder for all purposes in connection with this Agreement and any agreements ancillary hereto (including the full power and authority on such Securityholder’s behalf): (i) to consummate the Transactions; (ii) to endorse and deliver any certificates or instruments of assignment as Parent will reasonably request; (iii) to execute and deliver on behalf of such Securityholder any amendment, waiver, ancillary agreement or other document that the Securityholders’ Representative deems necessary or appropriate; (iv) to give and receive notices and communications to or from Parent or the Surviving Corporation relating to this Agreement, the Merger or any of the transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication must be given or received by a Securityholder individually); (v) to make, administer and resolve disputes; (vi) to consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims; (vii) to provide any consents or agreements hereunder, including with respect to any proposed settlement of any claims or to any amendment to this Agreement; and (viii) to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Each Securityholder agrees that such appointment is coupled with an interest, is therefor irrevocable and will survive the death, incapacity, bankruptcy, dissolution or liquidation of such Securityholder. All decisions and actions (including the execution of any agreement or document) by the Securityholders’ Representative on behalf of any Securityholder (to the extent authorized by this Agreement) will be binding upon such Securityholder, and no such Securityholder will have the right to object, dissent, protest or otherwise contest the same. Each Securityholder agrees that Parent will be entitled to rely on any action taken by the Securityholders’ Representative, on behalf of such Securityholder, pursuant to this Section 8.16, and that each such action will be binding on each Securityholder as fully as if such Securityholder had taken such action. No bond will be required of the Securityholders’ Representative.

(b)            Notwithstanding Section 8.16(a), in the event that the Securityholders’ Representative, upon the advice of legal counsel, is of the opinion that he requires further authorization from Securityholders on any matters concerning this Agreement or the Transactions, the Securityholders’ Representative will be entitled to seek such further authorization from the Securityholders prior to acting on their behalf.

(c)            The Securityholders’ Representative may resign from its capacity as the Securityholders’ Representative at any time by written notice delivered to Parent. If there is a vacancy at any time in the position of the Securityholders’ Representative for any reason, such vacancy will be filled by the holders of a majority in interest of the former Company Shareholders upon not less than three days’ prior written notice to Parent, in which case the references to the Securityholders’ Representative will include the replacement.

(d)            All acts of the Securityholders’ Representative hereunder in its capacity as such will be deemed to be acts on behalf of the Securityholders and not of the Securityholders’ Representative individually. The Securityholders’ Representative will not be liable to the Securityholders in connection with the Securityholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, for any liability of any kind, including any liability of any Securityholder, or otherwise or for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Securityholders’ Representative’s gross negligence or willful misconduct. The Securityholders’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and the Securityholders’ Representative will not be liable for any action or omission pursuant to the advice of counsel. The Securityholders’ Representative will not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder.

(e)            Any expenses or taxable income incurred by the Securityholders’ Representative in connection with the performance of its duties under this Agreement will not be the personal obligation of the Securityholders’ Representative but will be payable by and attributable to the Securityholders based on each such Securityholder’s Pro Rata Share. The Securityholders will indemnify (severally and not jointly based on each such Securityholder’s respective Securityholder’s Pro Rata Share), defend and hold harmless the Securityholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Securityholders’ Representative Losses”) arising out of or in connection with the Securityholders’ Representative’s acceptance or administration of the Securityholders’ Representative’s duties hereunder or any other agreements ancillary hereto, in each case as such Securityholders’ Representative Loss is suffered or incurred, after written notice thereof to the Securityholders; provided, that to the extent that any such Securityholders’ Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Securityholders pro rata according to each such Person’s respective Securityholder’s Pro Rata Share multiplied by the amount of the Securityholders’ Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Securityholders, any such Securityholders’ Representative Losses may be recovered by the Securityholders’ Representative from the Expense Fund; provided, however, that while this Section allows the Securityholders’ Representative to be paid from the Expense Fund, this does not relieve the Securityholders from their obligation to promptly pay such Securityholders’ Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Securityholders or otherwise. The Securityholders acknowledge and agree that the foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

(f)            The Expense Fund will be held by the Escrow Agent in a segregated account and will be used for the purposes of paying directly or reimbursing the Securityholders’ Representative for any Securityholders’ Representative Losses incurred pursuant to this Agreement. Parent acknowledges that neither it, nor any of its Affiliates (including the Surviving Corporation) has any rights or interest in the Expense Fund. The Securityholders’ will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder’s Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and will have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of the Securityholders’ Representative’s gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. As soon as reasonably determined by the Securityholders’ Representative that the Expense Fund is no longer required to be withheld, the Securityholders’ Representative will distribute the remaining Expense Fund (if any) to the Paying Agent for distribution to the Securityholders based upon their Pro Rata Share.

(g)           After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholders’ Representative that is within the scope of the Securityholders’ Representative’s authority under this Section 8.16 will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Securityholders and will be final, binding and conclusive upon each such Securityholder; and Parent will be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every Securityholder.

8.17         No Survival of Representations, Warranties and Covenants. The parties, intending to modify any applicable statute of limitations, agree that (a) other than the representations and warranties set forth in Section 2.26 and Section 3.10 (which will survive indefinitely), all representations and warranties of the parties set forth in this Agreement or in any certificate delivered in connection with this Agreement will terminate effective as of the Closing and will not survive the Closing for any purpose (with the parties agreeing to contractually shorten any applicable statutes of limitation) such that no claim for breach of or inaccuracy in any such representation or warranty or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, and thereafter, there will be no liability on the part of, nor will any Proceeding that may be based upon, in respect of, arise under, out of or by any reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution, performance or breach (whether willful, intentional, unintentional or otherwise) of this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) be made by, any party hereto or any of their respective Affiliates in respect thereof and, (b) none of the covenants of any party hereto required to be performed by such party before the Closing will survive the Closing and, after the Closing, there will be no liability on the part of, nor will any claim under any Recourse Theory be made by, any party hereto or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing. The covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing will survive the Closing in accordance with their terms until they have been fully performed or satisfied in accordance with their terms, and if no term is specified, then for the applicable statute of limitations, and nothing in this Section 8.17 will be deemed to limit any right or remedy of any Person for breach of any such surviving covenant or agreement. Nothing in this Agreement, including this Section 8.17, will in any way limit Parent’s rights to recovery under the R&W Insurance Policy, if obtained. Notwithstanding anything to the contrary in this Agreement, from and after the Closing Date, the indemnification provisions set forth in Section 4.18 and Article 7, and the R&W Insurance Policy will be the sole and exclusive source of recourse for Parent and its Affiliates for any matter arising out of or in respect of this Agreement or any of the Transaction Documents; provided, however, that nothing in this Section 8.17 or elsewhere in this Agreement will, or will be deemed or construed to, preclude, limit or impair any claim in respect of, or relieve any Person of any liability or obligation for, or limit or impair any recourse available in respect of, (i) Fraud, (ii) Willful Breach or criminal misconduct committed by any party hereto in connection with the consummation of the Transactions or (iii) the enforcement of a party’s right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 8.2.

8.18         Archrock Guarantee.

(a)            Archrock hereby absolutely and unconditionally guarantees (the “Guarantee”), as principal and not as surety, the performance and timely payment by Parent and Merger Sub when due of its covenants, obligations and liabilities required to be performed by Parent and Merger Sub to the Company under this Agreement (such guaranteed covenants, obligations and liabilities, collectively, the “Guaranteed Obligations”), subject to all terms, conditions and limitations contained in this Agreement.

(b)            Archrock hereby waives notice of acceptance of the Guarantee and notice of the Guaranteed Obligations, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of the Guaranteed Obligations, suit or the taking of other action by the Company against, and any other notice to, Archrock, Parent, Merger Sub or others (in each case, other than notices required to be made pursuant to this Agreement). Parent or Merger Sub may at any time and from time to time without notice to or consent of Archrock and without impairing or releasing the obligations of Archrock under this Section 8.18: (1) agree with the Company to make any change in the terms of the Guaranteed Obligations; (2) take or fail to take any action of any kind in respect of any security for the Guaranteed Obligations; (3) exercise or refrain from exercising any rights against the Company or others in respect of the Guaranteed Obligations; or (4) compromise or subordinate the Guaranteed Obligations, including any security therefor. Archrock hereby waives, for the benefit of the Company, (i) any right to require the Company as a condition of payment or performance of Archrock to proceed against Parent or Merger Sub or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, including (1) any change, restructuring or termination of the corporate structure, ownership or existence of Archrock, Parent or Merger Sub or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Archrock, Parent, Merger Sub or their assets or any resulting restructuring, release or discharge of any obligation, (2) the failure of the Company to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of this Agreement or otherwise, or (3) the existence of any claim, set-off, counterclaim, recoupment or other rights that Archrock, Parent or Merger Sub may have against the Company (other than a defense of payment or performance); provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim. Archrock agrees that the Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations, or interest thereon is rescinded or must otherwise be restored or returned by Parent or Merger Sub upon the bankruptcy, insolvency, dissolution or reorganization of Parent. Each of Archrock, Parent and Merger Sub understands that the Company is relying on the Guarantee in entering into this Agreement and that, without the Guarantee, the Company would not have entered into this Agreement.

(c)            Notwithstanding anything herein to the contrary. Archrock may not assign its rights nor delegate its obligations under this Section 8.18, in whole or in part, without prior written consent of the Company, and any purported assignment or delegation absent such consent is void.

(d)            Notwithstanding anything herein to the contrary, the Company hereby agrees that (i) to the extent Parent or Merger Sub is relieved of any of its obligations under this Agreement, Archrock shall be similarly relieved of its corresponding Guaranteed Obligations solely in respect of such relieved obligation and (ii) Archrock shall have all defenses to the payment of the Guaranteed Obligations that would be available to Parent or Merger Sub under the Agreement, as well as any defenses in respect of Fraud of the Company.

(e)            NOTWITHSTANDING Section 8.18 HEREOF, ANY DISPUTES, CONTROVERSY OR CONFLICT RELATING TO THIS Section 8.18 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

[Signature page follows]

The parties have caused this Agreement to be executed and delivered as of the date first written above.

ARCHROCK:

ARCHROCK, INC.

By:	/s/ Douglas S. Aron
Name:	Douglas S. Aron
Title:	Senior Vice President and Chief Financial Officer

PARENT:

ARCHROCK SERVICES, L.P.

By:	/s/ Douglas S. Aron
Name:	Douglas S. Aron
Title:	Chief Financial Officer

MERGER SUB:

Archrock NGCSI Merger Sub, INC.

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and Secretary

COMPANY:

NATURAL GAS COMPRESSION SYSTEMS, INC.

By:	/s/ A.J. Yuncker
Name:	A.J. Yuncker
Title:	President and Chief Executive Officer

SECURITYHOLDERS’ REPRESENTATIVE:

WOLVERINE SECURITYHOLDERS’ REPRESENTATIVE, LLC

By:	/s/ A.J. Yuncker
Name:	A.J. Yuncker
Title:	Manager

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“401(k) Termination Date” has the meaning set forth in Section 4.7(a).

“Accounting Firm” has the meaning set forth in Section 1.9(b).

“Accounting Principles” means (a) with respect to the calculation of Net Working Capital, the accounting principles, policies, methodologies, and procedures used in the illustrative calculations set forth on Schedule A, and (b) if not covered by clause (a), GAAP as consistently applied.

M-1

“Accounts Receivable” of the Company means all accounts, notes, accounts receivable, Contract rights, drafts and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods sold or leased, services performed or to be performed, or otherwise, owned by the Company or in which the Company has any interest, together with all guarantees, security agreements, mortgages and rights and interests securing the same.

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act.

“Adjustment Escrow Account” has the meaning set forth in Section 1.8(c).

“Adjustment Escrow Amount” means $5,000,000.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Warrant Exercise Amount” means the aggregate dollar amount that would be payable to the Company in connection with the exercise of all in-the-money Company Warrants outstanding immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Law” has the meaning set forth in Section 2.19.

“Archrock” has the meaning set forth in the Recitals.

“Associated Rights” has the meaning set forth Section 8.13(b).

“Audited Financial Statements” has the meaning set forth in Section 2.5(a).

“BDO” has the meaning set forth in Section 1.9(b).

“Business” means the design, manufacture, distribution and servicing of Company Products, and other activities conducted by the Company that are incidental thereto, including the provision of equipment and the maintenance and repair of such equipment, in each case as and where conducted by the Company immediately prior to the date of this Agreement.

“Business Day” means any day other than: (a) a Saturday, Sunday or a federal holiday; or (b) a day on which commercial banks in New York, New York, Houston, Texas or Traverse City, Michigan are authorized or required to be closed.

“Capital Expenditure” means, without duplication, any expenditure of (or commitment to expend) money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on the Audited Financial Statements. For avoidance of doubt, the term “Capital Expenditure” does not include expenditures to maintain the operating capacity of the Company’s assets and extend their useful lives, replace partially or fully depreciated assets, or other expenditures that are incurred in maintaining the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020) and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time.

“Cash and Cash Equivalents” means, as of any time of determination, the net amount, calculated in accordance with GAAP, of (a) the Company’s money, currency or a credit balance in a deposit account at a financial institution and (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof, in each case maturing within one (1) year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition, (iii) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than ninety (90) days from the date of its creation and (iv) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of acquisition issued by any commercial bank organized under the laws of the United States; provided that “Cash and Cash Equivalents” (x) shall be calculated net of outbound wires in transit and checks issued by the Company but not yet cleared, in each case, as of the time of determination and (y) shall include inbound wires in transit and checks deposited by the Company but not yet cleared as of the time of determination.

“Certificates of Merger” has the meaning set forth in Section 1.3(b).

“Chosen Courts” has the meaning set forth in Section 8.9(b).

“Clean Team Agreement” means that certain clean team agreement entered into between Parent and the Company dated November 19, 2024.

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Date” has the meaning set forth in Section 1.3(a).

“Closing Date Cash” means the Company’s aggregate Cash and Cash Equivalents calculated as of 12:01 a.m. Eastern Time on the Closing Date.

“Closing Date Company Debt” means the aggregate dollar amount of Company Debt immediately prior to the Closing.

“Closing Date Company Transaction Expenses” means the aggregate dollar amount of unpaid Company Transaction Expenses as of immediately prior to the Closing.

“Closing Date Funded CapEx” means the aggregate amount of funded capital expenditures for (i) the compressor units that will be placed in service after July 31, 2025 and listed in the Sample Closing Statement and (ii) compressor units ordered after the date of this Agreement, if any, to be placed in service after July 31, 2025.

“Closing Date Net Working Capital” means the Net Working Capital of the Company as of 12:01 a.m. Eastern Time on the Closing Date, without giving effect to the consummation of the Transactions.

“Closing Date Net Working Capital Adjustment” means the amount by which Closing Date Net Working Capital exceeds or is less than the Target Amount. The Closing Date Net Working Capital Adjustment can be a positive or negative number.

“Closing Date Unfunded CapEx” means the aggregate amount of unfunded capital expenditures for the compressor units placed or expected to be placed in service prior to July 31, 2025 and listed in the Sample Closing Statement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council agreement, or other Contract with a Union, including any letters of assent or memoranda of understanding thereto.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Balance Sheet Date” has the meaning set forth in Section 2.5(a).

“Company Board” has the meaning set forth in Section 2.2(b).

“Company Capital Stock” means, collectively, shares of the Company Common Stock and Company Preferred Stock.

“Company Common Stock” means shares of (a) the Company’s common stock, par value $0.01 per share and (b) the Company’s Series A Priority common stock, par value $0.01 per share.

“Company Contractor” means any current or former consultant, advisory board member, independent contractor, temporary or leased employee engaged through a third party, or other non-employee worker engaged to provide services to the Company.

“Company Data” means all data held, used or maintained by or on behalf of the Company, whether or not in electronic form.

“Company Debt” means, as at any time with respect to the Company, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, unwind costs, redemption costs, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligations of such Person consisting of: (a) the Funded Indebtedness; (b) the net present value of any amounts owing as deferred purchase price of property or services, including all seller notes and earn-out obligations, with respect to which the Company is liable (other than amounts taken into consideration in determining the Total Merger Consideration, and Ordinary Course trade payables), whether or not matured; (c) all indebtedness secured by a Lien on assets or properties of such Person; (d) all obligations or commitments to repay deposits or other amounts advanced by and owing to third parties (other than in the Ordinary Course in respect of liabilities included in the calculation of Net Working Capital); (e) any interest rate, currency, swap, derivative or other hedging agreement; (f) any lease obligations or obligations under leases that are classified as capital or finance leases on the Company Financial Statements without giving effect to Financial Accounting Standards Board standard ASC 842 relating to the classification of operating leases and any leases classified as an operating lease in the Company Financial Statements; (g) declared and unpaid dividends or distributions owed as of the Closing Date; (h) Company Income Taxes; (i) any customer deposits or advance payments received by the Company for goods or services to be delivered or performed after the Closing Date; (j) any payment obligations owed or payable by the Company to NGCSE Holdings, Inc. and its wholly owned subsidiary NGCSE, Inc., to the extent treated as a receivable; (k) any payments, fees or expenses incurred by the Company in connection with the termination of any Related Party Contracts; (l) all guarantees by such Person of any obligations of any other Person of a nature similar to the types of obligations described in clauses (a) – (k) above, to the extent of the obligation outstanding and guaranteed; and (k) (i) unfunded or underfunded pension or retiree welfare benefits, (ii) accrued and unpaid severance, and (iii) accrued and unpaid bonuses, accrued and unpaid commissions, together with the employer portion of any Taxes related thereto if applicable with respect to each item in this clause (k). Notwithstanding this definition of Company Debt and for avoidance of doubt, Company Debt shall not include any amounts included in the calculation of Company Transaction Expenses or Closing Date Unfunded CapEx. For illustrative purposes only, Exhibit G includes a calculation of Company Debt for the corresponding period set forth therein.

“Company Employee” means any current or former employee of the Company, including any employee co-employed through a professional employer organization or employer of record.

“Company Employee Plan” means (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company sponsors, contributes to or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company (or their spouses, dependents, or beneficiaries).

“Company Facilities” has the meaning set forth in Section 2.10(e).

“Company Financial Statements” has the meaning set forth in Section 2.5(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization and Good Standing), Section 2.2(a) (Authority Relative to this Agreement), Section 2.3 (Capitalization); Section 2.4(a)(ii)(A) (Non-contravention), Section 2.7(b) (Absence of Certain Changes) and Section 2.24 (Brokers’ Fees).

“Company Income Taxes” means an amount, which may not be less than zero, equal to the unpaid Income Taxes of the Company as of the Closing Date for Pre-Closing Tax Periods, determined (i) as of the end of the day on the Closing Date; (ii) on a jurisdiction by jurisdiction basis, with no amount attributable to any jurisdiction being less than zero; (iii) without regard to deferred Tax balances; (iv) in accordance with the accounting methodologies and past practices (including reporting positions, elections and accounting methods) of the Company in preparing Tax Returns with respect to Income Taxes; (v) reducing Company Income Taxes (as otherwise determined) by any estimated Income Tax payments made by the Company on or before the Closing Date to the extent such payments are actually available under applicable Law to reduce amounts that would otherwise constitute unpaid Income Taxes in such jurisdiction with respect to Pre-Closing Tax Periods; (vi) reducing Company Income Taxes (as otherwise determined) by taking into account Transaction Tax Deductions; (vii) reducing Company Income Taxes (as otherwise determined) by taking into account the Company’s net operating loss carryforwards to the extent available at a “more likely than not” or greater level of comfort to reduce amounts that would otherwise constitute unpaid Income Taxes with respect to Pre-Closing Tax Periods; and (viii) in the case of any Straddle Period, in accordance with Section 4.8(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company.

“Company IT Systems” has the meaning set forth in Section 2.11(g).

“Company Option” means each option to purchase shares of Company Common Stock (or exercisable for cash) outstanding as of immediately before the Effective Time.

“Company Optionholder” means a holder of a Company Option.

“Company Preferred Stock” means shares of the Company’s Preferred Stock, par value $0.01 per share, none of which are outstanding.

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under active development by the Company.

“Company Qualified Plan” has the meaning set forth in Section 4.7(a).

“Company Shareholders” means the holders of all issued and outstanding shares of Company Common Stock immediately prior to the Effective Time.

“Company Stock Certificates” has the meaning set forth in Section 1.10(b).

“Company Transaction Expenses” means, without duplication, an amount equal to: (a) the aggregate fees and expenses incurred at or prior to the Closing payable or reimbursable by the Company to third parties, whether or not, billed or accrued prior to the Closing, in connection with the negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by the Company in connection with the Transactions; plus (b) (i) any Tax gross-ups, cash bonus, discretionary, change of control, transaction, retention, sale-related and similar bonuses and severance or other payment obligation, including the Option Cancellation Payments, that is created, accelerated, accrues or becomes payable as a result of or in connection with the Transactions at or before the Closing and not contingent upon the occurrence of any subsequent event (other than execution of a release of claims or similar agreement or other ministerial events), by the Company to any present or former director, shareholder, optionholder, Company Employee or Company Contractor individual service provider, including pursuant to an employment agreement, Company Employee Plan or any other Contract, and (ii) without duplication of any other amounts included within this definition, any other payment, expense, fee or Tax that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of (i) and (ii), as a result of the consummation of the Transactions (including the Merger) or in connection with the execution and delivery of the Agreement or any other Transaction Document and (iii) any severance (including cash out of unused paid time off or vacation) payable by the Company with respect to a termination of employment prior to the Closing in excess of severance required by applicable Law or a Company Employee Plan as in effect as of the date hereof, and (iv) any retention payment under an agreement or arrangement existing as of the Closing, whether paid before or after the Closing, payable by the Company, the Surviving Corporation or any successor thereof including payments contingent on employment or service by a Company Employee following the Closing, determined as if such amount were due and payable as of the Closing; plus (c) any employer portion of any employment or unemployment, social security, payroll or similar Taxes that are accrued or payable as of the Closing Date in connection with any amounts described in (b)(i), (ii), (iii) or (iv) of this definition of Company Transaction Expenses; plus (d) any amount of the D&O Tail Insurance required to be borne by the Company pursuant to Section 4.9(b); plus (e) fifty (50%) of the aggregate premiums and other amounts incurred in connection with obtaining the EPL Tail Insurance; plus (f) fifty percent (50%) of the R&W Insurance Policy costs (including the premium, broker commission, underwriting fee, and taxes and stamp fees); plus (g) fifty percent (50%) of the of the aggregate costs and expenses payable to the Paying Agent under the Paying Agent Agreement; in each case of clauses (a) through (g) above, to the extent such amount is unpaid as of the Closing. For the avoidance of doubt, “Company Transaction Expenses” under clause (b)(i) or (ii) of the prior sentence will not include any cash bonus, severance or other payment obligation that is accelerated, accrues or becomes payable to a Covered Employee after the Closing that is created at the direction of Parent or its Affiliates.

“Company Warrant” means those warrants to purchase Company Common Stock issued in connection with the sale of Series A Subordinated Debt, as amended.

“Company’s Knowledge” (or any similar formulation) means the actual knowledge of A. J. Yuncker, Brent Coaster, Mark Ritola and Colleen Yuncker, after due inquiry.

“Completion Date” has the meaning set forth in Section 1.10(l).

“Confidentiality Agreement” means that certain confidentiality agreement entered into between Parent and the Company dated [●], 2024.

“Consultancy Agreements” has the meaning set forth in the Recitals.

“Contract” means any written or oral contract, agreement, instrument, commitment, arrangement or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Copyrights” has the meaning set forth in Section 2.11(a).

“Covered Employee” has the meaning set forth in Section 4.7(c).

“DGCL Certificate of Merger” has the meaning set forth in Section 1.3(b).

“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 8.12 of the Agreement.

“Disregarded Share” has the meaning set forth in Section 1.5(a)(i).

“D&O Indemnified Persons” has the meaning set forth in Section 4.9.

“D&O Tail Insurance” has the meaning set forth in Section 4.9.

“Effective Time” has the meaning set forth in Section 1.3(b).

“Employee Agreement” means such go-forward agreements with certain members of management and other key employees of the Company, which shall be delivered to Parent in accordance with Section 5.2(i)(v).

“Employment Laws” has the meaning set forth in Section 2.13(c).

“Enforceability Exceptions” has the meaning set forth in Section 2.2(a).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient or indoor air, facilities and structures, and all natural resources, plant and wild-life.

“Environmental Document” means: (a) any environmental study, evaluation or investigation relating to the assets, property or operations of the Company or any of their respective predecessors, including: (i) any Phase I or Phase II (or subsequent phase) studies and investigations; (ii) documents and information related to any improvements or buildings on any real property; and (iii) any testing, sampling, analysis, digging, boring, removing soil, relocating of soil or preparation of baseline environmental or site assessments relating to the Environment or any real property; (b) consent agreements, inspection reports, letters and notices of violation and related correspondence with any Governmental Authority; and (c) other documents principally relating to Environmental Liabilities of the Company or its compliance with Environmental Law.

“Environmental Law” means any Law relating to pollution or protection of the Environment or exposure to or the presence of Hazardous Substances, including those designed to: (a) notify Governmental Authorities, employees or the public of intended, threatened or actual Releases of any Hazardous Substance; (b) prevent, regulate or require the reporting of the use, discharge, Release or emission of Hazardous Substances into the Environment; (c) reduce the quantities, prevent the Release and minimize Hazardous Substances that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to the Environment when used or disposed of; or (f) provide for or require the cleanup of Hazardous Substances that have been Released into the Environment without a permit or otherwise in violation of Law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Liability” means any Liability of the Company arising under Environmental Law, including in respect of any violation of Environmental Law or any presence or Release of, or exposure to, any Hazardous Substance.

“Equity Interests” means, with respect to any Person, (a) any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (b) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share capital or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (c) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (d) any indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of Equity Interests may vote.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Escrow Agent” means JPMorgan Chase Bank, N.A., with respect to the Adjustment Escrow Account and the Indemnity Escrow Account, and the escrow agent or commercial bank selected by the Securityholders’ Representative, with respect to the Expense Fund.

“Escrow Agreement” means, with respect to the Adjustment Escrow Account and the Indemnity Escrow Account, an escrow agreement to be entered into as of Closing by and among the Escrow Agent, Parent and the Securityholders’ Representative, substantially in the form attached hereto as Exhibit K, and with respect to the Expense Fund, an agreement entered into as of Closing by the Securityholders’ Representative.

“Estimated Closing Date Cash” has the meaning set forth in Section 1.7.

“Estimated Closing Date Company Debt” has the meaning set forth in Section 1.7.

“Estimated Closing Date Company Transaction Expenses” has the meaning set forth in Section 1.7.

“Estimated Closing Date Funded CapEx” has the meaning set forth in Section 1.7.

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 1.7.

“Estimated Closing Date Net Working Capital Adjustment” means the amount by which Estimated Closing Date Net Working Capital exceeds or is less than the Target Amount. The Estimated Closing Date Net Working Capital Adjustment may be a positive or negative number.

“Estimated Closing Date Unfunded CapEx” has the meaning set forth in Section 1.7.

“Estimated Total Merger Consideration” means: (a) $266,708,994; plus (b) the Estimated Closing Date Cash; plus (c) the Estimated Closing Date Net Working Capital Adjustment; plus (d) the Estimated Closing Date Funded CapEx; minus (e) the Estimated Closing Date Unfunded CapEx; minus (f) the aggregate amount of Estimated Closing Date Company Transaction Expenses; minus (g) the Estimated Closing Date Company Debt; minus (h) the Adjustment Escrow Amount; minus (i) the Indemnity Escrow Amount; minus (j) the Expense Fund; minus (k) $1,500,000 in the event of a sale of the Subject Property (but not a transfer thereof if it cannot be sold) at or prior to the Closing (it being understood that all amounts used in calculating the Estimated Total Merger Consideration will be based on the corresponding amounts set forth and represented in the Payment Spreadsheet).

“Ex-Im Laws” means (a) all trade, export control, import, and antiboycott laws imposed, administered or enforced by the U.S. government, including the Arms Export Control Act, the International Emergency Economic Powers Act, Section 999 of the Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018, the International Traffic in Arms Regulations, the Export Administration Regulations, the U.S. customs regulations at 19 C.F.R. Chapter I and the Foreign Trade Regulations; and (b) all applicable trade, export control, import and antiboycott laws imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Expense Fund” means an amount to be designated by the Securityholders’ Representative in writing and delivered to Parent at least four (4) Business Days prior to the Closing Date.

“Export Approvals” has the meaning set forth in Section 2.20.

“Express Representations” has the meaning set forth in Section 2.26.

“Fraud” means, with respect to any Person, actual and intentional fraud which fraud involves a knowing and intentional misrepresentation of material facts made by such Person with respect to the making by such Person of the representations and warranties set forth in Article 2 or Article 3 or in any certificate or other Transaction Document delivered pursuant to this Agreement, with such Person’s actual knowledge that such representation and warranty is false when made and with the intent to induce the other Person to enter into this Agreement and upon which such other Person has justifiably relied to its actual and material detriment. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, any tort (including any claim for fraud) or any fraud based on constructive knowledge, negligent misrepresentation, recklessness or similar theory.

“Fully Diluted Company Share Number” means the sum of (without duplication): (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to in-the-money Company Warrants outstanding immediately prior to the Effective Time.

“Funded Indebtedness” means, as at any time with respect to the Company, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, unwind costs, redemption costs, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligations of such Person consisting of: (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including indebtedness for borrowed money under any credit or financing agreements; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security (including any unpaid loan origination costs) or similar instrument; (c) all obligations with respect to any performance, surety, statutory, appeal or similar bond or letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, but only to the extent that such letters of credit, bank guarantees, bankers’ acceptances or other similar instruments are drawn upon or called prior to the Closing Date; and (d) all guarantees by the Company of any obligations of any other Person of a nature similar to the types of obligations described in (a)-(c) above.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Government Contract” has the meaning set forth in Section 2.12(a)(xix).

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party, political party official or candidate for political office, or (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Governmental Authority” means any governmental, regulatory, administrative, legislative, or executive body, agency, commission or authority, any court, tribunal or judicial authority, any arbitrator or arbitral body (whether public or private), or any other public authority, or any department, division, branch or other instrumentality or authority of the foregoing, whether supra- or multi-national, foreign, federal, regional, provincial, state, county, municipal, or local.

“Guarantee” has the meaning set forth in Section 8.18.

“Guaranteed Obligations” has the meaning set forth in Section 8.18.

“Hazardous Substance” means any substance, pollutant, contaminant, material, chemical, product, derivative, compound, mixture, solid, liquid, mineral, gas or waste, in each case, whether naturally occurring or man-made, that (a) is controlled or regulated by or for which Liability may be imposed under any Environmental Law, including oil, petroleum or derivatives thereof; or (b) is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the Environment, including per- and polyfluoroalkyl substances, polychlorinated biphenyls, asbestos in any form and asbestos containing materials, radiation, noise, odors, mold or microbial agents, lead or lead-containing materials, urea formaldehyde foam insulation and radon gas; provided, however, that Hazardous Substance will not include typical office supplies (i.e., printer/copier toner cartridges, inks, correction fluids, etc.) or personal care items (i.e., cosmetics, medicines, perfumes, colognes, deodorants, fragrances, fingernail polishes, etc.).

“Income Tax” means, with respect to the Company, any Tax that is imposed on or measured by net income or gross income, however determined (including Texas franchise Tax).

“Indemnity Escrow Amount” means an amount equal to $8,909,000.

“Indemnity Escrow Group” means Indemnity Escrow Group A, Indemnity Escrow Group B, Indemnity Escrow Group C, Indemnity Escrow Group D, Indemnity Escrow Group E, Indemnity Escrow Group F and Indemnity Escrow Group G.

“Indemnity Escrow Group A” has the meaning set forth in Section 7.1 of the Disclosure Schedule.

“Indemnity Escrow Group B” has the meaning set forth in Section 7.1 of the Disclosure Schedule.

“Indemnity Escrow Group C” has the meaning set forth in Section 7.1 of the Disclosure Schedule.

“Indemnity Escrow Group D” has the meaning set forth in Section 7.1 of the Disclosure Schedule.

“Indemnity Escrow Group E” has the meaning set forth in Section 7.1 of the Disclosure Schedule.

“Indemnity Escrow Group F” has the meaning set forth in Section 7.1 of the Disclosure Schedule.

“Indemnity Escrow Group G” has the meaning set forth in Section 7.1 of the Disclosure Schedule.

“Information Statement” has the meaning set forth in Section 4.4(b).

“Insurance Policies” has the meaning set forth in Section 2.16.

“Intellectual Property” means all intellectual property and other proprietary rights, whether registered or unregistered, anywhere in the world, including: (a) all trademarks, trade dress, service marks, trade names, business names, designs, logos, slogans, Internet domain names and other indicia of source or origin, together with all translations, adaptations, derivations, and combinations thereof, all applications, registrations, and renewals in connection therewith, the rights related thereto, and all goodwill associated with any of the foregoing (“Trademarks”); (b) all copyrights, all copyright registrations and copyright applications and renewals in connection therewith, and all moral rights and all other rights associated with any of the foregoing, including the underlying works of authorship and other works of authorship (whether or not copyrightable), and all data, databases and database rights (“Copyrights”); (c) all patents and patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith and counterparts thereof and all international and other rights associated therewith (“Patents”); (d) all know-how, discoveries, improvements, designs, trade secrets, technologies, processes, methods, techniques, protocols, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, confidential or proprietary information, and ideas (“Trade Secrets”); (e) all industrial designs and registrations and applications therefor; and (f) all Software.

“Intellectual Property License” has the meaning set forth in Section 2.11(a).

“Intended Tax Treatment” has the meaning set forth in Section 1.11.

“Interim Financial Statements” has the meaning set forth in Section 2.5(a).

“Inventory” means all components, finished products, spare parts, and production, packaging and other materials and supplies of the Company, including any such items consigned to others, in each case, used, or held for use, in the Business. For avoidance of doubt, “Inventory” does not include compressors.

“Inventory Auditor” has the meaning set forth in Section 4.17(b).

“Inventory Count” has the meaning set forth in Section 4.17(a)

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 2.11(g).

“Key Shareholders” means the Company Shareholders set forth on Schedule V of the Disclosure Schedule.

“LARA” has the meaning set forth in Section 1.3(b).

“Law” means any law, code, statute, regulation, rule, common law, ordinance, requirement, announcement, treaty, or other binding guidance or action, in each case, of a Governmental Authority, and any Order.

“Leased Real Property” has the meaning set forth in Section 2.10(b).

“Leases” means all leases, subleases, licenses, concessions, use or occupancy agreements and other agreements (written or oral), including all exhibits, amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property or to which the Company is a party.

“Letter of Transmittal” has the meaning set forth in Section 1.10(b).

“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Proceeding or Order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Lien” means any mortgage, pledge, lien, charge, hypothecation, encumbrance, security interest (including any right to acquire, option or right of preemption or conversion), adverse claim, restriction on transfer or other similar encumbrance or item or any agreement to create any of the foregoing.

“Losses” means any losses, claims, causes of action, damages, liabilities, Taxes, judgments and costs and expenses (including reasonable expenses, professionals’ and attorneys’ fees).

“Material Adverse Effect” with respect to any Person means any change, event, occurrence, fact, violation, inaccuracy, circumstance, development or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations, warranties, covenants, agreements or obligations of such Person herein, has, or would reasonably be expected to have, a materially adverse effect on (a) the properties, condition (financial or otherwise), results of operations, assets (including intangible assets), liabilities, business or operations of such entity and its Subsidiaries (if any), taken as a whole, or (b) such Person’s ability to perform or comply with the material covenants, agreements or obligations of such Person herein or to consummate the Merger in accordance with this Agreement or the other Transaction Documents and applicable Law; provided, however, that in the case of clause (a) above, any Effect to the extent resulting or arising from any of the following will not be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) the execution and delivery of this Agreement (provided, that this clause (i) will not apply to any representation or warranty the purposes of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement), (ii) with respect to the Company, any failure by such Person to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); (iii) with respect to the Company, any action or failure to take action which action or failure to act is requested in writing by Parent or expressly required by, or expressly prohibited to be taken by, this Agreement; (iv) any change or development in general economic conditions in the industries or markets in which the applicable Person operates, (v) any change in financing, banking or securities markets generally, (vi) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, (vii) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (viii) any natural disaster or acts of God, including the occurrence, continuing or worsening of any epidemic or pandemic and (ix) the identity of Parent as the acquiror of the Business, provided, in the case of subsections (iv) – (viii), that such Effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the applicable Person, taken as a whole, relative to other Persons in the industries or markets in which such Person operates.

“Material Contract” has the meaning set forth in Section 2.12(a).

“Material Customer” has the meaning set forth in Section 2.22.

“Material Supplier” has the meaning set forth in Section 2.21.

“Maximum Premium” has the meaning set forth in Section 4.9.

“MBCA” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means: (a) the consideration that a Company Shareholder is entitled to receive in exchange for such Company Shareholder’s shares of Company Common Stock outstanding as of immediately prior to the Effective Time pursuant to Section 1.5(a)(ii); plus (b) the consideration that a holder of Company Warrants is entitled to receive in exchange for such holder’s Company Warrants outstanding as of immediately prior to the Effective Time pursuant to Section 1.6(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Net Working Capital” means the current assets of the Company, less the current liabilities of the Company, in each case, using only the line items included in the illustrative calculation set forth on Exhibit G, calculated in accordance with the Accounting Principles and without giving effect to the consummation of the Transactions; provided, however, that Net Working Capital shall exclude Closing Date Cash, Closing Date Company Debt, Closing Date Company Transaction Expenses, Closing Date Funded CapEx, Closing Date Unfunded CapEx, any deferred Tax assets or deferred Tax Liabilities and Income Tax assets or Income Tax Liabilities, Account Receivables outstanding for a period of more than ninety (90) days beyond the due date (but only to the extent and in the amount that is greater than the Company’s reserve for doubtful Accounts Receivable included in the calculation of Net Working Capital) and any Tax Liability for which the Indemnifying Parties are providing an indemnity under Section 7.1, but shall include all other current Tax assets and current Tax liabilities.

“NGCSE” has the meaning set forth in the Recitals.

“NGCSE Merger Agreement” has the meaning set forth in the Recitals.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means uncustomized Software obtained from a third party on a non-exclusive basis in the Ordinary Course, other than Software obtained from a third party which is used in the Company Products or which obligates the Company to pay continuing royalties or annual maintenance fees in excess of Fifty Thousand Dollars ($50,000) per year to such third party.

“Open Source Software” means any Software that contains or is derived from any Software that is distributed as free Software or as open source Software or under any licensing or distribution models similar to open source (including any Software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an Open Source License by the Open Source Initiative, and any similar license or distribution model).

“Option Cancellation Payment” means, as of immediately prior to the Effective Time, the lump sum payment that a Company Optionholder will receive, subject to the terms and conditions of this Agreement, which will be an amount equal to the product of (1) the difference between (a) the Per Share Merger Consideration (calculated without taking the Company Transaction Expenses in respect of the aggregate amount of Option Cancellation Payments into account), and (b) the exercise price of the Company Option, multiplied by (2) the aggregate number of Company Options held by the Company Optionholder.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, ruling, sentence, or consent of, or issued or entered into by or with a Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Company consistent with past custom and practice.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, general partnership agreement, limited partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Other Intellectual Property” means Intellectual Property owned by a third party and licensed or sublicensed to the Company.

“Outside Date” has the meaning set forth in Section 6.1(b).

“Overpayment Amount” has the meaning set forth in Section 1.9(c).

“Owned Real Property” has the meaning set forth in Section 2.10(a).

“Parachute Payment Waivers” has the meaning set forth in Section 4.16.

“Parent” has the meaning set forth in the Preamble.

“Parent Fundamental Representations” means Section 3.1 (Organization and Good Standing), Section 3.2, (Authority Relative to this Agreement), Section 3.3(a)(i) (Non-contravention), Section 3.4 (Merger Sub) and Section 3.8 (Brokers).

“Parent Group” has the meaning set forth in Section 8.13.

“Patent” has the meaning set forth in Section 2.11(a).

“Paying Agent” has the meaning set forth in Section 1.10(a).

“Paying Agent Agreement” means a payments administration agreement to be entered into on or before the Closing Date pursuant to this Agreement by and among Parent, the Company, the Securityholder’s Representative and the Paying Agent, substantially in the form attached hereto as Exhibit L.

“Payment Spreadsheet” has the meaning set forth in Section 1.7.

“Per Share Merger Consideration” means the quotient obtained by dividing (A) Total Merger Consideration plus the Aggregate Warrant Exercise Amount by (B) the Fully Diluted Company Share Number.

“Permits” has the meaning set forth in Section 2.8(c).

“Permitted Liens” means: (a) Liens for Taxes not yet delinquent or which are being contested in good faith and set forth in Section 2.9(a) of the Disclosure Schedule; (b) imperfections of title and other similar Liens that do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operation of the Company; (c) Liens arising by operation of Law in the Ordinary Course, such as mechanics’ Liens, materialmens’ Liens, carriers’ Liens, warehousemen’s’ Liens and similar Liens, that do not, individually or in the aggregate, materially impair or interfere with the use of the assets or otherwise materially interfere with the present use or operation of the Business, and, in each case for which appropriate reserves have been established in accordance with GAAP; provided, that the underlying obligations are not delinquent or are being disputed in good faith; (d) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance or other types of insurance or compensation plans; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations; (f) with respect to any lease, Liens of landlord or Liens on the landlord’s or prior landlord’s interests, whether statutory, contractual or otherwise, and any other Liens arising pursuant to the terms of the applicable lease, that do not materially interfere with the present use under such Lease; (g) with respect to the Leased Real Property, zoning, building codes, land use or other applicable Laws that do not and would not reasonably be likely to materially impair the continued use or occupancy of such Leased Real Property by the Company; (h) non-exclusive licenses of Intellectual Property; (i) Liens to be discharged at Closing upon payment by Parent of Closing Date Company Debt; (j) other than in respect of Intellectual Property, non-monetary covenants, conditions, restrictions, easements, charges, rights-of-way, other Liens and other similar matters of record set forth in any state, local or municipal recording or like office that do not materially interfere with the present use or operation of the Business; (k) matters which would be disclosed by an accurate survey or inspection of any Leased Real Property which do not materially interfere with the current use or operation by the Company of such Leased Real Property; and (l) with respect to the Leased Real Property, minor encroachments (including foundations and retaining walls) and variations, if any, between tax lot lines and property lines that do not materially interfere with the present use or operation of the Business.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or a Governmental Authority.

“Pre-Closing Statement” has the meaning set forth in Section 1.7.

“Pre-Closing Tax Period” means (a) any Taxable period or portion thereof ending on or prior to the Closing Date and (b) the portion of any Straddle Period ending on the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 1.9(a).

“Pro Rata Share” means, with respect to any Securityholder, a fraction having a numerator equal to the aggregate amount of Total Merger Consideration that such Securityholder is entitled to receive pursuant to Sections 1.5(a)(ii) and 1.6 of the Agreement, and having a denominator equal to the aggregate amount of Total Merger Consideration that all Securityholders are entitled to receive pursuant Sections 1.5(a)(ii) and 1.6 of the Agreement.

“Proceeding” means any judicial, administrative, arbitral, governmental, or other action, claim, litigation, charge, complaint, suit, audit, arbitration, mediation, investigation, hearing, or other proceeding (public or private), whether at law or equity, whether civil, criminal, or otherwise, by or before a Governmental Authority, including without limitation any administrative hearing.

“Protected Communication” has the meaning set forth in Section 8.13(b).

“R&W Insurance Binder” means the agreement, dated as of the date hereof, by and between Parent and Indian Harbor Insurance Company (also known as AXA), pursuant to which the R&W Insurance Policy is bound.

“R&W Insurance Policy” means the buy-side representations and warranties insurance policy to be obtained by Parent or an Affiliate, at their expense.

“Real Property” has the meaning set forth in Section 2.10(b).

“Recourse Theory” has the meaning set forth in Section 8.17.

“Registered Company Intellectual Property” has the meaning set forth in Section 2.11(a).

“Regulatory Approvals” has the meaning set forth in Section 4.5(a).

“Related Party Contracts” has the meaning set forth in Section 2.17.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the Environment of any Hazardous Substance.

“Representatives” means (a) the partners, employees, officers, directors, managers, members and equity owners of a party or any of its Affiliates, (b) any consultant, attorney, accountant, agent or other advisor retained by a party or its Affiliates and (c) any bank, other financial institution or entity funding, or proposing to fund, such party’s operations, including any consultant retained by such bank, other financial institution or entity.

“Requisite Shareholder Approval” means the adoption of this Agreement and approval of the Transactions by the affirmative vote of, or the execution and delivery to the Company of a written consent by, holders of a majority of the total voting power of Company Common Stock.

“Restricted Persons” means those individuals set forth on Schedule II of the Disclosure Schedule.

“Reverse Termination Fee” has the meaning set forth in Section 6.2(c).

“Review Period” has the meaning set forth in Section 1.9(a).

“Rights Agreements” has the meaning set forth in Section 2.3.

“Sample Closing Statement” means the sample calculation of: (a) the Closing Date Net Working Capital and the Closing Date Net Working Capital Adjustment; (b) the Closing Date Cash; (c) the Closing Date Company Debt, including an estimate of the Funded Indebtedness included in the Closing Date Company Debt; (d) the Closing Date Company Transaction Expenses; and (e) the Estimated Total Merger Consideration derived from the foregoing (a) through (d) as of the Company Balance Sheet Date, in each case prepared in accordance with the Accounting Principles, and attached hereto as Exhibit G.

“Sanctioned Country” means any country or region that itself is the subject or target of a comprehensive embargo under Sanctions Laws, including Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Kherson and Zaporizhzhia regions of Ukraine.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; and the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; the EU Consolidated List of Designated Parties, maintained by the European Union; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); and the UN Consolidated List, maintained by the UN Security Council Committee; (b) any Person that is, is a political subdivision, agency or instrumentality of or acting or purporting to act, directly or indirectly, for or on the behalf of, the Government of a Sanctioned Country or Venezuela; (c) any Person that is organized or resident in a Sanctioned Country; or (d) any Person that is, individually or in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a)-(c) so as to subject the Person to sanctions.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the applicable Laws administered or enforced by the United States (including by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, except to the extent inconsistent with U.S. Law.

“SEC” means the United States Securities and Exchange Commission.

“Section 280G Approval” has the meaning set forth in Section 4.16.

“Section 280G Vote” has the meaning set forth in Section 4.16.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Securityholders” means the Company Shareholders and the holders of Company Warrants, in each case, immediately prior to the Effective Time.

“Securityholders’ Representative” has the meaning set forth in the Preamble.

“Securityholders’ Representative Losses” has the meaning set forth in Section 8.16(e).

“Seller Group” has the meaning set forth in Section 8.13(a).

“Series A Subordinated Debt” means those subordinated notes initially issued on or about July 28, 2008, including all accrued but unpaid interest thereon.

“Series B Subordinated Debt” means those subordinated notes initially issued on or about December 28, 2018, including all accrued but unpaid interest thereon.

“Shareholder Written Consent” has the meaning set forth in Section 4.4(a).

“Software” means all computer software, including source code, executable code, firmware, systems, tools, data, databases and other collections of data and all documentation relating thereto.

“Specified Employees” means those individuals set forth on Schedule III of the Disclosure Schedule.

“Specified Individuals” means those individuals set forth on Schedule IV of the Disclosure Schedule.

“Specified Tax Contest” has the meaning set forth in Section 4.8(e).

“Specified Tax Matters” means the Tax matters in the Indemnity Escrow Groups.

“Straddle Period” has the meaning set forth in Section 4.8(a).

“Subject Property” has the meaning set forth in Section 4.18(a).

“Subject Property Agreements” has the meaning set forth in Section 4.18(a).

“Subject Property Lease” has the meaning set forth in Section 4.18(b).

“Subject Property Sale” has the meaning set forth in Section 4.18(a).

“Subject Property Transferee” has the meaning set forth in Section 4.18(a).

“Submission” has the meaning set forth in Section 1.9(b).

“Subordinated Debt” means the Series A Subordinated Debt and the Series B Subordinated Debt, including all accrued but unpaid interest thereon.

“Subsidiary” means with respect to any Person, means (i) any corporation fifty percent (50%) or more of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has a fifty percent (50%) or more equity interest. The term “Subsidiary” will include all Subsidiaries of such Subsidiary.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in the Section 1.1.

“Target Amount” means $16,600,000.

“Target Group” has the meaning set forth in Section 8.13(b).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, unclaimed property, escheat, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, together with any interest or any penalty, addition to tax or additional amount in relation to such tax imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Contest” has the meaning set forth in Section 4.8(e).

“Tax Return” means any return, declaration, statement, report, claim for refund, form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other similar document filed or required to be filed with, or supplied in copy to or required to be supplied in copy to, a Governmental Authority with respect to Taxes.

“Termination Fee” has the meaning set forth in Section 6.2(b).

“Total Merger Consideration” means: (a) $266,708,994; plus (b) the Closing Date Cash; plus (c) the Closing Date Net Working Capital Adjustment; plus (d) the Closing Date Funded CapEx; minus (e) the Closing Date Unfunded CapEx; minus (f) the aggregate amount of Closing Date Company Transaction Expenses; minus (g) the Closing Date Company Debt; minus (h) the Adjustment Escrow Amount; minus (i) the Indemnity Escrow Amount; minus (j) the Expense Fund; minus (k) $1,500,000 in the event of a sale of the Subject Property (but not a transfer thereof if it cannot be sold) at or prior to the Closing, in each case, as finally determined in accordance with Section 1.9.

“Transaction Documents” means this Agreement, the MBCA Certificate of Merger, the DGCL Certificate of Merger the Support Agreements, the Letters of Transmittal, the Paying Agent Agreement, the Escrow Agreement, the Restrictive Covenant Agreements and all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered in connection with this Agreement.

“Transaction Tax Deductions” means, without duplication, to the extent deductible for U.S. federal income Tax purposes by the Company or the Surviving Corporation in a Pre-Closing Tax Period at a “more likely than not” or greater level of comfort, the sum of (i) Company Transaction Expenses, (ii) the fees, expenses and interest incurred by the Company in a Pre-Closing Tax Period with respect to payment of the Company Debt (including, for the avoidance of doubt, amounts treated as interest for U.S. federal income Tax purposes, any breakage fees or accelerated deferred financing fees, whether paid before, at or after the Closing) and (iii) Company Debt.

“Transactions” means any transaction or arrangement contemplated by this Agreement, including (a) the Merger and the other transactions and arrangements described in the Recitals and (b) the execution, delivery and performance of the other Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 4.8(c).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Underpayment Amount” has the meaning set forth in Section 1.9(c).

“Union” means any union, works council, employee association, or other labor organization.

“United States” or “U.S.” means the United States of America.

“WARN Act” has the meaning set forth in Section 2.13(g).

“Willful Breach” means, with respect to a party to this Agreement, (a) such party’s willful or deliberate act or a willful or deliberate failure to act by such party, which act or failure to act constitutes in and of itself a material breach of any covenant or agreement set forth in this Agreement and which was undertaken with the knowledge or intent that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such party to consummate the transactions contemplated by this Agreement after all conditions to such party’s obligations in the applicable Sections of Article 5 have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur). For avoidance of doubt, any failure by Parent or Merger Sub to consummate the Transaction that results from a Financing Failure shall be a Willful Breach by Archrock and Parent.

EXHIBIT B-1

Form of MBCA Certificate of Merger

B-I-1

EXHIBIT B-2

Form of DGCL Certificate of Merger

B-2-I

EXHIBIT C

Form of Support Agreement

Final Form

FORM OF VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of March 10, 2025 (this “Agreement”), is entered into by and among Archrock Services, L.P., a Delaware limited partnership (“Parent”), Natural Gas Compression Systems, Inc., a Michigan corporation (the “Company”), and the undersigned shareholder of the Company (the “Shareholder”)1. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with this Agreement, (i) Archrock, Inc., a Delaware corporation, (ii) Parent, (iii) Archrock NGCSI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iv) Wolverine Securityholders' Representative, LLC, a Michigan limited liability company, in its capacity as the initial securityholders' representative and (v) the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated or otherwise modified from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, the Shareholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Company Common Stock set forth opposite the Shareholder’s name on Exhibit A (the “Owned Shares”);

WHEREAS, the Owned Shares and any additional shares of Company Common Stock (the “Shares”) or other voting securities of the Company acquired by the Shareholder or [its][his or her] Controlled Affiliates (as defined herein) after the date hereof and prior to the Agreement Termination Date (as defined below) or pursuant to which the Shareholder or [its][his or her] Controlled Affiliates have the right and ability to vote after the date hereof and prior to the Agreement Termination Date, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or other voting securities, or upon exercise or conversion of any securities by the Shareholder or [its][his or her] Controlled Affiliates, are referred to in this Agreement as the “Covered Shares”;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent, the Company and the Shareholder are entering into this Agreement; and

WHEREAS, the Shareholder and the Company acknowledge that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholder and the Company set forth in this Agreement, and would not enter into the Merger Agreement if the Shareholder and the Company did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Company and the Shareholder hereby agree as follows:

Section 1.	Agreement to Vote.

(a)            From and after the date hereof until the Agreement Termination Date (as defined herein), at any meeting of the Company’s shareholders, however called, including any adjournment or postponement thereof (a “Company Shareholders Meeting”), and in connection with any action proposed to be taken by written consent of the shareholders of the Company, the Shareholder hereby irrevocably and unconditionally agrees to, and agrees to cause [its][his or her] Controlled Affiliates to (or cause the applicable holder of record of their respective Covered Shares to), (1) appear and be present at each Company Shareholders Meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and affirmatively vote (or cause to be voted) all Covered Shares, and (2) if action is to be taken by written consent in lieu of a meeting of the Company shareholders, promptly following the execution and delivery of the Merger Agreement (and in any event within one (1) Business Day after the execution of the Merger Agreement), execute and deliver to the Company (and cause to be delivered to Parent) a written consent (or cause a written consent to be executed and delivered), in the form attached to the Merger Agreement as Exhibit H, covering all Covered Shares (in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto):

1 Note to Draft: Each Key Shareholder will enter into a separate voting agreement with the Company and Parent.

(i)            in favor of (A) the approval of the Merger and the adoption of the Merger Agreement and each of the other Transactions, (B) any adjournment or postponement recommended by the Company with respect to any Company Shareholders Meeting to the extent permitted or required under the MBCA or the articles of incorporation and bylaws of the Company, including if there are not sufficient votes for the adoption of the Merger Agreement on the date of the Company Shareholders Meeting, and (C) the approval of any other proposal considered and voted upon by the Company’s shareholders at the Company Shareholders Meeting necessary for the consummation of the Transactions, including the Merger (collectively, the “Supported Matters”); and

(ii)            against (A) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement or as consented to by Parent in writing) and (B) to the extent submitted to the Company shareholders for a vote at a meeting or by written consent in lieu of a meeting, any action, proposal, transaction or agreement that is intended to or would (1) result in any of the conditions set forth in Article 5 of the Merger Agreement not being fulfilled, (2) impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or (3) change in any manner the voting rights of any class of shares of the Company (including any amendments to the certificate of incorporation of the Company or the bylaws of the Company).

(b)            The Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing. For the avoidance of doubt, the Shareholder and [its][his or her] Controlled Affiliates shall retain at all times the right to vote respectively held by the Shareholder or Controlled Affiliate in [its][his or her] sole discretion and without any limitation on any matter other than those set forth in this Section 1 that is at any time or from time to time presented for consideration to the Company’s shareholders.

(c)            Any attempt by the Shareholder or [its][his or her] Controlled Affiliates to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Covered Shares in contravention of this Section 1 shall be null and void ab initio.

(d)            For purposes of this Agreement, (i) “Controlled Affiliates” means, with respect to the Shareholder, any Affiliates of the Shareholder controlled by or under common control with the Shareholder and (ii) “control” (when used with respect to the foregoing clause (i)) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the term “controlled by” has a correlative meaning to the foregoing.

Section 2.	Inconsistent Agreements.

(a)            Except as contemplated by this Agreement, the Shareholder hereby represents, covenants and agrees that neither the Shareholder nor any of [its][his or her] Controlled Affiliates:

(i)            has entered into, or shall enter into at any time prior to the Agreement Termination Date, any voting agreement, voting trust or other similar agreement with respect to [its][his or her] Covered Shares;

(ii)            has granted, or shall grant at any time prior to the Agreement Termination Date, a proxy or power of attorney with respect to [its][his or her] Covered Shares, which is inconsistent with the obligations of the Shareholder pursuant to this Agreement; or

(iii)            has entered into any agreement that would interfere with, or prohibit or prevent [it][him][her] from satisfying, [its][his or her] obligations pursuant to this Agreement.

(b)            The parties acknowledge and agree that the Shareholder’s Owned Shares are, and any Covered Shares may become, subject to that certain Pledge Agreement, dated as of March 30, 2022, by and among CIT Northbridge Credit LLC, a Delaware limited liability company (“CNC”), as agent for the Company’s lenders, and the pledgors party thereto (as may be amended, restated, supplemented, extended or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which the Shareholder pledged all of [its][his or her] Owned Shares to CNC as security for the Company’s obligations under that certain Loan, Security and Guarantee Agreement, dated as of March 30, 2022, by and among the Company, the lenders party thereto, and CNC (the “Pledge”). For the avoidance of doubt and only if the Closing does not occur, any obligation, action or inaction of the Shareholder arising out of the Pledge Agreement and the Pledge of Owned Shares or any Covered Shares thereunder that interferes with, prohibits or prevents the Shareholder from satisfying [its][his or her] obligations pursuant to this Agreement, shall constitute a breach of this Agreement.

Section 3.               Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that (i) reduces the amount or changes the form of the consideration for the Merger or any consideration otherwise payable with respect to the Equity Interests of the Company, or imposes material restrictions or constraints on the payment of such consideration, or (ii) is adverse to the Shareholder relative to the other shareholders of the Company, or (d) written notice of termination of this Agreement by Parent to the Shareholder and the Company or mutual written agreement of each of the parties hereto to terminate this Agreement (such earliest date being referred to herein as the “Agreement Termination Date”). If this Agreement is validly terminated pursuant to this Section 3, this Agreement shall become void and of no effect without liability of any party to any of the other parties hereto; provided that the provisions set forth in this Section 3 and Sections 8 through 26 hereof shall survive the termination of this Agreement; provided further that, in the event the Closing does not occur, no such termination of this Agreement will relieve any party hereto from any liability in the case of such party’s (x) willful or deliberate act or a willful or deliberate failure to act by such party, which act or failure to act constitutes in and of itself a material breach of any covenant or agreement set forth in this Agreement and which was undertaken with the knowledge or intent that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or a failure to consummate this Agreement (“Willful Breach”) or (y) actual and intentional fraud which fraud involves a knowing and intentional misrepresentation of material facts made by such party with respect to the making by such party of the representations and warranties set forth in this Agreement, with such party's actual knowledge that such representation and warranty is false when made and with the intent to induce the other party to enter into this Agreement and upon which such other party has justifiably relied to its actual and material detriment (“Fraud”).

Section 4.	Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and the Shareholder as follows:

(a)            Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)            Parent has all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Parent of its obligations hereunder have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Shareholder and the Company, constitutes a valid and legally binding obligation of Parent, enforceable against it in accordance with its terms and conditions, subject to the Enforceability Exceptions.

(c)            The execution and delivery of this Agreement will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (i) any provision of the Organizational Documents of the Parent, (ii) any Contract material to the business of the Parent, or (iii) any applicable Law. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Parent in connection with the execution and delivery of this Agreement.

(d)            As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Affiliates that would restrict, prohibit, materially delay or impair the ability of Parent to perform its obligations under this Agreement.

Section 5.               Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and the Shareholder as follows:

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Shareholder, constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms and conditions, subject to the Enforceability Exceptions.

(b)            The execution and delivery of this Agreement will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (i) any provision of the Organizational Documents of the Company or any resolution adopted by the Company Shareholders or the Company Board, (ii) any Material Contract of the Company, or (iii) any applicable Law. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement.

(c)            As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Affiliates that would restrict, prohibit, materially delay or impair the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement and the Merger Agreement.

Section 6.	Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a)            As of the date hereof, the Shareholder is the record and/or beneficial owner of the Owned Shares and the Shareholder has good and valid title to the Owned Shares free and clear of Liens (other than as created by this Agreement or transfer restrictions arising under applicable federal or state securities Laws, or under the Pledge Agreement). Except as set forth on Exhibit A, the Shareholder has the only voting power, power of disposition, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement and the Pledge Agreement. As of the date hereof, other than the Owned Shares and except as set forth on Exhibit A, the Shareholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(b)            [The Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.]2 The Shareholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform [its][his or her] obligations hereunder. The execution, delivery and performance of this Agreement by the Shareholder, the performance by the Shareholder of [its][his or her] obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby has been duly and validly authorized by the Shareholder and no other actions or proceedings on the part of the Shareholder is necessary to authorize the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of [its][his or her] obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by Parent and the Company, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against [it][him][her] in accordance with its terms, subject to the Enforceability Exceptions.

(c)            The execution, delivery or performance of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby, and the compliance by the Shareholder with any of the provisions herein, will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (i) [any provision of the Organizational Documents of the Shareholder, (ii)]3 any Contract material to the Shareholder, or (iii) any applicable Law. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

2 Note to Draft: To be included in the support agreements for Shareholders that are entities.

3 Note to Draft: To be included in the support agreements for Shareholders that are entities.

(d)            As of the date hereof, there are no Proceedings pending or, to the knowledge of the Shareholder, threatened against the Shareholder or any of [its][his or her] Controlled Affiliates that would restrict, prohibit, materially delay or impair the ability of the Shareholder to perform [its][his or her] obligations under this Agreement.

Section 7.	Certain Covenants of the Parties.

(a)            The Shareholder hereby covenants and agrees as follows:

(i)            Prior to the Agreement Termination Date, and except as contemplated hereby, the Shareholder shall not (A) tender any Covered Shares into any tender or exchange offer or commence a tender or exchange offer for the Shares; (B) except for an Exempt Transfer (as defined below), sell (constructively or otherwise), transfer, offer, exchange, pledge, lend, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of [its][his or her] Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of Law, through the granting of any proxies or powers of attorney, in connection with a voting trust or voting agreement or otherwise); (C) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any of its Subsidiaries; or (D) agree (whether or not in writing) to take any of the actions referred to in this Section 7(a)(i). Any action in violation of this Section 7(a) shall be null and void ab initio.

(ii)            Prior to the Agreement Termination Date, in the event that the Shareholder or any of [its][his or her] Controlled Affiliates acquires the power to vote, or direct the voting of, any additional Shares or other voting interests with respect to the Company and on or prior to the Agreement Termination Date, such Shares or voting interests shall, without further action of the parties hereto, be deemed Covered Shares and subject to the provisions of this Agreement in all respects, and the number of Owned Shares held by the Shareholder set forth on Exhibit A will be deemed amended accordingly.

(iii)            Shareholder, on behalf of [itself][himself][herself] and any other beneficial owner of Covered Shares, hereby agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of, any class in any class action with respect to, any action or claim, derivative or otherwise, in each case in [its][his][her] capacity as a shareholder of the Company, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger) or (B) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with the Merger Agreement or the Merger; provided that nothing in this Section 7(a)(iii) shall restrict or prohibit Shareholder, on behalf of [itself][himself][herself] and any other beneficial owner of Covered Shares, from (1) commencing or maintaining any action or claim (including a derivative claim on behalf of Parent or Merger Sub) asserting any rights under or seeking to enforce the terms and conditions of this Agreement, the Merger Agreement or any other Transaction Document or (2) asserting any counterclaims or defenses in any proceeding brought or claims asserted against [it][him][her] by Parent, Merger Sub, the Company (or its shareholders, whether the claim is brought derivatively or directly) or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to this Agreement, the Merger Agreement or any other Transaction Document.

(iv)            Except as expressly set forth elsewhere in this Agreement, none of the provisions of this Agreement shall limit the activities of any Affiliate of the Shareholder; provided, however, that it will be considered a breach of this Agreement if any Affiliate of the Shareholder takes any action at the direction or instruction of or on behalf of the Shareholder that would be a breach of this Agreement if such action was taken directly by the Shareholder.

(b)            For purposes of this Agreement, an “Exempt Transfer” means any transfer of Covered Shares [(i)(A) by will or intestacy, (B) to any immediate family member of the Shareholder (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) or (C) to any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder for bona fide estate planning purposes, or (ii) to a partnership, limited liability company or other entity of which the Shareholder or the immediate family of the Shareholder are the legal and beneficial owners of all of the outstanding equity securities or similar interests]4[(i) to another corporation, partnership, limited liability company, trust or other business entity that is an Affiliate of the Shareholder, (ii) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Shareholder or Affiliates of the Shareholder (including, for the avoidance of doubt, where such Shareholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership)]5 or (iii) that has received the prior written approval of Parent; provided that in the case of a transfer pursuant to the foregoing clauses (i), (ii) or (iii), prior to such Exempt Transfer becoming effective, such transferee will execute a written agreement or joinder to this Agreement in form and substance reasonably satisfactory to Parent and which shall bind such transferee to all of the obligations of the Shareholder herein and the transferor Shareholder shall remain liable for any failure of such transferee to comply with or perform [its, his or her] obligations under this Agreement.

Section 8.               Shareholder Capacity. This Agreement is being entered into by the Shareholder solely in [its][his or her] capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of the Shareholder, any Affiliate of the Shareholder, or any Representative of the Shareholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders, and the taking of any such action in such capacity as a director, officer or employee of the Company shall not be deemed to constitute a breach of this Agreement by the Shareholder.

Section 9.               No Appraisal Rights. The Shareholder acknowledges and agrees that holders of shares of the Company Common Stock do not have, pursuant to the Michigan Business Corporation Act, the Company’s articles of incorporation or bylaws, Contract or otherwise, the right of a shareholder to dissent and obtain payment for shares under Section 450.1762 of the MBCA or any successor statute. Accordingly, the holders of Company Common Stock are not entitled to any appraisal or dissenters’ rights in connection with the Merger Agreement and Transactions, including the Merger.

Section 10.            Disclosure. Prior to the Agreement Termination Date, none of the Shareholder, the Company nor Parent shall issue any press release or make any public statement with respect to this Agreement without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, filings with the SEC or pursuant to any listing agreement with or rules of any applicable U.S. securities exchange or Governmental Authority to which the relevant part is subject, in which case the party required to make the release or announcement will use reasonable best efforts to allow each other party hereto and its Representatives reasonable time to comment on such release or announcement in advance and will consider such comments in good faith; provided, however, that this Section 10 shall not prohibit or prevent Parent and/or the Company from issuing any press release or making any public statement that is made in accordance with Section 4.6 of the Merger Agreement so long as any such press release or public statement does not explicitly reference by name that the Shareholder (in [its][his or her] capacity as such) has entered into this Agreement without the Shareholder’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

4 Note to Draft: To be included in support agreements for Shareholders who are individuals.

5 Note to Draft: To be included in support agreements for Shareholders that are entities.

Section 11.             Survival. Except in the case of Fraud, the representations and warranties and covenants and agreements of the Shareholder, Parent and the Company contained herein shall not survive the Agreement Termination Date, other than (a) those contained within the provisions that the parties hereto have agreed will survive the termination of this Agreement pursuant to Section 3 hereof and (b) the last sentence of Section 3 hereof.

Section 12.             Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 13.             Notices. All notices, requests, demands, claims and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via email to the parties at the following address (or at such other address for a party as will be specified by like notice):

if to Parent:

Archrock, Inc.
9807 Katy Freeway, Ste. 100
Houston, Texas 77024
Attention: Stephanie C. Hildebrandt
E-mail: [***]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Ryan J. Maierson, Nick Dhesi
Facsimile: ryan.maierson@lw.com; ramnik.dhesi@lw.com

if to the Company:

Natural Gas Compression Systems, Inc.
2480 Aero Park Drive
Traverse City, Michigan 49686
Attention: A. J. Yuncker
Email: [***]
Telephone: [***]

with a copy (which will not constitute notice) to:

Honigman LLP
200 Ottawa Avenue NW, Suite 700
Grand Rapids, Michigan 49503
Attention: Tracy T. Larsen and Jordan K. Schwartz
Email: tlarsen@honigman.com; jschwartz@honigman.com
Telephone: (616) 649-1950; (616) 649-1980

if to the Shareholder, to the address(es) set forth on the signature page to this Agreement.

Any notice, request, demand, claim or other communication hereunder will be deemed duly given as follows (i) if delivered personally or via email, such notice, request, demand, claim or other communication will conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) will conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 14.             Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement or the Merger Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. For all purposes of this Agreement, whenever the term “beneficial owner” or “beneficially own” is used, it shall have the meaning set forth in Rule 13d-3 under the Exchange Act. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.

Section 15.             Entire Agreement. Nothing in this Agreement is intended to modify, amend, expand or alter the limitations contained in Article 7 (Limited Indemnification) of the Merger Agreement and in particular, Section 7.7 thereof. Except as set forth in the preceding sentence, this Agreement (including the Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 16.             Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Any purported assignment in violation of this Section 16 shall be null and void.

Section 17.             No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 26 (as applicable).

Section 18.             Governing Law. Except with respect to the application of Michigan law as related to Michigan aspects of the Merger, this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 19.             Submission to Jurisdiction. Each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal courts located in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”) in respect of any Proceeding related to or arising out of this Agreement, including any Proceeding involving the interpretation or enforcement of the provisions of this Agreement, (ii) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that it will not bring any Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 13, in addition to any other method to serve process permitted by applicable Law.

Section 20.             Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, INCLUDING THE MERGER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 21.             Enforcement. The parties hereto agree that if the Closing does not occur then irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder in order to consummate this Agreement), and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity (including monetary damages). Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. The parties further agree that (i) by seeking the remedies provided for in this Section 21, a party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party or any third party beneficiary under this Agreement (including monetary damages) or at law; and (ii) nothing set forth in this Section 21 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 21 prior or as a condition to pursuing damages after such termination to the extent available to such party or any third party beneficiary under this Agreement, nor shall the commencement of any Proceeding pursuant to this Section 21 or anything set forth in this Section 21 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 3 or pursue any other remedies under this Agreement that may be available at or following such termination. For the avoidance of doubt, and subject to the immediately preceding provision, a party hereto may concurrently seek specific performance or other equitable relief and any monetary damages, remedies or awards that may be available to such party or any third party beneficiary under this Agreement or at law.

Section 22.             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

Section 23.             Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (any of which may be delivered electronically), each of which will be deemed an original but all of which, when taken together, will constitute one and the same agreement. No party will raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation or enforceability of this Agreement, and each party forever waives any such defense. This Agreement may be executed by electronic or digital delivery signature or using generally recognized e-signature technology and such signature will constitute an original signature for all purposes. Minor variations in the form of the signature page will be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 24.             Amendments and Waivers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of such amendment. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the party making such waiver, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 25.             No Presumption. Each party hereto agrees that it has been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waives the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 26.             Non-Recourse. Each party acknowledges and agrees that, except as otherwise expressly provided herein and without limiting the rights of the parties hereto to the extent provided under Section 21, this Agreement may be enforced only against, and any claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities or individuals who are expressly identified as parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party herein, and not otherwise), no other Person (each, a “Non-Recourse Party”) shall have any liability (whether in contract, tort, equity or otherwise) for any obligations or liabilities of any party to this Agreement for any claim (whether in contract or tort, at law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement, any claim based on, in respect of, or by reason of this Agreement or any other agreement entered into in connection with the transactions contemplated by this Agreement or the preparation, negotiation of executing thereof, or in respect of any oral or other representations made or alleged to be made in connection herewith except as otherwise expressly provided herein and without limiting the rights of the parties here to the extent provided under Section 21. Notwithstanding anything to the contrary contained in this Agreement, each Non-Recourse Party is an intended third-party beneficiary of, and shall be entitled to the protections of, this Section 26.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PARENT:

ARCHROCK SERVICES, L.P.

By:
Name:
Title:

COMPANY:

NATURAL GAS COMPRESSION SYSTEMS, INC.

By:
Name:
Title:

SHAREHOLDER:

[Entity signature block]6

[●]

By:
Name:
Title:

[Individual signature block]7

Name:

Shareholder address for notices:

Attn:
E-mail:

6 Note to Draft: To be included in support agreements for Shareholders that are entities.

7 Note to Draft: To be included in support agreements for Shareholders who are individuals.

[Signature page to Voting and Support Agreement]

EXHIBIT A

SHAREHOLDER’S OWNED SHARES

Shareholder Name	Shares of Common Stock	Shares of Series A Priority Common Stock	Total Shares of Company Common Stock
[●]	[●]	[●]	[●]

EXHIBIT D

Form of Letter of Transmittal

D-1

EXHIBIT E

Payment Spreadsheet

The following information is to be included in the Payment Spreadsheet to be delivered to Parent:

(A) the Aggregate Warrant Exercise Amount; (B) the Estimated Closing Date Cash; (C) the aggregate amount of all Estimated Closing Date Company Transaction Expenses, together with a breakdown thereof (including the aggregate dollar amount of any expenses relating to the D&O Tail Insurance (including any premium payable for the D&O Tail Insurance) and the employer portion of employment Taxes related to Company Transaction Expenses); (D) the Estimated Closing Date Company Debt, together with a breakdown thereof; (E) the Estimated Total Merger Consideration; (F) the Fully Diluted Company Share Number; (G) each Securityholder’s Pro Rata Share (expressed as a percentage); and (H) tax information and any other financial or logistical information required by the Paying Agent to effectuate payments pursuant to this Agreement. In addition:

(a)            with respect to each Person who is a Company Shareholder immediately prior to the Effective Time:

(i)            the name, address of record and tax identification number of such shareholder, including such shareholder’s email address, if available;

(ii)           the number of shares of Company Common Stock held by such shareholder (on a certificate-by-certificate basis and including certificate numbers);

(iii)          the consideration that such shareholder is entitled to receive pursuant to Section 1.5 (in each case, on a certificate-by-certificate basis and in the aggregate);

(iv)          the net cash amount to be paid to such shareholder by the Paying Agent upon surrender of such shareholder’s Company Stock Certificates in accordance with Section 1.10(b) (with respect to the shares of Company Common Stock held by such shareholder); and

(v)           any other information with respect to such shareholder that is required under applicable Law to enable the Paying Agent to complete required cost basis Tax reporting, which may include but not be limited to, such shareholder’s date of acquisition, cost basis, reported gain or loss, and covered/non-covered status.

(b)            with respect to each Company Warrant that is outstanding as of immediately prior to the Effective Time (after giving effect to any exercises of Company Warrant prior to the Effective Time):

(i)            the name, address of record and tax identification number of the holder of such Company Warrant, including such holder’s email address, if available;

(ii)           the exercise price per share and the number and class or series of shares of Company Common Stock subject to such Company Warrant;

(iii)           the consideration that such holder is entitled to receive pursuant to Section 1.6 with respect to the shares of Company Common Stock subject to such Company Warrant;

E-1

(iv)          the consideration that the holder of such Company Warrant is entitled to receive pursuant to Section 1.6;

(v)           the net cash amount to be paid to such holder of Company Warrants by the Paying Agent upon surrender of such holder’s Company Warrants in accordance with Section 1.10(c) (with respect to the Company Warrants held by such holder);

(vi)          any other information with respect to such holder of Company Warrants that is required under applicable Law to enable the Paying Agent to complete required cost basis Tax reporting, which may include but not be limited to, such holder of Company Warrants’ date of acquisition, cost basis, reported gain or loss, and covered/non-covered status; and

(c)            a funds flow spreadsheet showing the amount in cash payable to and applicable wire instructions (other than wire instructions for the wires to be sent to the Escrow Agent or Paying Agent, which will be provided by Parent for inclusion in the flow of funds) for each recipient of any portion of the amounts payable pursuant to Section 1.8, including (A) the Escrow Agent (with respect to the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Expense Fund to be deposited with the Escrow Agent) and (B) the Paying Agent (with respect to that portion of the Estimated Total Merger Consideration to be paid in cash to holders of Company Common Stock or Company Warrants and for recipients of Closing Date Company Debt or Closing Date Company Transaction Expenses, including wire instructions for each such Person (other than for any Company Shareholder or holder of Company Warrants, which Person’s wire instructions will be specified in its applicable Letter of Transmittal delivered directly to the Paying Agent) to receive such payments).

E-2

EXHIBIT F

Form of Restrictive Covenant Agreement

F-1

EXHIBIT G

Sample Closing Statement

G-1

EXHIBIT H

Shareholder Written Consent

H-1

EXHIBIT I

Form of Consultancy Agreement

I-1

EXHIBIT J

Information Statement

J-1

EXHIBIT K

Form of Escrow Agreement

K-1

EXHIBIT L

Form of Paying Agent Agreement

L-1

EXHIBIT M

Form of Employee Agreement

M-1

SCHEDULE A

Accounting Principles

Schedule A-1